UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant
CHECK THE APPROPRIATE BOX:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
Unisys Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☒ No fee required
☐ Fees paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Unisys

801 Lakeview Drive, Suite 100
Blue Bell, PA 19422

2026 Notice of Annual Meeting of Stockholders and Proxy Statement

April 30, 2026 at 8:00 a.m. ET

About Unisys

Client Focused. Future Ready.

Unisys is a global technology solutions company dedicated to driving breakthroughs for our clients.

We push the boundaries of what's possible, powering the performance and profitability of organizations worldwide.

Our clients view us as a trusted partner, working alongside them to apply technology in service of their business goals and ambitions. We deliver digital workplace solutions that enhance employee experience and energize their workforce. We provide cloud, applications and infrastructure solutions that modernize systems while strengthening security. We enable organizations to embrace innovation with high-intensity computing platforms and specialized industry solutions. And we apply proven expertise in data and AI to help organizations achieve measurable business results.

Message from our CEO and President

March 16, 2026

To my fellow stockholders,

Thank you for your continued investment and trust in Unisys. Our history is defined by solving complex challenges — first, by inventing foundational computing technology and now by architecting the digital future for the world's organizations. What began as an ambition to compute has evolved into a purpose to empower.

This past year was a period of focused execution against that purpose. In a dynamic global environment, the company's management team delivered solid results by concentrating on the long-term strategy that the Board of Directors continues to endorse. The company's financial performance speaks to this focus, I am pleased to report several key achievements:

- **Expanded profitability and pre-pension free cash flow.** While our full-year generally accepted accounting principles ("GAAP") operating profit margin was 4.0%, down 80 basis points year over year ("YoY"), our fullyear non-GAAP operating margin grew to 9.1%*, exceeding our upwardly revised guidance. More importantly, we grew our free cash flow (before pension considerations) by an impressive 55% YoY to $128 million — above our expectations.
- **A stronger outlook for future growth was established.** Our year-end backlog increased to $3.2 billion, up from $2.8 billion in the prior year. This is more than a number; it's an indicator of growing client trust and increased stability for our revenue ahead.

- **The Company's long-term financial foundation was fortified.** In 2025, we executed $2.2 billion in Total Contract Value ("TCV"), securing a large portion of our recurring revenue base for a multi-year future revenue stream. In addition, we ended the year in our strongest liquidity position in recent years, with a cash balance of $414 million. This was achieved while making a significant discretionary contribution to mitigate risk related to our U.S. pension plans, which is a critical step to accelerating our path to full removal of these plans within three to five years.
- **We've made artificial intelligence our strategic partner.** We've embedded artificial intelligence ("AI") in our solutions and use it to accelerate our delivery. Because our solutions are designed to orchestrate intelligence across any client's environment — in the cloud, software, or hardware — we see AI as a powerful long-term driver of demand for our solutions and services.

We are excited about new possibilities for strategic investment, innovation and capital returns as we continue to realize our long-term goals.

Your voice is essential to our journey. Please join us at our **2026 Annual Meeting of Stockholders on Thursday, April 30, 2026, at 8 a.m. ET**. The meeting will be held virtually via webcast at www.virtualshareholdermeeting.com/UIS2026. Your vote is important, and I encourage you to attend the Annual Meeting, or simply vote.

We believe our accomplishments in 2025 showcase our ability to power progress for our clients and create longterm value for you, our stockholders. With an entrepreneurial spirit, a strong culture of innovation, and a clear strategic path forward, we are confident in the opportunities ahead.

Thank you again for your support as we build our future together.

Sincerely,

Michael Thomson
Chief Executive Officer, President
and member of the Board of Directors

Notice of Annual Meeting of Stockholders

Date and Time April 30, 2026 (Thursday) 8:00 AM (Eastern Time)	Virtual Meeting Online, via webcast at www.virtualshareholdermeeting.com/UIS2026	Who Can Vote Record holders of common stock at the close of business on March 2, 2026
Unisys Corporation (“Unisys” or the “Company”) will hold its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to:

Proposals		Board Recommendation	For Further Details

Proposal 1	Elect ten directors identified in the attached Proxy Statement	“FOR” each director nominee	Page 11

Proposal 2	Approve a non-binding advisory resolution approving the compensation of the Company’s named executive officers	“FOR”	Page 39

Proposal 3	Ratify the selection of the Company’s independent registered public accounting firm for 2026	“FOR”	Page 73

Proposal 4	Approve the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan	“FOR”	Page 75

Approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions
Proposal 5		“FOR”	Page 83

Stockholders may also transact any other business properly brought before the Annual Meeting.
Holders of record of Unisys common stock at the close of business on March 2, 2026, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
On or about March 16, 2026, we will mail our stockholders a notice (the “Notice”) that explains (i) how to access our 2026 Proxy Statement (the “Proxy Statement”) and Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2026 (the “Annual Report”), (ii) how to vote, and (iii) how to attend the Annual Meeting. The Notice will also provide instructions on how to request a paper copy of these documents.
To allow all our stockholders, regardless of their physical location, to participate more easily in the meeting, the Annual Meeting once again will be held entirely online. If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompany your proxy materials. We believe the virtual meeting format affords our stockholders an opportunity for meaningful participation. You can attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UIS2026, where you can listen to the meeting live, submit questions, and vote.
In accordance with SEC rules, we are furnishing proxy materials to our stockholders via the Internet. You may read, print or download our Proxy Statement and Annual Report, including the financial statements for 2025, at www.proxyvote.com.
We hope you will attend our virtual Annual Meeting. Regardless of whether you plan to attend, it is important that your shares are represented and voted at the Annual Meeting. If you received a paper copy of the proxy card or voting instruction form by mail, you can vote by signing, dating and returning that document. You can revoke your proxy at any time before it is exercised in the manner set forth in “Annual Meeting Information,” which begins on page 87 of this Proxy Statement.
Registered stockholders and participants in plans holding shares of our common stock may vote by telephone, by Internet, or by mail. To use these convenient services, follow the steps detailed in the voting instructions that are attached to the proxy card. Beneficial owners of shares of our common stock held in street name through a bank or brokerage account should follow the voting instructions they receive from the institution that holds such shares. Brokers may not vote your shares on Proposals 1, 2, 4 and 5 without specific instructions as to how to vote. Please return your proxy card so your vote can be counted promptly.
By Order of the Board of Directors,
Kristen Prohl
Senior Vice President, General Counsel,
Corporate Secretary and Chief Administration Officer
Blue Bell, Pennsylvania
March 16, 2026

How to Vote

Internet www.proxyvote.com or scan the Quick Response “QR” Barcode on your proxy card	Telephone 1-800-690-6903 as noted on your proxy card	Mail Mark, sign, date and promptly mail your proxy card in the provided postage-paid envelope

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 30, 2026: The Company’s Proxy Statement and Annual Report are available at www.proxyvote.com.

Questions and Assistance
If stockholders have questions about the proxy materials or proposals or require assistance voting their shares, please call D.F. King & Co., Inc., which is assisting us, at the following:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and brokers, please call: (212) 993-6003
All others, please call toll-free: (800) 488-8075
Email: UIS@dfking.com

This Page Intentionally Left Blank

This Page Intentionally Left Blank

2026 Proxy Statement	1

Proxy Summary
This summary highlights selected information relevant for voting at the Annual Meeting. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.
About Unisys
2025 Overview — Where We Are Today
We are a global information technology solutions company that powers breakthroughs for the world’s leading organizations. We transform and manage infrastructure, data, software, applications, devices and workflows that power enterprises, financial institutions and public sector organizations around the world. Our clients rely on us to help solve many of their toughest business and technology challenges in highly complex, regulated, and heterogeneous environments. Our solutions and services are provided through global delivery capabilities, which allows us to execute large-scale, rapid technology migration and modernization projects to create breakthroughs and outcomes that matter for our clients. From our origins dating back to 1873 through the formation of Unisys in 1986, we have built a legacy of innovation and a reputation of trust.
In 2025, we successfully navigated a year of geopolitical and macroeconomic uncertainty. We provide our global clients with advice and essential capabilities to architect, develop, modernize, implement and integrate the technologies that power their organizations. We are advancing artificial intelligence (“AI”) adoption for clients across various industries, and embracing AI tools and workflows in our internal business processes to enhance operational agility. We constantly innovate and seek to establish and build trust with investors, clients and industry stakeholders. We believe we are effectively implementing our strategy and are well positioned to grow our pipeline, convert key opportunities, control costs, and accelerate momentum throughout 2026.
Our brand centers on progress and catalyzing people and organizations to achieve what's next. We continue to increase awareness and transform perceptions of Unisys and our solutions with clients, prospects and other key industry stakeholders.
How Did We Perform in 2025?
In 2025, we exceeded our upwardly revised profitability guidance and finished the year with a solid cash balance and strong liquidity. Our full-year operating cash flow was negative $140.0 million in 2025 compared to positive $135.1 million in 2024. Free cash flow was negative $217.6 million compared to $55.3 million in 2024. Pre-pension and postretirement free cash flow improved 55% to $127.7 million.
Revenue for 2025 was $1.95 billion, a decrease of 2.9% year-over-year on a reported basis and a decrease of 3.3% in constant currency. Operating profit margin was 4.0%, representing an 80 basis point contraction year-over-year. Non-GAAP operating profit margin was 9.1%, a 30 basis point improvement year-over-year. Net loss as a percentage of revenue was negative 17.4% and adjusted EBITDA as a percentage of revenue was 14.3%. For a reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 24, 2026 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).

	Revenue	Operating Profit Margin	Non-GAAP Operating Profit Margin	Net Loss as a Percentage of Revenue	Adjusted EBITDA as a Percentage of Revenue

2025 Actual	$1,950M	4.0%	9.1%	(17.4)%	14.3%

The global GAAP pension deficit decreased during 2025 by approximately $300 million to approximately $450 million. During the year, we continued executing our pension management strategy with one annuity purchase that transferred approximately $320 million in pension liabilities to a third-party insurer. This transaction was funded with plan assets.
We had approximately $413.9 million in cash and cash equivalents as of December 31, 2025.

2	Proxy Summary

Proposal 1

Election of Directors
The Board recommends a vote FOR each director nominee.	See page 11

Board Information
Director Nominees
Ensuring that the board of directors (the “Board”) has the optimal balance of skills, viewpoints, perspectives and experience is a top priority of the Board and the Nominating and Corporate Governance Committee. The nominees for whom you are being asked to vote are a varied group of highly qualified leaders with a broad range of skills and business and industry experience. For additional information about the experience, skills and qualifications of each nominee, please see the charts on pages 11 and 12 and the biographical data beginning on page 14.
The following provides summary information about each director nominee.

Name and Primary Occupation	Age	Director Since	Committee Membership
			AFC	CHRC	NCGC	SRC
Nathaniel A. Davis, Lead Independent Director Former Chairman of the Board and Chief Executive Officer, Stride, Inc.	72	2011			M
Matthew J. Desch Chief Executive Officer, Iridium Communications Inc.	68	2019		C
Philippe Germond Partner, Barber Hauler Capital Advisers	69	2016	M		C
Deborah Lee James Former U.S. Secretary of the Air Force	67	2017	M		M
John A. Kritzmacher Former Executive Vice President and Chief Financial Officer, John Wiley & Sons, Inc.	65	2022	M			M
Paul E. Martin Former Senior Vice President and Chief Information Officer, Baxter International, Inc.	68	2017		M		C
Regina Paolillo Former Global Chief Operating Officer, TTEC Holdings, Inc.	67	2018	C			M
Troy K. Richardson Former President of the Digital Thread group of PTC Inc.	63	2021		M		M
Roxanne Taylor Former Chief Marketing and Communications Officer of Accenture	69	2021		M	M
Michael M. Thomson Chief Executive Officer and President, Unisys Corporation	57	2025

AFC	Audit and Finance Committee	M	Member
CHRC	Compensation and Human Resources Committee	C	Chair
NCGC	Nominating and Corporate Governance Committee		Independent
SRC	Security and Risk Committee

2026 Proxy Statement	3

Board Snapshot
The following charts highlight the balance of skills, experience, and perspectives of our director nominees, which ensures effective governance. Also highlighted are the age and tenure of the director nominees.

Senior Leadership	10

Public Company Board	9

CEO	4

Financial Expertise	6

Technology	10

Industry Sectors	10

International	10

Independence

Independent	Non-Independent

Age

50-60 Years	60-64 Years	65-69 Years	70+ Years
Tenure

0-2 Years	3-5 Years
6-8 Years	9+ Years

4	Proxy Summary

Corporate Governance Highlights
Unisys is committed to strong corporate governance aligned with stockholder interests. The Board, through its Nominating and Corporate Governance Committee, regularly monitors leading practices in governance and adopts measures that it determines are in the best interests of Unisys and its stockholders. The following highlights our corporate governance principles and practices. See the sections entitled “Corporate Governance” beginning on page 25 and “Compensation Discussion & Analysis” beginning on page 40 for more information.

Board Independence and Composition	Board Performance	Stockholder Rights

•Highly qualified board with a mix of experience, skills and viewpoints
•Director skill set aligned with corporate strategy
•Chair of the Board and Chief Executive Officer are separate
•Lead Independent Director role with well-defined responsibilities
•90% of directors standing for re-election are independent
•Regular board refreshment and a mix of tenure
•Guidelines on number of outside directorships
•Mandatory retirement age of 74

•Annual Board and committee self-evaluations
•Regular executive sessions at Board and committee meetings
•Strong alignment between Company performance and executive compensation
•Director onboarding and continuing education programs
•Commitment to overseeing our approach to sustainability matters

•Annual election of all directors
•No stockholder rights plan
•Majority voting for uncontested director elections
•No super voting or low voting stock
•Proposing elimination of all supermajority voting requirements

2026 Proxy Statement	5

Stockholder Outreach
We take a comprehensive approach to engaging with our stockholders throughout the course of the year. Our CEO and Chief Financial Officer, along with members of our investor relations team, regularly attend investor conferences and engage with stockholders to discuss strategy, long-term value creation and financial performance.
In addition, in the fall and winter of 2025, we undertook a broad-based governance-focused off-season outreach program to better understand the perspectives of our top stockholders and share updates on our strategy, corporate governance, executive leadership, Board and executive compensation programs. Our Chief Financial Officer, General Counsel and Corporate Secretary, and members of our executive compensation team and our investor relations team reached out to stockholders representing approximately 54% of shares outstanding and met with stockholders representing approximately 29% of shares outstanding, including engagement dialogue led by Mr. Davis, our Lead Independent Director.
All feedback from these meetings was shared with our Board and discussed at a meeting of our Nominating and Corporate Governance Committee.
For further information on our stockholder outreach and engagement efforts, see the sections entitled “Stockholder Outreach” beginning on page 34 and “Stockholder Outreach and 2025 Say-on-Pay Results” beginning on page 40.
Sustainability Highlights
As a global technology solutions company, we understand we have the unique opportunity to lead, impact and support positive sustainability changes. Our strategy adopts an approach primarily focused on the environmental sustainability of our own operations and those of our suppliers. We are committed to sustainability efforts that will further our mission, including initiatives to promote sustainable operations, act as responsible environmental stewards and further decarbonize our operations. Our biannual Sustainability Report can be found on our Company website, but such report shall not be deemed to be incorporated by reference into this Proxy Statement or any of our future filings with the SEC.

6	Proxy Summary

Proposal 2

Non-Binding Advisory Vote to Approve Executive Compensation
The Board recommends a vote FOR this proposal.	See page 39

Our Principles-Based Philosophy
Our executive compensation program is designed to align executives’ and stockholders’ interests and drive long-term profitable and sustainable growth, as well as to maintain leadership stability and incentivize successful execution of our strategy and operating plan. We believe these objectives are achieved based on the following criteria:

Alignment with Long-Term Stockholders’ Interests	Competitiveness	Motivating Achievement of Financial Goals and Strategic Objectives	Rewarding Superior Performance	Responding to Change
Executive Compensation Overview
The 2025 Unisys executive compensation program included base salary, short-term incentives and long-term incentives, as described below for our Chief Executive Officer (“CEO”) and our other named executive officers (“NEOs”). Their compensation is discussed in more detail in the section entitled “Compensation Discussion and Analysis” beginning on page 40 of this Proxy Statement.

Target Mix
Element	CEO	Other NEOs	Description	Why It Is Provided

Base Salary			Paid in cash	•Provides a competitive fixed rate of pay relative to similar positions in the market •Enables the Company to attract and retain critical executive talent

Short-Term Incentives (“STI”)			Paid annually in cash under the Executive Variable Compensation (“EVC”) Plan	•Strengthens pay‑for‑performance alignment by tying NEO compensation to rigorous annual goals directly linked to execution of the operating plan and stockholder value creation

Long-Term Incentives (“LTI”)			Paid under the LTI Plan using a combination of equity and cash awards
•Aligns NEOs’ incentives with long‑term performance objectives designed to drive sustained stockholder value creation, while supporting executive retention
•In 2025, 50% performance-based (at target) and 50% time-based

2026 Proxy Statement	7

Compensation Mix
The charts below illustrate the 2025 target total compensation mix of our CEO and our other NEOs, reflecting short-term incentives (“STI”), such as cash, and long-term incentives (“LTI”) delivered through time-based restricted stock units (“RSUs”), and performance-based cash tied to Non‑GAAP Operating Profit (“NGOP”) and Total Shareholder Return (“TSR”). Consistent with our pay-for-performance philosophy, a substantial majority of 2025 target compensation was “at-risk” - 85.8% for our CEO and an average of 75.5% for our other NEOs.
CEO
Other NEOs

Base Salary	Target Bonus	Performance-Based Cash (NGOP)

Performance-Based Cash (TSR)	Time-Based RSUs

8	Proxy Summary

2025 Compensation Highlights

Pay Component	Details of Changes for 2025

Base Salary
•Mr. Thomson received a 4.5% and 14.3% increase in base salary in January and April 2025, respectively, based on performance, market considerations and appointment as CEO.
•Mr. Arrasmith received a 13.7% increase in base salary in April 2025 based on performance, market considerations and appointment as Chief Operating Officer.
•Ms. McCann, Ms. Prohl and Ms. Poggenpohl received a 1.9%, 8.2% and 4.1% increase in base salary, respectively, based on performance and market considerations.

Short-Term Incentives (“STI”)
•Mr. Thomson received a 9.1% increase in STI target percentage based on performance, market considerations and appointment as CEO.
•Mr. Arrasmith received a 33.3% increase in STI target percentage based on performance, market considerations and appointment as Chief Operating Officer.
•Final 2025 plan achievement resulted in below target performance.

Long-Term Incentives (“LTI”)
•Strategically redesigned the mix of performance measures between shares and cash to carefully manage share usage, minimize dilution and conserve our equity reserves.
•2025 LTI award values included time‑based RSUs and performance‑based cash awards tied to relative TSR and non‑GAAP operating profit, with performance awards earned over a three‑year performance period and cliff vesting at the end of that period.
•50% of the 2025 target LTI opportunity was tied to long‑term, three‑year performance‑based metrics.
•Final 2025 results for relative TSR resulted in below threshold performance and non-GAAP operating profit based LTI resulted in above target performance.

Compensation Best Practices
The Compensation and Human Resources Committee continually evaluates the Company’s compensation and human capital management (“HCM”) policies and practices to ensure they are consistent with leading governance principles. In 2025, our compensation practices reflected the following:

What We Do	What We Don’t Do

 Provide the majority of executive compensation in the form of at‑risk, performance‑based pay tied to company performance
 Reflect multi-dimensional performance using earnings, revenue, and market performance with a mix of relative and absolute goals; assess performance over multiple time periods with one-year performance in the STI and three-year performance period in LTI
 Cap incentive plans at 2x target; no payouts below threshold
 Maintain stock ownership guidelines for officers and directors with mandatory one-year holding requirement post exercise for all options and stock appreciation rights (“SARs”) for NEOs(1)
 Maintain a clawback policy
 Have change in control agreements with double-trigger severance provisions
 Conduct annual compensation program risk assessment
 Adhere to an insider trading policy
 Use an independent compensation consultant engaged by and reporting directly to the Compensation and Human Resources Committee
 Ongoing engagement with institutional shareholders regarding executive compensation policies and practices

 Excise tax gross-ups on a change in control
 Excessive severance in a change in control or termination
  Excessive perquisites
  Allow employees, including our executive officers, and non-employee directors to engage in hedging transactions, speculation, short sales, margin accounts or pledging Unisys securities
  Automatic vesting of equity upon a change in control
  Stock option repricing, reloads, or cash buyouts
  Discounted stock options or SARs
  Liberal change in control definition
  Dividend payments on awards that do not vest
  Repricing on underwater stock options or similar awards without shareholder approval

(1)At the February 18, 2026 meeting of the Compensation and Human Resources Committee, the Committee approved an update to the Company’s Stock Ownership Guidelines to require all NEOs to hold options and stock appreciation rights for a minimum 1-year period post exercise.

2026 Proxy Statement	9

Proposal 3

Ratification of the Appointment of Independent Registered Public Accounting Firm
The Board recommends a vote FOR this proposal.	See page 73

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit and Finance Committee has selected, and the Board has ratified the selection of, Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for 2026. Grant Thornton has served as the Company’s independent registered public accounting firm since March 17, 2023.
The Audit and Finance Committee and the Board believe the continued retention of Grant Thornton as the Company’s independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm for 2026. Although ratification is not required by our amended and restated bylaws (the “Bylaws”) or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

Proposal 4

Approve the Amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan
The Board recommends a vote FOR this proposal.	See page 75

We currently maintain the 2024 Long-Term Incentive and Equity Compensation Plan (the “2024 Equity Plan”), which was approved by our stockholders at the 2024 annual meeting and amended by our stockholders at the 2025 annual meeting. This proposal requests stockholder approval of an amendment to the 2024 Equity Plan to increase the number of shares issuable under the plan by 3,900,000. This number was determined based on an analysis of various factors, including historical burn rate, potential dilution, industry plan cost standards, and anticipated equity compensation needs.
Based on these factors and our current grant practices, the increased share reserve under the 2024 Equity Plan, as amended, is expected to meet our annual equity grant needs for 2027. The shares reserved may, however, last for a greater or fewer number of years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and our stock price.

10	Proxy Summary

Proposal 5

Approve the Amendment to the Company’s Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions
The Board recommends a vote FOR this proposal.	See page 83

Under the Company’s Amended and Restated Certificate of Incorporation, certain matters must be approved by the affirmative vote of the holders of 80% of the outstanding voting stock, irrespective of whether such matters require stockholder approval under Delaware law, or, if required, the percentage necessary to obtain such approval. Those actions include:
•approving amendments to certain provisions of the Company’s Amended and Restated Certificate of Incorporation and approving or adopting amendments to certain provisions of the Bylaws;
•entering into certain business combinations involving a greater than 20% stockholder, unless “fair price” provisions have been satisfied or a majority of the unaffiliated directors have approved the transaction;
•taking certain actions with respect to the Board, including to remove directors prior to the end of their elected term; and
•modifying or eliminating any of the above supermajority voting requirements.
After review by the Nominating and Corporate Governance Committee and the full Board, the Board has approved and declared advisable, and recommends that the stockholders approve, an amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority voting requirements.
The affirmative vote of holders of at least 80% of the voting power of the shares of the outstanding voting stock is needed to approve this proposal.
If approved by the Company’s stockholders, an Amended and Restated Certificate of Incorporation reflecting the elimination of supermajority voting requirements would become effective upon its filing with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting.

2026 Proxy Statement	11

Proposal 1 Election of Directors

The Board currently consists of eleven members, each of whose term expires at the Annual Meeting. Mr. Altabef will retire from the Board at the Annual Meeting, and thereafter our Board will consist of ten members, subject to the election of each director nominee at the Annual Meeting. Each of these ten directors has been nominated for election for a term expiring at the 2027 annual meeting of stockholders (the “2027 annual meeting”). Each nominee has agreed to serve as a director, if elected, and the Company believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The Board of Directors recommends a vote “FOR” all nominees.

Board Overview
Board Snapshot
The following charts highlight the balance of skills, experience, and perspectives of our director nominees, which ensures effective governance. Also highlighted are the age and tenure of the director nominees.

Senior Leadership	10

Public Company Board	9

CEO	4

Financial Expertise	6

Technology	10

Industry Sectors	10

International	10

Independence

Independent	Non-Independent

Age

50-60 Years	60-64 Years	65-69 Years	70+ Years
Tenure

0-2 Years	3-5 Years
6-8 Years	9+ Years

12	Election of Directors

Board Tenure
The Board strives to maintain an appropriate balance of tenure and refreshment among its directors. The Board believes there are significant benefits from the valuable experience and familiarity with the Company brought by longer-tenured directors as well as significant benefits from the fresh perspectives brought by newer-tenured directors. The average tenure of our director nominees is approximately 7.3 years.
Background and Experience
We believe our director nominees possess relevant experience, skills and qualifications to contribute to a well-functioning Board. The skills matrix below is intended as a high-level summary, not an exhaustive list of each director nominee’s skills or contributions to the Board. Also summarized below is why these key qualities, experience and skills are important to the Board and our business. Additional information about each director nominee’s qualities, experience, and skills can be found under “Information Regarding Nominees” beginning on page 14. We believe our director nominees reflect an appropriate balance of experience, skills and professional backgrounds.
•Senior Leadership: Provides leadership perspectives with a practical understanding of organizations, operations, strategy and risk management.
•Public Company Board: Supports our goals of strong governance with Board and management accountability, transparency and protection of stockholder interests.
•CEO: Provides unique insight and perspective on the challenges of serving as a chief executive officer of a public company.
•Financial Expertise: Assists our directors in understanding and overseeing our financial reporting and internal controls as well as evaluating our financial statements and investment strategy.
•Technology: Provides relevant insight as Unisys looks for ways to enhance the customer experience and internal operations and oversee technology/information and cybersecurity risk.
•Industry Sectors: Provides insight on issues specific to our businesses.
•International: Provides helpful perspectives as Unisys evaluates growing our business outside of the United States.

Senior Leadership Experience serving in a senior leadership role in a complex organization

Public Company Board Experience as a board member of another publicly traded company

CEO Experience serving as a Chief Executive Officer of a publicly traded company

Financial Expertise Experience or expertise in finance, accounting, financial management or financial reporting

Technology Experience or expertise in the information technology industry

Industry Sectors Knowledge of or experience in one or more of the Company’s primary target markets

International Experience with global business operations or with doing business internationally

2026 Proxy Statement	13

Director Independence
A majority of the Board is required to qualify as independent under the listing standards of the New York Stock Exchange (“NYSE”). Members of the Audit and Finance, Compensation and Human Resources, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria as well as any applicable independence criteria prescribed by the SEC.
The Nominating and Corporate Governance Committee reviews the independence of outside directors annually with the Board. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent.
Our Nominating and Corporate Governance Committee has affirmatively determined and recommended to our Board, and the Board has affirmatively determined, that each of our director nominees (including Messrs. Davis, Desch, Germond, Kritzmacher, Martin and Richardson and Messes. James, Paolillo and Taylor) other than Mr. Thomson, our CEO and President, meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee and the Compensation and Human Resources Committee, also meet the audit committee and compensation committee independence requirements prescribed by the NYSE and the SEC. In assessing whether a director or director nominee has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined in the paragraph above. In 2025, the Board determined that none of its non-employee directors had a material relationship with Unisys.

14	Election of Directors

Information Regarding Nominees
The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them follows below.

Director since: 2011
72 years old
Lead Independent Director
Committees:
•Nominating and Corporate Governance
Other Current Directorships:
•RLJ Lodging Trust
(NYSE: RLJ)
Prior Directorships:
•Stride, Inc. (NYSE: LRN)
•XM Satellite Radio Inc.
•XO Communications Services, LLC
•Charter Communications, Inc. (Nasdaq: CHTR)
•EarthLink, Inc.

Nathaniel A. Davis
Former Chairman of the Board and Chief Executive Officer of Stride, Inc.
Professional Experience
•Former Chairman of the Board and Chief Executive Officer of Stride, Inc. (NYSE: LRN) (formerly, K12 Inc.), a provider of tech-enabled education solutions, curriculum and programs directly to students, schools, the military, and enterprises in primary, secondary, and post-secondary settings
•Served as Stride, Inc.’s Chief Executive Officer from 2018 to 2021, a position he previously held from 2014 to 2016
•Served as a member of the board of directors of Stride, Inc. from 2009 to 2022, as its Chairman of the Board from 2012 to 2022, and as Executive Chairman from 2013 to 2022
•President and Chief Executive Officer of XM Satellite Radio Inc., a provider of direct satellite radio broadcasts in the U.S., from 2007 to 2008, and President and Chief Operating Officer from 2006 to 2007
•Served as a member of the XM Satellite Radio Inc. board of directors from 1999 until 2008
•Served as President and Chief Operating Officer and a member of the board of directors of XO Communications Services, LLC (formerly Nextlink Communications Inc.) from 2000 to 2003
•Held senior management roles at Nextel Communications Inc. and MCI Communications Corp
•Serves as trustee of RLJ Lodging Trust (NYSE: RLJ)
•Served as a member of the board of directors of Charter Communications, Inc. (Nasdaq: CHTR) from 2005-2008
•Served as a member of the board of directors of Earthlink, Inc. in 2011
•Began his career at AT&T Inc., a leading multinational telecommunications company
Attributes, Skills and Qualifications:
Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry and specialization in new disruptive technologies throughout his career in technology, provides a valuable perspective to our Board as we continue its work to strengthen its competitive and financial profile in a changing information technology industry.

2026 Proxy Statement	15

Director since: 2019 68 years old Independent Committees: •Compensation and Human Resources (Chair) Other Current Directorships: •Iridium Communications, Inc. (Nasdaq: IRDM) •Verisign, Inc. (Nasdaq:VRSN)
Matthew J. Desch
Chief Executive Officer, Iridium Communications, Inc.
Professional Experience
•Serves as Chief Executive Officer and a director of Iridium Communications, Inc. (Nasdaq: IRDM), a global mobile, voice and data satellite communications company, since 2009
•Served as Chief Executive Officer of Iridium Communications, Inc.’s predecessor, Iridium Holdings LLC, beginning in 2006
•Served as Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications software services provider that is now part of Ericsson, prior to joining Iridium
•Spent 13 years at Nortel Networks Corporation, including as President of the company’s global wireless networks business and as President of Global Carriers
•Serves as a member of the board of directors of Verisign, Inc. (Nasdaq: VRSN), a global provider of domain name registry services
•Serves on the United States’ President’s National Security Telecommunications Advisory Committee
Attributes, Skills and Qualifications:
Mr. Desch’s deep understanding of critical infrastructure from his more than 35 years in the telecommunications industry brings Unisys a unique and valuable perspective regarding global security challenges. In addition, Mr. Desch is able to draw upon his extensive expertise in cybersecurity, finance, mergers and acquisitions and human capital management, together with more than 20 years of experience as a public company chief executive officer, to provide the Board with important strategic and operational experience as we face the challenges of the highly competitive information technology services marketplace.

16	Election of Directors

Director since: 2016
69 years old
Independent
Committees:
•Audit and Finance
•Nominating and Corporate Governance (Chair)
Other Current Directorships:
•France Galop
Prior Directorships:
•Atos Origin S.A.
(Euronext NV: ATO)
•SFR S.A.
•Essilor S.A.
•Alcatel

Philippe Germond
Partner, Barber Hauler Capital Advisers
Professional Experience
•Serves as Partner at Barber Hauler Capital Advisers since 2019 after having joined the firm as a Senior Advisor in 2017
•Served as Chairman of the Management Board (the equivalent of Chief Executive Officer) of Europcar Mobility Group S.A. (Euronext NV: EURCAR), a publicly traded European car rental operator, from 2014 to 2016
•Served as Chairman and Chief Executive Officer of Pari Mutuel Urbain from 2009 to 2014
•Served as Chairman and Chief Executive Officer of Atos Origin S.A. (Euronext NV: ATO) from 2007 to 2008, a member of the Management Board from 2006 to 2008 and Chairman of the Management Board from 2007 to 2008
•Served as President and Chief Operating Officer of Alcatel from 2003 to 2005
•Served as Chairman and Chief Executive Officer of SFR S.A. (Societe Francaise du Radiotelephone — Cegetel) from 1995 to 2002
•Began his career at Hewlett-Packard Enterprise Company, where he served for 15 years in various marketing and sales roles of increasing responsibility, ultimately serving in Europe as the Managing Director of the Microcomputer Group and a member of the Management Board
•Serves as a member of the board of directors of France Galop, an organizer and regulator of horse racing, since December 2023
•Served as the Chairman of the Supervisory Board of Qosmos, a French software company, until its acquisition in 2016
Attributes, Skills and Qualifications:
As a successful leader in finance, sales, operations and governance, Mr. Germond brings broad executive experience in a number of industries. His experience implementing transformation projects and making companies more digital and customer-oriented is helpful to the Unisys Board as Unisys continues its transformation and brings enhanced value to our clients. In addition, Mr. Germond’s vast global experience is particularly relevant for Unisys given our Company derives more than half of its revenue from international operations and more than 25% of its revenue from Europe. Mr. Germond’s extensive strategy and mergers and acquisitions expertise is also beneficial to Unisys’ Board as the Company implements its strategic imperatives.

2026 Proxy Statement	17

Director since: 2017
67 years old
Independent
Committees:
•Audit and Finance
•Nominating and Corporate Governance
Other Current Directorships:
•Textron Inc. (NYSE: TXT)
Prior Directorships:
•Aerojet Rocketdyne Holdings, Inc.

Deborah Lee James
Former U.S. Secretary of the Air Force
Professional Experience
•Served as U.S. Secretary of the Air Force from 2013 to 2017, where she was responsible for the affairs of the Department of the Air Force
•Held a variety of increasingly senior positions at Science Applications International Corporation (“SAIC”) from 2002 to 2013, including President of SAIC’s Technical and Engineering Sector
•Served as Executive Vice President and Chief Operating Officer at Business Executives for National Security from 2000 to 2001
•Served as Vice President of International Operations and Marketing at United Technologies Corporation from 1998 to 2000
•Served as the Assistant Secretary of Defense for Reserve Affairs, Assistant to the Secretary for Legislative Affairs and as a professional staff member on the House Armed Services Committee
•Serves as a member of the board of directors of Textron Inc. (NYSE: TXT)
•Served as a member of the board of directors of Aerojet Rocketdyne Holdings, Inc. from 2022 to 2023
Attributes, Skills and Qualifications:
Ms. James brings more than 30 years of senior homeland and national security experience in the federal government and the private sector to Unisys. Her experience leading the U.S. Air Force gives her a valuable perspective regarding cyber, logistics and border security. In addition, Ms. James’ experience in the private sector with the transformative nature of digital products and solutions is an important asset to the Board.

18	Election of Directors

Director since: 2022 65 years old Independent Committees: •Audit and Finance •Security and Risk Other Current Directorships: •InterDigital, Inc. (Nasdaq: IDCC) Prior Directorships: •QualTek Services, Inc.
John A. Kritzmacher
Former Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc.
Professional Experience
•Served as Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc., a global leader in research and education, from 2013 until 2021
•Served as Senior Vice President, Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services, from 2012 to 2013
•Served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, a global provider of intellectual-property-based telecommunications solutions, from 2008 to 2011
•Held a number of roles of increasing responsibility at Alcatel-Lucent and its predecessor companies, Lucent Technologies Inc., AT&T Inc. and Bell Laboratories, Inc., from 1982 to 2008, culminating in serving as Chief Financial Officer at Lucent Technologies Inc. in 2006 and as Chief Operating Officer of the Services Business Group at Alcatel-Lucent Enterprise from 2007 to 2008
•Serves as a member of the board of directors of InterDigital, Inc. (Nasdaq: IDCC)
•Served as a member of the board of directors of QualTek Services, Inc. from 2022 to 2023
Attributes, Skills and Qualifications:
Mr. Kritzmacher’s distinguished career serving as a financial and operational leader for more than 40 years at several leading global technology and telecommunications companies has equipped him to provide the Board with valuable perspectives important to the Company’s strategic imperatives. In addition, Mr. Kritzmacher’s understanding of the financial and operational aspects of doing business globally greatly benefits Unisys, which receives more than half of its revenue from international operations.

2026 Proxy Statement	19

Director since: 2017
68 years old
Independent
Committees:
•Compensation and Human Resources
•Security and Risk (Chair)
Other Current Directorships:
•Owens Corning (NYSE: OC)
•STERIS plc (NYSE: STE)
Prior Directorships:
•Ping Identity Corp.

Paul E. Martin
Former Senior Vice President and Chief Information Officer of Baxter International, Inc.
Professional Experience
•Served as Senior Vice President and Chief Information Officer of Baxter International, Inc. from 2011 to 2020
•Served as Global Chief Information Officer at Rexam Plc from 2004 to 2011 and as Division CIO from 1999 to 2004
•Held management roles at CIT Group Capital Financing, Burlington Northern Santa Fe Corporation, and Frito-Lay, Inc.
•Serves as a member of the board of directors of Owens Corning (NYSE: OC), a global building and industrial materials manufacturer
•Serves as a member of the board of directors of STERIS plc (NYSE: STE), a medical equipment company specializing in sterilization and surgical products
•Served as a member of the board of directors of Ping Identity Corp., a security software company, until October 2022
Attributes, Skills and Qualifications:
With extensive executive management experience across the information technology industry, Mr. Martin understands the cybersecurity and information technology challenges that our clients face. In addition, the Board greatly values Mr. Martin’s international experience and his deep life sciences and healthcare expertise, core industry areas of focus for the Company.

20	Election of Directors

Director since: 2018
67 years old
Independent
Committees:
•Audit and Finance (Chair)
•Security and Risk
Other Current Directorships:
•UST Inc.
•Sirva Worldwide, Inc.
•Exela Technologies, Inc. (OTCMKTS: XELA; XELAP)
•Medical Solutions Group
Prior Directorships:
•Alight, Inc. (NYSE: ALIT)
•Welltok, Inc.

Regina Paolillo
Former Global Chief Operating Officer of TTEC Holdings, Inc.
Professional Experience
•Served as Global Chief Operating Officer at TTEC Holdings, Inc. (Nasdaq: TTEC) (formerly TeleTech Holdings, Inc.) between 2021 to 2022
•Served as Executive Vice President, Chief Financial & Administrative Officer of TTEC Holdings, Inc. between 2011 to 2021
•Served as Chief Financial Officer and Executive Vice President for Enterprise Services at TriZetto Group, Inc. between 2009 and 2011
•Supported the investment teams and portfolio companies at General Atlantic L.P. from 2007 to 2008 in the areas of financial, operations and human capital
•Served as Executive Vice President of the Revenue Cycle and Mortgage Services Division at Genpact Limited, following its acquisition of Creditek Inc.
•Served as Chief Financial Officer and Chief Operating Officer of Creditek Inc. before becoming the Chief Executive Officer from 2003 to 2005
•Held finance, operations and executive leadership positions at Gartner, Inc., Productivity, Inc., Citibank N.A. and Bristol-Myers Squibb Company
•Began her career as an auditor at PricewaterhouseCoopers LLP
•Serves as member of the board of directors of Medical Solutions Group, a private company provider of healthcare workforce solutions
•Serves as a member of the board of directors of UST Inc., a private company provider of digital technology and transformation, information technology and services
•Serves as a member of the board of directors of Sirva Worldwide, Inc. a global private company provider of relocation and moving services
•Serves as a member of the board of directors of Exela Technologies, Inc. (OTCMKTS: XELA; XELAP), a business process automation company
•Served as a member of the board of directors of Alight, Inc. (NYSE: ALIT), a cloud-based provider of integrated digital human capital and business solutions, until February 2025
•Served as a member of the board of Welltok, Inc., an enterprise software as a service company in the consumer health market, until its acquisition by Virgin Pulse in 2021
Attributes, Skills and Qualifications:
As a certified public accountant and experienced financial and operational leader with a variety of technology and services companies, Ms. Paolillo brings a broad understanding of the strategic and operational priorities of technology and services organizations, coupled with deep knowledge of financial and accounting matters and financial reporting as well as experience in investments and acquisitions.

2026 Proxy Statement	21

Director since: 2021 63 years old Independent Committees: •Compensation and Human Resources •Security and Risk Other Current Directorships: •Cellebrite DI Ltd. (Nasdaq: CLBT)
Troy K. Richardson
Former President of the Digital Thread group, PTC Inc.
Professional Experience
•Served as President of the Digital Thread group of PTC Inc. (Nasdaq: PTC), a global software and services company, from 2021 to 2022 after having served as Chief Operating Officer from 2020 to 2021
•Held several senior management positions at DXC Technology Company and its predecessor, Computer Sciences Corporation, from 2015 to 2020, including roles as Senior Vice President and Head, Global Sales, and Senior Vice President and General Manager, Enterprise and Cloud Applications
•Served as Senior Vice President, Global Alliance Sales, at Oracle Corporation from 2014 to 2015
•Served as Senior Vice President, Global Cloud Sales, Ecosystem and Channels at SAP European Company from 2012 to 2014
•Held management positions at Hewlett-Packard Company, Xiocom Wireless, Inc., Novell, Inc., NCR Corporation and International Business Machines Corporation
•Serves as a member of the board of directors of Cellebrite DI Ltd. (Nasdaq: CLBT), a digital intelligence company that provides tools for federal, state and local law enforcement
Attributes, Skills and Qualifications:
Mr. Richardson’s expertise in global sales, commercial marketing and client service, as well as his success in the information technology industry, enable him to provide the Board with insight into the constantly changing trends facing the Company. His experience as a go-to-market leader provides the Board with additional perspective as Unisys implements its strategy of enhancing and expanding its solution portfolio, particularly in Digital Workplace Solutions and Cloud, Applications & Infrastructure Solutions.

22	Election of Directors

Director since: 2021
69 years old
Independent
Committees:
•Compensation and Human Resources
•Nominating and Corporate Governance
Other Current Directorships:
•Pure Storage, Inc.
(NYSE: PSTG)
Prior Directorships:
•Thoughtworks Holding, Inc. (Nasdaq: TWKS)

Roxanne Taylor
Former Chief Marketing and Communications Officer of Accenture
Professional Experience
•Served as Senior Vice President & Chief Marketing and Communications Officer of Memorial Sloan Kettering Cancer Center, a cancer treatment and academic medical center, from 2020 through 2022
•Held several positions at Accenture plc (formerly Andersen Consulting) from 1995 through 2018, including Chief Marketing and Communications Officer from 2007 through 2018
•Held business, investor relations and marketing roles for Reuters, Citicorp and Credit Suisse
•Serves as a member of the board of directors of Pure Storage, Inc. (NYSE: PSTG), a company that develops data storage hardware and software products
•Served as a member of the board of directors of Thoughtworks Holding, Inc. (Nasdaq: TWKS), a global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses, until its acquisition by private equity in 2025
Attributes, Skills and Qualifications:
Ms. Taylor brings deep global marketing and branding expertise, with a proven track record of driving innovation by developing successful digital platforms while at Accenture. The Board benefits from this experience as Unisys continues implementing its strategy of using innovative solutions to enhance its go-to-market approach focused on solving business problems for clients. While at Accenture, Ms. Taylor was part of the team that prepared the company’s earnings announcements and SEC filings. She also served as a key member of Accenture’s disclosure committee and has extensive experience in corporate communications, including issues management and crisis communications.

2026 Proxy Statement	23

Director since: 2025 57 years old
Michael M. Thomson
Chief Executive Officer and President
Professional Experience
•Serves as Chief Executive Officer and President and a member of the Board of Directors of Unisys since 2025
•Served as President and Chief Operating Officer of Unisys from 2022 to 2025 and as Chief Financial Officer of Unisys from 2019 to 2022, after having previously served as Corporate Controller of Unisys from 2015 to 2019
•Served as Corporate Controller of Towers Watson & Co. from 2010 to 2015 and Principal Accounting Officer from 2012 to 2015
•Served as Corporate Controller of Towers Perrin from 2007 until it was acquired by Watson Wyatt in 2010
Attributes, Skills and Qualifications:
Mr. Thomson has more than 18 years of senior leadership experience in the information technology and services industries and has a proven ability to operate a global business, drive strategy and revenue growth and achieve strong financial performance. As a result, the Board believes Mr. Thomson has the leadership skills and experience to serve as a director and as the President and Chief Executive Officer of the Company.

24	Election of Directors

Director Nomination Process
As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge, and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business.
As set forth above, we strive to have a Board with an appropriate mix of experience, skills and viewpoints.

1	Identification
•The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members.
•It also may, at its discretion, employ a third-party search firm to assist in identifying director candidates.
•The Nominating and Corporate Governance Committee also considers recommendations for Board membership received from stockholders and other qualified sources.

2	Review
•With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chair and Lead Independent Director, reviews each director’s continuation on the Board as a regular part of the annual nominating process.

3	Recommendation and Approval
•After the Nominating and Corporate Governance Committee makes its recommendations, the full Board is responsible for final approval of new director candidates as well as the nomination of existing directors for re-election.

In accordance with our Bylaws, no person shall stand for election as a director after having attained the age of 72 years unless requested to do so by the Nominating and Corporate Governance Committee and with the approval of not less than two-thirds of the directors then in office (excluding such director). Notwithstanding the foregoing, in no event shall a person stand for election as a director after having attained the age of 74 years. In November 2025, the Nominating and Corporate Governance Committee approved unanimously (with Mr. Davis abstaining) to request, and subsequently the Board approved unanimously (with Mr. Davis abstaining) to waive the director age requirement in the Bylaws for Mr. Davis, permitting him to be nominated and stand for election as a director at the Annual Meeting after having attained the age of 72 years.
Recommendations on director candidates must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at our principal executive office located at Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.
Stockholder Nominations of Director Candidates
Any stockholder who intends to make a nomination for the Board at the Annual Meeting must deliver to the Company not less than 90 days prior to the date of the annual meeting (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a Proxy Statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Bylaws.
In addition to satisfying the requirements under the Bylaws, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which notice must be postmarked or transmitted electronically to us at the address stated above for recommendations on director candidates no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2027 annual meeting, no later than March 1, 2027). If the date of the 2027 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2027 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2027 annual meeting is first made by the Company.

2026 Proxy Statement	25

Corporate Governance
Corporate Governance Principles
Our Board highly values strong corporate governance principles and firmly believes that such principles create long-term value for our stockholders. Tenets of the strong corporate governance practices adopted by the Company include:

Board Independence and Composition	Board Performance	Stockholder Rights

•Highly qualified board with a mix of experience, skills and viewpoints
•Director skill set aligned with corporate strategy
•Chair of the Board and Chief Executive Officer are separate
•Lead Independent Director role with well-defined responsibilities
•90% of directors standing for election are independent
•Regular board refreshment and a mix of tenure
•Guidelines on a number of outside directorships
•Mandatory retirement age of 74

•Annual Board and committee self-evaluations
•Regular executive sessions at Board and committee meetings
•Strong alignment between Company performance and executive compensation
•Director onboarding and continuing education programs
•Commitment to overseeing our approach to sustainability matters

•Annual election of all directors
•No stockholder rights plan
•Majority voting for uncontested director elections
•No super voting or low voting stock
•Proposing elimination of all supermajority voting requirements

Board and Committee Structure
Board Leadership Structure
The Board believes that it should have the flexibility to select the Chair of the Board in the way that it believes best to provide appropriate leadership for the Company at any given time. Therefore, the Board does not have a policy on whether the same person should serve as both the CEO and Chair of the Board or, if the roles are separate, whether the Chair should be selected from the non-independent directors of the Board. Our corporate governance guidelines require the Board to elect a lead director from its independent directors whenever the Chair is an employee of the Company or a non-independent member of the Board.
Each year, the Nominating and Corporate Governance Committee recommends who should serve as Chair of the Board and, if the recommended Chair is not independent, who should serve as Lead Independent Director. When recommending who should serve as Chair, the Nominating and Corporate Governance Committee assesses the skill set and qualifications that it believes are important for the Chair to possess and discusses who would most effectively lead the Board. The Board considers this recommendation when electing a Chair and, if necessary, a Lead Independent Director.
On April 1, 2025, Mr. Altabef ceased serving as Company CEO and continued to serve as Board Chair. Because Mr. Altabef is not independent due to his recent service as CEO of the Company, Mr. Davis continued to serve as our Lead Independent Director. Mr. Altabef will retire from the Board at the Annual Meeting and immediately thereafter the Board will (i) elect a Chair to succeed Mr. Altabef and (ii) determine whether to maintain having a Lead Independent Director.

26	Corporate Governance

The Chair of the Board has the following responsibilities, among others:
•Call Board and stockholder meetings;
•Preside over Board and stockholder meetings;
•Work with the Lead Independent Director and the CEO to develop meeting agendas and ensure critical issues are addressed;
•Facilitate the flow of information between the Board and senior management; and
•Provide advice, counsel and feedback to the CEO.
As Lead Independent Director, Mr. Davis has the following responsibilities, among others:
•Preside over meetings of the independent directors and, as appropriate, provide prompt feedback to the CEO and Chair of the Board, respectively; and
•Perform such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time.
At present, we believe separating the roles of CEO and Chair of the Board, as well as having a Lead Independent Director, is the most appropriate structure for us and our stockholders. We believe this structure allows our Chair to provide additional leadership to enhance the effectiveness and performance of the Board, as well as support to the CEO and senior management of the Company. The Lead Independent Director enhances the Board’s independent oversight of management of the Company and protects the role of the independent directors by providing leadership to the independent directors and working closely with the CEO and Chair of the Board.
The Board evaluates our board leadership structure to ensure it remains appropriate for us. The Board recognizes that there may be circumstances in the future that would lead it to re-combine the roles of CEO and Chair of the Board but believes that the absence of a policy requiring either the combination or separation of the roles of Chair and CEO provides the Board with the flexibility to determine the best leadership structure for us.

2026 Proxy Statement	27

Board Committees
The Board has four standing committees: (1) Audit and Finance, (2) Compensation and Human Resources, (3) Nominating and Corporate Governance, and (4) Security and Risk. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s website at www.unisys.com/investor-relations/corporate-governance and is also available in print to any stockholder who requests it.
The composition of each standing committee is set forth below:

Director	Audit and Finance Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Security and Risk Committee
Nathaniel A. Davis
Matthew J. Desch
Philippe Germond
Deborah Lee James
John A. Kritzmacher
Paul E. Martin
Regina Paolillo
Troy K. Richardson
Roxanne Taylor
Michael M. Thomson(1)
(1)As a non-independent director, Mr. Thomson is ineligible to serve on our standing committees.

Chair	Member

Audit and Finance Committee

Members:
Regina Paolillo (Chair)
Philippe Germond
Deborah Lee James
John A. Kritzmacher
Independence and Qualifications:
The Board has determined that each member of the Audit and Finance Committee qualifies as independent under the listing standards of the NYSE and is financially literate and that Ms. Paolillo and Messrs. Germond and Mr. Kritzmacher are each an “audit committee financial expert” as defined by the SEC.
Number of Meetings: 10

Purpose:
•The Audit and Finance Committee assists the Board in its oversight of:
(1)the integrity of our financial statements and its financial reporting and disclosure practices;
(2)the adequacy and effectiveness of our systems of internal controls regarding financial reporting and accounting compliance;
(3)the qualifications, performance, independence, scope of responsibility and compensation of our independent registered public accounting firm;
(4)the performance, scope of responsibility and compensation of our internal audit function; and
(5)our compliance with legal and regulatory requirements and the adequacy and effectiveness of our ethical and environmental compliance programs.
•The Audit and Finance Committee is also responsible for (i) reviewing the Company’s cybersecurity and other information technology controls and procedures in conjunction with the Security and Risk Committee, (ii) overseeing the pension, and (iii) preparing the Audit Committee Report required by the SEC to be included in the Company’s annual Proxy Statement.
•Details of the Audit and Finance Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website at www.unisys.com/investor-relations/corporate-governance.

28	Corporate Governance

Compensation and Human Resources Committee

Members:
Matthew J. Desch (Chair)
Paul E. Martin
Troy K. Richardson
Roxanne Taylor
Independence and Qualifications:
The Board has determined that each member of the Compensation and Human Resources Committee qualifies as independent under the listing standards of the NYSE.
Number of Meetings: 6

Purpose:
•The Compensation and Human Resources Committee:
(1)oversees and recommends to the Board compensation changes for the CEO;
(2)oversees the compensation of our other executive officers;
(3)oversees the compensation-related policies and programs involving our executive officers and the level of benefits of officers and key employees;
(4)reviews and recommends to the Board compensation of our directors;
(5)reviews the senior executive succession plan and the senior executive leadership development process as presented by the CEO; and
(6)reviews our human capital and people strategy as presented by the Chief Human Resources Officer (“CHRO”).
•The Compensation and Human Resources Committee regularly reviews and approves our executive compensation strategy and principles to ensure they are aligned with our business strategy and objectives and with stockholder interests.
•Under its charter, the Compensation and Human Resources Committee annually reviews goals and objectives relevant to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation of the CEO.
•The Compensation and Human Resources Committee annually reviews and approves the compensation levels of the other executive officers. To do so, the Compensation and Human Resources Committee solicits input from our CEO regarding the performance of our other executive officers.
•The Compensation and Human Resources Committee reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully under “Compensation of Directors” below.
•Under its charter, the Compensation and Human Resources Committee annually reviews management’s assessment of risk as it relates to our compensation arrangements, practices, policies and programs for executive officers and other employees to determine whether such arrangements, practices, policies and programs encourage unnecessary or excessive risk-taking and whether any risks arising from such arrangements, practices, policies and programs are reasonably likely to have a material adverse effect on the Company.
•The Compensation and Human Resources Committee regularly receives reports and recommendations from its outside independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to assist it in carrying out its responsibilities. During 2025, Meridian and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Meridian has not raised any conflict of interest.
•The Compensation and Human Resources Committee periodically reviews our human capital and people strategy, including our culture, associate engagement and talent management, to assess alignment with achieving our long-term performance and growth objectives, including periodically reviewing our recruitment, retention, development and internal human capital programs.
•Details of the Compensation and Human Resources Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website at www.unisys.com/investor-relations/corporate-governance.

2026 Proxy Statement	29

Nominating and Corporate Governance Committee

Members:
Philippe Germond (Chair)
Nathaniel A. Davis
Deborah Lee James
Roxanne Taylor
Independence and Qualifications:
The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under the listing standards of the NYSE.
Number of Meetings: 7

Purpose:
•The Nominating and Corporate Governance Committee:
(1)identifies and reviews candidates and recommends to the Board nominees for membership on the Board. The director nomination process and the factors the committee considers when reviewing candidates are described in the “Director Nomination Process”;
(2)oversees the Company’s corporate governance, including developing and recommending to the Board the corporate governance guidelines adopted by the Board each year; and
(3)oversees the evaluation of the board of directors, including reviewing the independence of outside directors annually with the Board and facilitating the Board’s self-assessment of its performance.
•The Nominating and Corporate Governance Committee also reviews management’s report on our posture concerning sustainability matters and corporate social responsibility (“CSR”) matters.
•Details of the Nominating and Corporate Governance Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website at www.unisys.com/investor-relations/corporate-governance.

Security and Risk Committee

Members:
Paul E. Martin (Chair)
John A. Kritzmacher
Regina Paolillo
Troy K. Richardson
Independence and Qualifications:
The Board has determined that each member of the Security and Risk Committee qualifies as independent under the listing standards of the NYSE.
Number of Meetings: 4

Purpose:
•The Security and Risk Committee assists the Board in its oversight responsibilities regarding the Company’s organization-wide security and enterprise risk management practices, including:
(1)overseeing the practices, procedures and controls that management uses to identify, manage and mitigate risks related to cybersecurity, privacy and disaster recovery and respond to incidents with respect thereto; and
(2)overseeing the practices, procedures and controls that management uses to identify, manage and mitigate other key enterprise risks the Company faces, such as strategic, commercial, physical security, property, workplace safety, legal, regulatory, and reputational risks.
•Details of the Security and Risk Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our Investor Relations website at www.unisys.com/investor-relations/corporate-governance.

30	Corporate Governance

Director Engagement
Board Meetings and Attendance; Executive Sessions
The Board held six meetings in 2025. During 2025, all directors attended at least 75% of the total number of meetings of the Board and standing committees on which they served (held during the period when the director served).
It is our policy that all directors should attend the annual meeting of stockholders. All of our current directors who were directors at the time of the 2025 annual meeting of stockholders (the “2025 annual meeting”) attended that meeting.
In general, the non-employee directors meet in executive session at all regularly scheduled Board and committee meetings. They may also meet in executive session at any time upon request. If the Chair of the Board is an employee of the Company, the Lead Independent Director presides at executive sessions. If the Chair is not an employee, the Chair presides at executive sessions.
Annual Board and Committee Self-Evaluations
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee conducts an annual self-evaluation of its performance and reports on its findings annually to the Board.

Evaluation	Feedback Analysis	Findings & Follow-Up

The Chair of the Nominating and Corporate Governance Committee oversees the process. Each director completes a detailed questionnaire assessing the functioning and effectiveness of the full Board as well as each committee on which they serve. Individual interviews are also conducted with each director by the Chair of the Nominating and Corporate Governance Committee.	The results of the assessment of the Board are shared with the Chair of the Board and the Lead Independent Director, and the results of the assessment of each committee are shared with the chairs of each of the respective committees. The aggregated responses to the questionnaires are also shared with the members of the Board and each committee.
The Board, led by the Chair of the Nominating and Corporate Governance Committee, and each committee, led by its respective Chair, review and discuss the results of the assessment in executive session to identify areas requiring performance enhancement, process improvement or the development or acquisition of further Board skills.

Board’s Role in Corporate Oversight
Strategic Oversight
In its oversight role, the Board annually reviews the Company’s strategic and operating plans. Each year, the Board meets with our leadership team during a meeting dedicated to discussing our strategy for the coming year in light of our longer-term strategic goals. During these sessions, the leaders of our businesses provide the Board with their view of the key risks and opportunities facing each business unit, and the Board provides guidance and advice to management regarding the formulation and implementation of our strategic goals. Once the business strategy has been determined, it is the responsibility of management to execute the strategy in alignment with our operating plan. The Board monitors management’s performance against our strategic goals by receiving regular updates from management, actively engaging in dialogue with our senior leaders, and reviewing our performance against our operating plan.

2026 Proxy Statement	31

Board and Committee Oversight of Enterprise Risk
Enterprise risk management (“ERM”) is an integral part of our business processes. The leadership team is primarily responsible for establishing policies and procedures designed to identify, assess and manage the Company’s material short-, intermediate-, and long-term risks. Management has an ERM committee, comprised of the members of our leadership team and supported by other executives with subject-matter expertise, that provides oversight of enterprise risks and our processes to identify, measure, monitor, manage and mitigate these risks. We engage outside advisors, as appropriate, to assist in the identification and evaluation of risks. Our risk oversight processes and disclosure controls and procedures are designed to appropriately escalate key risks for the Security and Risk Committee and the Board, as well as to analyze potential risks for disclosure.
The Security and Risk Committee oversees the ERM process, including reviews of the most significant risks the Company faces and the manner in which our management manages these risks, and regularly reports and escalates key risks to the Board. In accordance with NYSE Corporate Governance Standards, the Audit and Finance Committee charter assigns to the Audit and Finance Committee the responsibility to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Security and Risk Committee charter separately assigns to the Security and Risk Committee the responsibility to review our policies and procedures with respect to risk assessment and risk management. Annually, we conduct a formal risk assessment of our business, which includes input from key business unit and functional leaders as well as our directors that provides the basis for the Audit and Finance Committee’s, the Security and Risk Committee’s and the Board’s risk review and oversight process. Our Board and its committees routinely receive reports from significant business units and functions, and these presentations include a discussion of the business, regulatory, compliance, operational, and other risks associated with planned strategies and tactics. The Board adopted a framework pursuant to which it delegated oversight for certain categories of enterprise risks to each of its standing committees, as discussed above and shown below. Each committee provides periodic reports to the Board regarding its oversight of these enterprise risks.

32	Corporate Governance

This structure enables the Board and its committees to coordinate the risk oversight role.

BOARD OF DIRECTORS

•Annually reviews our strategic and operating plans, which address, among other things, the risks and opportunities facing the Company.
•Has delegated certain risk management oversight responsibilities to the Board committees. Each committee regularly reports to the full Board.
•Has overall responsibility for executive officer succession planning and reviews succession plans each year.

Audit and Finance Committee	Security and Risk Committee

•Receives quarterly reports (directly or indirectly via a designee) from the chief financial officer, corporate controller, general counsel, chief compliance officer, our internal audit function and our independent registered public accounting firm.
•Regularly reviews with management the Company’s liquidity and capital structure.
•Oversees, in conjunction with the Security and Risk Committee, our cybersecurity and other information technology controls and procedures.
•Oversees named plan fiduciaries responsible for the administration and the management and investment of our pension assets as well as the performance of pension plan investments.

•Has oversight responsibilities with regard to our organization-wide security and ERM practices, including artificial intelligence, cybersecurity, privacy and disaster recovery.
•Responsible for discussing with the leadership team our major financial risk exposures (other than with respect to financial reporting and executive compensation) and the steps management has taken to identify, manage and mitigate those exposures, including our risk assessment and risk management policies.
•Monitors our enterprise risk profile and our ongoing potential exposure to risks of various types and reviews crisis preparedness, incident response plans and summaries of any incidents or activities.
•Reviews reports or presentations from management or advisors, including third-party experts, regarding the management of enterprise risk programs.

Nominating and Corporate Governance Committee	Compensation and Human Resources Committee

•Annually reviews our Amended and Restated Certificate of Incorporation, Bylaws, corporate governance guidelines and their implementation.
•Regularly reviews and monitors other matters relating to the corporate governance of the Company.
•Maintains a continuing program of director succession planning.
•Considers recommendations from other Board members, management and stockholders as to potential new director candidates, and may retain search firms to assist in identifying and screening candidates.

•Annually reviews the leadership team’s assessment of risk as it relates to the Company’s compensation arrangements.
•Reviews the senior executive succession plan and the senior executive leadership development process as presented by the CEO.
•Reviews and approves our executive compensation strategy and principles to ensure they are aligned with our business strategy and objectives and with stockholder interests.

MANAGEMENT

•Our internal audit function is responsible for evaluating and improving the effectiveness of the organization’s risk management, control, and governance processes. It provides objective assurance and advisory services designed to add value to the organization.
•Our leadership team regularly evaluates these controls, and the internal audit function reports quarterly to the Audit and Finance Committee regarding their design and effectiveness.

2026 Proxy Statement	33

Cybersecurity Oversight

The Security and Risk Committee’s responsibilities include periodically meeting with the chief information security officer (“CISO”) and chief privacy officer (“CPO”) and periodically briefing the full Board on cybersecurity matters.
Additionally, the Audit and Finance Committee has general oversight over our cybersecurity as it relates to responsibility for our internal audit function, including cybersecurity practices, compliance with legal and regulatory requirements and internal control over financing reporting. The Audit and Finance Committee, in conjunction with the Security and Risk Committee, also reviews our cybersecurity and other information technology controls and procedures no less than annually.
Management’s Disclosure Committee assists in fulfilling our obligations to maintain disclosure controls and procedures and coordinates and oversees the process of preparing our periodic securities filings with the SEC. Cybersecurity incidents, based on their severity, are escalated to the Disclosure Committee by our Security Incident Response Team. The Disclosure Committee is comprised of the CEO, chief operating officer (“COO”), chief financial officer (“CFO”), general counsel, chief compliance officer and chief accounting officer (“CAO”). The COO represents our business units, and the CISO reports to the CEO. The Disclosure Committee meets on a quarterly basis and more often, if necessary, and invites subject matter experts to meetings, as appropriate. We have policies and procedures in place designed to provide appropriate information on any matters to our Disclosure Committee that should be considered in advance of applicable public filings, including cybersecurity matters, and to address the proper handling and escalation of information to management and the Board or a committee of the Board, including the Security and Risk Committee and the Audit and Finance Committee.
In addition to the oversight of the Board, members of our management, including our CISO, CPO and chief information officer, are responsible for assessing and managing material cybersecurity risks.

Sustainability, Corporate Social Responsibility and Human Capital Management Oversight
At Unisys, we understand our responsibility to the world around us as well as to our people. We demonstrate the importance of this responsibility by ensuring that our Board, either directly or through its committees, has oversight of sustainability, CSR and human capital management matters. Under its charter, the Nominating and Corporate Governance Committee is responsible for reviewing our report regarding sustainability and corporate social responsibility matters. Among its other responsibilities, the Compensation and Human Resources Committee periodically reviews our human capital and people strategy for achieving our short- and long-term performance and growth objectives, including our recruitment, retention, development and internal communications programs.
Communications With our Directors
Stockholders and other interested parties may send communications to the Board, the Lead Independent Director or to the non-employee directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

34	Corporate Governance

Stockholder Outreach
Stockholder feedback and perspectives are integral parts of the Board and management team’s decision-making process. Our investor relations team, along with members of senior management, regularly meet individually and at investor and industry conferences with stockholders to discuss strategy, long-term value creation and financial performance. In addition, in the fall and winter of 2025, we undertook a broad-based governance-focused off-season outreach program to better understand the perspectives of our top stockholders and share updates on our strategy, corporate governance, executive leadership, Board and executive compensation programs.
Our Chief Financial Officer, General Counsel and Corporate Secretary, and members of our executive compensation team and our investor relations team reached out to stockholders representing approximately 54% of shares outstanding and met with stockholders representing approximately 29% of shares outstanding, including engagement dialogue led by Mr. Davis, our Lead Independent Director.
These meetings covered a range of topics, including discussions regarding (i) the Company’s strategy, capital allocation priorities and management of pension liabilities, (ii) the Company’s approach to corporate governance and efforts undertaken by management to gain necessary support to eliminate the supermajority voting provisions in our Amended and Restated Certificate of Incorporation, (iii) the Board’s role in ensuring a smooth CEO leadership transition for Mr. Thomson from former CEO and current Chair Mr. Altabef in 2025 and expectations around disclosure for severance related to the CEO transition, (iv) Board culture, composition and evaluation process and Board leadership structure and oversight topics prioritized by the Board, and (v) alignment of the Company’s executive compensation with investor expectations and the evolution of the program to support long-term value creation, including the introduction of a three-year performance period and cliff vesting for our performance-based LTI awards.
Key stockholder feedback from these meetings included (i) interest in hearing about our AI governance and oversight; (ii) appreciation of our Board’s commitment to strong corporate governance, including pursuit of the proposal at the Annual Meeting to amend our Amended and Restated Certificate of Incorporation to remove supermajority voting provision; (iii) encouragement of clear disclosure of the CEO transition and severance payments made related to the CEO transition; and (iv) a favorable view of our decision to move to a three-year performance period for our LTI awards in 2025.
All feedback from these meetings was shared with our Board and discussed at a meeting of our Nominating and Corporate Governance Committee.
Annual Stockholder Engagement Process
The Company’s annual stockholder engagement process for 2025-2026 is summarized below:
•Third and fourth quarters 2025: engaged and solicited input from top stockholders on our strategic direction, corporate governance and executive compensation program
•Fourth quarter 2025 - first quarter 2026: communicated stockholder feedback to the Board, considered how input informs disclosure and practices ahead of the Annual Meeting, and began preparations for proxy drafting and Annual Meeting
•Second quarter 2026: file proxy statement and discuss voting items with stockholders in engagement meetings and hold Annual Meeting
•Third quarter 2026: review Annual Meeting results, inclusive of vote outcomes and stockholder feedback, review key takeaways from proxy season, and plan for outreach to top stockholders in the fall of 2026
We remain committed to continuing ongoing engagement with our stockholders and continuing to integrate stockholder feedback into our practices and disclosures.

2026 Proxy Statement	35

Other Governance Policies and Procedures
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines. The full text of these guidelines is available on the Company’s website at www.unisys.com/investor-relations/corporate-governance and is also available in print to any stockholder who requests it.
Outside Directorships
Each year, the Nominating and Corporate Governance Committee considers each director’s ability to dedicate sufficient time, energy and attention to the fulfillment of their duties when it nominates directors. Our Corporate Governance Guidelines currently state that directors are expected to ensure that other existing and planned future commitments do not materially interfere with the director’s service as a Board member. In addition, as part of the Company’s policy on material change in status, directors must notify the Board (through the Corporate Secretary), prior to any invitation to serve on the board of another public company. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s.
In 2025, Mr. Desch notified the Corporate Secretary of a proposed appointment to the board of Verisign, a publicly traded company in accordance with our Corporate Governance Guidelines. Mr. Desch is the chief executive officer of Iridium Communications, a publicly traded company, and has served on the Unisys Board since 2019. Although his outside board service is within the company’s guidelines, the Nominating and Governance Committee conducted a review of his commitments, including considerations regarding outside board service and potential competitive issues, to ensure compliance with the Company’s policies and the Board, in consultation with the Nominating and Corporate Governance Committee, determined in accordance with our Corporate Governance Guidelines to take no action should Mr. Desch accept such appointment.
In considering his renomination, the Nominating and Corporate Governance Committee, in consultation with the full Board, evaluated the nature and time commitments of Mr. Desch’s other boards and his professional experience. This review included his significant experience in the technology industry, as well as his thorough knowledge of critical infrastructure, cybersecurity, finance, mergers and acquisitions and human capital management gained through decades as a senior executive in the telecommunications industry.
In light of Mr. Desch’s long-standing track record of exemplary meeting attendance, his ongoing contributions of valuable insights based on his operational experience and his ability to balance the time commitments of Unisys and his outside roles, the Board concluded that Mr. Desch’s continued service benefits both the Board and the Company.
Code of Ethics and Business Conduct
The Unisys Code of Ethics and Business Conduct applies to all employees, officers (including our executive officers) and directors. The code is posted on the Company’s website at https://www.unisys.com/about-unisys/compliance-and-ethics/ and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the Code (to the extent applicable to our executive officers) at this location on its website.
Related Party Transactions
The Company is required to disclose any transactions since the beginning of 2025 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. We do not have any such transactions to report.
Currently, we have not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with and obtain the approval of, their immediate supervisor and the Company’s chief compliance officer or their delegate any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the CEO or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or client of the Company as a particularly sensitive area that requires careful review.

36	Corporate Governance

Compensation Committee Interlocks and Insider Participation
Currently, the members of our Compensation and Human Resources Committee are Paul E. Martin, Troy K. Richardson, Roxanne Taylor and Matthew J. Desch, the chair of the Compensation and Human Resources Committee. None of the members of our Compensation and Human Resources Committee were at any time during 2025 or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or have any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a member of the Board or as a member of the compensation or similar committee of any entity that has one or more executive officers who served on our Board or our Compensation and Human Resources Committee.

2026 Proxy Statement	37

Compensation of Non-Employee Directors
Our 2025 compensation program for non-employee members of the Board is summarized below:

Annual Retainers
Cash		$90,000
Equity	having a value of	$200,000
Additional Cash Retainer	Chair	Member
Chair of Board	$50,000
Lead Independent Director		$50,000
Committees
Audit and Finance	$30,000	$15,000
Compensation and Human Resources	$20,000	$10,000
Nominating and Corporate Governance	$16,250	$7,500
Security and Risk	$16,500	$7,500
Under our Corporate Governance Guidelines, our leadership team may report to the Compensation and Human Resources Committee on the status of Board compensation. Changes in Board compensation, if any, originate with the Compensation and Human Resources Committee but are approved by the full Board following discussion. Particular attention is paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation is provided in the form of equity. It is expected that directors will not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company other than directors’ fees. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.
At a meeting of the Board on February 19, 2026, the Board approved an annual equity grant to each non-employee director, effective on February 27, 2026. For each non-employee director, the grant was for a number of shares of Unisys common stock determined by dividing $200,000 by the fair market value of a share of Unisys common stock on the effective date of the grant and rounding up to the nearest whole share. As a result, on February 27, 2026, each non-employee director as of that date received an annual grant of 82,305 shares.
Directors may defer receipt of the shares underlying their award until termination of service, or until a specified date, under our deferred compensation plan for directors.
Effective January 1, 2025, following a benchmarking exercise, the Board approved changes to the cash retainers as follows: $5,000 increase in the annual cash retainers for each non-employee director and a $3,000 increase to the annual retainers for members (other than the Chair) of the Audit and Finance Committee. These increases are reflected in the table above.
The annual cash retainers described above are paid in monthly installments. Directors may defer until termination of service, or until a specified date, all or a portion of their cash fees under our deferred compensation plan for directors. Under this plan, any deferred cash amounts and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director) are recorded in a memorandum account maintained for each director. Directors do not have the right to vote with respect to any deferred stock units. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets.
Directors who are employees of the Company do not receive any additional compensation for their services as directors.

38	Corporate Governance

Director Compensation Table
The following table provides a summary of the compensation of non-employee directors serving during 2025:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Altabef(3) Chair of the Board	105,000	200,001	—	—	—	—	305,001
Nathaniel A. Davis Lead Independent Director	144,859	200,001	—	—	—	—	344,860
Matthew J. Desch Chair, Compensation and Human Resources Committee	106,479	200,001	—	—	—	—	306,480
Philippe Germond Chair, Nominating and Corporate Governance Committee	121,250	200,001	—	—	—	—	321,251
Deborah Lee James	110,739	200,001	—	—	—	—	310,740
John A. Kritzmacher	112,500	200,001	—	—	—	—	312,501
Paul E. Martin Chair, Security and Risk Committee	118,261	200,001	—	—	—	—	318,262
Regina Paolillo Chair, Audit and Finance Committee	127,500	200,001	—	—	—	—	327,501
Troy K. Richardson	107,500	200,001	—	—	—	—	307,501
Roxanne Taylor	107,500	200,001	—	—	—	—	307,501
Lee D. Roberts(4)	39,617	200,001					239,618
(1)Includes amounts that have been deferred under the deferred compensation plan for directors.
(2)Amounts shown are the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 15 “Employee plans” to our consolidated financial statements in our 2025 Annual Report. Includes awards that have been deferred under the deferred compensation plan for directors.
(3)Peter Altabef served as Chief Executive Officer of Unisys until March 31, 2025. He continued to serve as Chair of the Board for the remainder of the year.
(4)Mr. Roberts served on the Board from January 1, 2025 to May 8, 2025.
Stock Ownership Guidelines
Under our stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual cash retainer for their service as a director (currently, $450,000) within five years after the director’s date of initial election or appointment to the Board. As of December 31, 2025, all directors were compliant with the exception of those who were first elected or appointed in the last five years and have a grace period before they are required to be in compliance. The number of shares owned by each director is set forth in the stock ownership table on page 85.

5x	What Counts	What Does Not Count

Cash component of annual retainer for directors	•Shares owned directly or beneficially in the director’s name •Stock units deferred under a Unisys deferred compensation plan •Shares owned by the director’s spouse	•Unvested performance-based stock unit awards

2026 Proxy Statement	39

Proposal 2 Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution approving the compensation of its named executive officers, as described below in this Proxy Statement in “Executive Compensation,” “Summary Compensation Table” and the related compensation tables and narrative.
As described in detail in “Compensation Discussion and Analysis” beginning on page 40, our executive compensation program is designed to attract, motivate and retain executives who lead our business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. We believe that the compensation of our Named Executive Officers (“NEOs”) is reasonable, competitive and strongly focused on pay-for-performance principles, with a significant portion of target compensation at risk and performance-based. We emphasize compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, we also align the interests of our executive officers with those of stockholders and the long-term interests of the Company. We believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our goals and that the executive compensation reported in this Proxy Statement was appropriate and aligned with 2025 results. Please read “Compensation Discussion and Analysis” below, as well as the compensation tables and narrative that follow it, for additional details about our executive compensation programs and compensation of our named executive officers in 2025.
For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s board of directors. However, the Board and the Compensation and Human Resources Committee will review and consider the vote when making future executive compensation decisions. It is expected that the next say-on-pay vote will occur at the Company’s 2027 Annual Meeting of Stockholders.

The Board of Directors recommends a vote “FOR” the non-binding advisory resolution approving the compensation of the Company’s named executive officers as described in this Proxy Statement.

40	Advisory Vote to Approve Executive Compensation

Compensation Discussion & Analysis
This section details the objectives and elements of the Unisys executive compensation program, describes the related processes of our Compensation and Human Resources Committee (referred to in this Compensation Discussion and Analysis section as “CHRC” or the “Committee”), and discusses the compensation earned by our Named Executive Officers (“NEOs”). For 2025, our NEOs were:
•Michael M. Thomson — Chief Executive Officer and President(1)
•Debra McCann — Executive Vice President and Chief Financial Officer
•Chris Arrasmith — Executive Vice President and Chief Operating Officer(2)
•Kristen Prohl — Senior Vice President, General Counsel, Corporate Secretary and Chief Administration Officer
•Teresa Poggenpohl — Senior Vice President and Chief Marketing Officer
•Peter Altabef — Chair, Former Chief Executive Officer(3)
(1)Mr. Thomson served as President and Chief Operating Officer from January 1, 2025 to March 31, 2025, prior to his appointment as Chief Executive Officer and President.
(2)Mr. Arrasmith was promoted to Executive Vice President and Chief Operating Officer on April 1, 2025.
(3)Mr. Altabef served as Chief Executive Officer from January 1, 2025 to March 31, 2025.
Executive Summary
Stockholder Outreach and 2025 Say-on-Pay Results
At our 2025 Annual Meeting, more than 83% of votes cast supported Unisys’s executive compensation program. We take a comprehensive approach to engaging with our stockholders throughout the course of the year, including on our executive compensation program and its alignment with stockholders’ expectations and market trends. During 2025, we engaged with stockholders representing more than 29% of outstanding shares, including stockholders who voted in favor and those who opposed our 2025 say-on-pay proposal.
In these meetings, we discussed our approach to executive compensation, our program’s tie to strategy, compensation-related considerations regarding our recent leadership transition and the evolution of our compensation program over time to more closely align with our strategy, performance and stockholder expectations. Stockholders expressed that they were generally satisfied with our compensation program and offered feedback on aspects of our plan design and disclosure. We also discussed the rationale and disclosure that we provided in prior year proxy statements related to the contractual severance received by our former CEO, Peter Altabef, in connection with his termination other than for cause and executive leadership transition in 2025.
We have a track record of making responsive changes to our executive compensation program that closely align with our strategic direction and are reflective of stockholder feedback. For 2025, we have made changes to the structure of our compensation program. Our performance-based LTI awards granted for the 2025 through 2027 performance period more strongly emphasize a long-term focus, with a full three-year performance period along with three-year cliff vesting.
The CHRC greatly values the engagement with our stockholders and has, and will continue to, consider their input in evaluating our executive compensation program, consistent with our pay philosophy and overall business strategy.
2024
Say-On-Pay Support
2025
Say-On-Pay Support
Five-Year Average
Say-On-Pay Support

2026 Proxy Statement	41

2025 Financial Results
The table below illustrates a three-year lookback of revenue, operating profit margin and non-GAAP operating profit margin. For the year ended 2025, reported revenue decreased 2.9%, operating profit margin was 4.0%, and non-GAAP operating profit margin was 9.1%.
Revenue Growth
Operating
Profit Margin
Non-GAAP Operating
Profit Margin(1)
(1)For a discussion and reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K furnished with the SEC on February 24, 2026 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).
2025 Performance Summary
In 2025, we exceeded our upwardly revised profitability guidance and finished the year with a solid cash balance and strong liquidity. Our full-year operating cash flow was negative $140.0 million in 2025 compared to positive $135.1 million in 2024. Free cash flow was negative $217.6 million compared to $55.3 million in 2024. Pre-pension and postretirement free cash flow improved 55% to $127.7 million.
Revenue for 2025 was $1.95 billion, a decrease of 2.9% year-over-year on a reported basis and a decrease of 3.3% in constant currency. Operating profit margin was 4.0%, representing an 80 basis point contraction year-over-year. Non-GAAP operating profit margin was 9.1%, a 30 basis point improvement year-over-year. Net loss as a percentage of revenue was negative 17.4% and adjusted EBITDA as a percentage of revenue was 14.3%. For a reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 24, 2026 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).

	Revenue	Operating Profit Margin	Non-GAAP Operating Profit Margin	Net Loss as a Percentage of Revenue	Adjusted EBITDA as a Percentage of Revenue

2025 Actual	$1,950M	4.0%	9.1%	(17.4)%	14.3%

The global GAAP pension deficit decreased during 2025 by approximately $300 million to approximately $450 million. During the year, we continued executing our pension management strategy with one annuity purchase that transferred approximately $320 million in pension liabilities to a third-party insurer. This transaction was funded with plan assets. We had approximately $413.9 million in cash and cash equivalents as of December 31, 2025.

42	Advisory Vote to Approve Executive Compensation

2025 Compensation Highlights

Pay Component	What We Did	Why We Did It

Base Salary
•Mr. Thomson received a 4.5% and 14.3% increase in base salary in January and April 2025 respectively, based on performance, market considerations and appointment as CEO.
•Mr. Arrasmith received a 13.7% increase in base salary in April 2025 based on performance, market considerations and appointment as COO.
•Ms. McCann, Ms. Prohl and Ms. Poggenpohl received a 1.9%, 8.2% and 4.1% increase in base salary respectively, based on performance and market considerations.
The increases were determined based on the assumption of new roles, individual performance and market considerations.

Short-Term Incentives (“STI”)
•Mr. Thomson received a 9.1% increase in STI target percentage based on performance, market considerations and appointment as CEO.
•Mr. Arrasmith received a 33.3% increase in STI target percentage based on performance, market considerations and appointment as COO.
•Final 2025 plan achievement resulted in below target performance.
The increase for Mr. Thomson and Mr. Arrasmith in STI target is due to their transition to new roles as CEO and COO, respectively.

Long-Term Incentives (“LTI”)
•Strategically redesigned the mix of performance measures between shares and cash to carefully manage share usage, minimize dilution and conserve our equity reserves.
•2025 LTI award values included time‑based RSUs and performance‑based cash awards tied to relative TSR and non‑GAAP operating profit, with performance awards earned over a three‑year performance period and cliff vesting at the end of that period.
•50% of the 2025 target LTI opportunity was tied to long‑term, three‑year performance‑based metrics.
•For the performance period ending in 2025, the relative TSR awards performed below threshold, while Non‑GAAP operating profit‑based awards performed above target.
This change was intended to carefully manage share usage and to minimize dilution, while continuing to incentivize behavior that drives stock price appreciation and stockholder value.

2026 Proxy Statement	43

What Guides Our Program
Our Principles-Based Philosophy
Our executive compensation program is designed to align the interests of our executives with those of our stockholders and drive long-term profitable and sustainable growth, as well as to maintain leadership stability and incentivize successful execution of our strategy and operating plan. We believe these objectives are achieved through the application of the following principles:

Alignment with Long-Term Stockholders’ Interests
Our NEOs’ interests are directly aligned with our stockholders’ interests through compensation programs that emphasize an appropriate balance of short- and long-term financial performance and deliver a meaningful percentage of compensation in the form of equity awards. Our LTI program further supports our continued focus on driving stockholder value creation.

Competitiveness	Total compensation is competitive to attract qualified individuals, motivate performance and retain executives with the abilities and skills needed to foster long-term stockholder value creation.

Motivating Achievement of Financial Goals and Strategic Objectives
A significant portion of overall compensation is dependent on the achievement of our short- and long-term financial goals and strategic objectives to create value in the long term, which is a key pillar of our pay-for-performance philosophy.

Rewarding Superior Performance
Performance that exceeds target is appropriately rewarded with above target payouts. This is balanced with downside risk of below-target payouts if we do not achieve our target financial goals and strategic objectives.

Responding to Change
As our industry evolves and our opportunities for competitive business advantages change over time, we evolve to continue to create value. Our compensation programs are tailored to our strategic priorities (which may impact how we calibrate incentive plan payouts to various levels of performance) along with stockholder feedback and macroeconomic factors.

44	Advisory Vote to Approve Executive Compensation

Compensation Components Overview
The Unisys executive compensation program for 2025 included base salary, short-term incentives (“STI”) and long-term incentives (“LTI”), each of which is described below.

Target Mix
Element	CEO	Other NEOs	Description	Why is it provided

Base Salary			Paid in cash	•Provides a competitive fixed rate of pay relative to similar positions in the market. •Enables the Company to attract and retain critical executive talent.

STI			Paid annually in cash under the Executive Variable Compensation (“EVC”) Plan	•Strengthens pay‑for‑performance alignment by tying NEO compensation to rigorous annual goals directly linked to execution of the operating plan and stockholder value creation.

LTI			Paid under the LTI Plan using a combination of equity and cash awards
•Aligns NEOs’ incentives with long‑term performance objectives designed to drive sustained stockholder value creation, while supporting executive retention.
•In 2025, 50% performance-based and 50% time-based.

Compensation Mix
The charts below show the total target compensation mix of our CEO and our other NEOs. These charts illustrate that a significant majority of our NEOs’ total target compensation is “at-risk” (85.8% for our CEO and an average of 75.5% for our other NEOs).
CEO
Other NEOs

Base Salary	Target Bonus	Performance-Based Cash (NGOP)

Performance-Based Cash (TSR)	Time-Based RSUs

2026 Proxy Statement	45

Mix of Performance Measures
The performance measures included in the 2025 STI and LTI plans are summarized below. These measures are aligned with our business strategy, tracked regularly and used to manage and measure financial performance across our business. These performance measures reflect prevailing practices among our peer group and incorporate perspectives shared by investors during stockholder engagement discussions.
As in previous fiscal years, the Compensation and Human Resources Committee determined to use Non-GAAP Operating Profit as a metric in both the STI and performance-based LTI programs because it believes that this metric is a key indicator of our underlying operating performance (by measuring the metric over one year performance period with respect to our STI, focusing on near-term execution) and our ability to create long-term stockholder value (by measuring the metric over a cumulative three-year performance period with respect to our performance-based LTI, focusing on sustained, long-term value creation).
2025 Performance Measures

Metric	Details	% of STI	% of Performance LTI*

Revenue	This metric reflects Unisys’ total revenue. Revenue is subject to adjustment by the Compensation and Human Resources Committee of the board of directors when there are special items related to discontinued operations or significant non-operational items.	50%	N/A

Non-GAAP Operating Profit
This measure excludes pretax pension and postretirement expense, pretax goodwill impairment charge and pretax charges or gains associated with certain legal matters related to settlements, professional services and legal fees, including legal defense costs, associated with certain legal proceedings, and cost-reduction activities and other expenses.
Non-GAAP operating profit is subject to adjustment by the Compensation and Human Resources Committee of the board of directors when there are special items related to discontinued operations, reorganizations, restructurings or significant non-operational items.
		50%	50%

Relative Total Stockholder Return (“rTSR”)	Unisys’ TSR positioning among the constituent companies of the Russell 2000 Index over multiple performance periods. Awards are issued in cash.	N/A	50%

*    50% of the total annual LTI award was delivered in long‑term, performance‑based awards, with the remaining 50% allocated to time‑based RSUs.
How Performance Targets Are Established
The figure below depicts the process and factors that we use to set the performance targets for our STI and LTI plans. We use our long-term planning process to estimate multi-year performance goals, which inform our LTI plan metrics. Annually, we establish our operating plan based on internal and external factors, the outputs of which are used in establishing our STI goals.

Market Conditions & Competitive Environment
Stockholder Value Creation
Assess Market Demands
Market-Based Budgeting
Top-Down Approach
Wall St Guidance
External performance metrics
Start of the Process
Long-Term Planning
Estimates of multi-year performance
Annual Plan
Detailed performance expectations for the year
Aligned
Management Targets
Internal business metrics
Bottoms-Up Approach
Client-Based Budgeting
Current Business Pipeline
Costs of Operations
Substantiated Investments

46	Advisory Vote to Approve Executive Compensation

Governance Best Practices
The CHRC continually evaluates the Company’s compensation policies and practices to ensure they are consistent with best practices. In 2025, our compensation practices reflected the following principles:

What We Do	What We Don’t Do

 Provide the majority of executive compensation in the form of at-risk, performance-based pay tied to company performance
 Reflect multi-dimensional performance using earnings, revenue, and market performance with a mix of relative and absolute goals; assess performance over multiple time periods with one-year performance in the STI and three-year performance periods in the performance-based component of the LTI
 Cap incentive plans at 2x target; no payouts below threshold
 Maintain stock ownership guidelines for officers and directors with mandatory one-year holding requirement post exercise for all options and stock appreciation rights (“SARs”) for NEOs(1)
 Maintain a clawback policy
 Have change in control agreements with double-trigger severance provisions
 Conduct annual compensation program risk assessment
 Adhere to an insider trading policy
 Use an independent compensation consultant engaged by and reporting directly to the CHRC
 Ongoing engagement with institutional shareholders regarding executive compensation policies and practices

  Excise tax gross-ups on a change in control
  Excessive severance in a change in control or termination
  Excessive perquisites
  Allow hedging transactions, speculation, short sales, margin accounts or pledging Unisys securities
  Automatic vesting of equity upon a change in control
  Stock option repricing, reloads, or cash buyouts
  Discounted stock options or SARs
  Liberal change-in-control definition
  Dividend payments on awards that do not vest
  Repricing on underwater stock options or similar awards without shareholder approval

(1)At the February 18, 2026 meeting of the Compensation and Human Resources Committee, the Committee approved an update to the Company’s Stock Ownership Guidelines to require all NEOs to hold options and stock appreciation rights for a minimum 1-year period post exercise.
The Decision-Making Process

Compensation & Human Resources Committee
Oversees and determines executive officer compensation; reviews Director compensation, executive officer succession plan, development process, and Human Capital Strategy

Independent Compensation Consultant Identification and comparison of peer companies like Unisys considering revenue, employee population, services provided, technology offerings, etc.
CEO Reviews recommendations from management on compensation and performance and provides strategic recommendations (except CEO pay)
CHRO Prepares initial compensation proposals for each NEO using the competitive market compensation data

Potential Additional Information Requested

2026 Proxy Statement	47

Roles and Responsibilities

Compensation and Human Resources Committee

The CHRC is accountable for review and approval of overall compensation actions and strategic initiatives, along with oversight to broader human capital responsibilities. The Committee is comprised of independent, non-employee members of the Board. The Committee is appointed by the Board to:
(1)oversee and recommend to the Board compensation changes for the CEO;
(2)oversee compensation of our Section 16 Officers (executive officers);
(3)oversee compensation-related policies and programs involving our executive officers and the level of benefits of officers and key employees;
(4)review and recommend to the Board compensation of the Company’s directors;
(5)review the senior executive succession plan and the senior executive leadership development process as presented by the CEO; and
(6)review our human capital and people strategy as presented by the CHRO.
The Committee oversees the executive compensation program for our NEOs and works very closely with its independent compensation consultant and the leadership team to examine the effectiveness of our executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the committee’s charter, which may be accessed at our Investor Relations website: www.unisys.com/investor-relations/corporate-governance/.
As part of the responsibilities described in its charter, the committee sets objective business performance targets and the amounts payable at different levels of performance under the EVC and LTI plans. Goal setting is part of the Company’s overall business planning process. As part of this process, a range of performance scenarios is developed. Goals are then set at the threshold, target and maximum performance levels — driven by the strategic and operational plans approved by the Board. The committee also considers the probability of achievement of different levels of performance when setting goals.

Leadership

The Committee receives reports and recommendations from management during the year on multiple compensation, human capital and performance-related topics. Throughout 2025, the committee solicited input from Mr. Altabef (prior to April 1, 2025) and Mr. Thomson (after April 1, 2025) regarding the compensation and performance of executive officers. In addition, the CEO provides recommendations, based on our operating and strategic plans, to the Committee related to the performance measures used in the Company’s short- and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels.

48	Advisory Vote to Approve Executive Compensation

Independent Compensation Consultant

The Committee retains and regularly consults with an independent compensation consultant, Meridian. To ensure the Committee receives independent and unbiased advice and analysis, the consultant is prohibited from providing any services to Company leadership. Under its charter, the Committee has sole authority to retain and terminate outside compensation consultants, including the authority to approve the consultant’s fees and other retention terms. The consultant maintains active engagement with the Committee chair and reports to the committee. The Committee annually reviews the independence of the consultant’s work under rules adopted by the SEC and NYSE and has found no conflicts.
In 2025, Meridian performed duties requested by the Committee, including:
(1)conducting a risk assessment in collaboration with management;
(2)providing recommendations on the composition of the peer group;
(3)analyzing executive and director compensation in comparison to market references;
(4)updating the Committee on executive compensation, regulatory, legislative, compliance and governance topics and trends;
(5)advising the committee on STI and LTI plan designs;
(6)reviewing disclosures related to executive and director compensation;
(7)providing data, analysis and advice for review of Mr. Thomson’s compensation, which were then recommended to and approved by the independent members of the Board;
(8)regularly attending meetings and joining from time to time in executive sessions with the Committee without the presence of management; and
(9)supporting requests from the Committee.

Timeline

Review •Evaluate peer group •Conduct competitive market review	Engage •Consider compensation program changes •Review trends and developments related to compensation governance	Evaluate •Determine compensation program design changes •Establish performance measures and targets and individual performance objectives	Approve •Review CEO performance •Set target compensation for CEO and executive officers •Approve annual STI payouts and LTI grants

2026 Proxy Statement	49

Peer Group
The executive compensation program considers market compensation practices of companies with which the Company competes or could compete for executive talent (the “peer group”) and/ or business. As part of its process, the Committee compares the Company’s overall compensation structure (mix of pay) and levels for the NEOs (total annual compensation, as well as each component of total compensation) to those of the peer group members, with the goal of setting the NEOs compensation within a reasonable range of the peer group median. The Committee’s selection of peer group companies is based on input from the Committee’s compensation consultant, business judgment and the following selection criteria:

Comparable Size	Comparable Industry and Peers

•Revenue ($1B – $10B), market capitalization (<$20B), number of employees, EBITDA margin, enterprise value
•Industry group analysis based on the Global Industry Classification Standard, including a review of peer groups identified by third‑party sources, proxy advisory firms, and direct competitors, supplemented by a broader technology screen encompassing software and professional services companies

Publicly Traded U.S. Based Companies	Other Consideration

•Traded on North American Stock Exchanges, filings, financials, compensation data available	•Business fit, non-U.S. sales, cybersecurity, software, services, technology offerings, talent competitors and end markets
The Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape, including consideration of merger and acquisition activity. In July 2024, in connection with its annual review, the Committee considered the recommendation of its independent compensation consultant and approved updates to the peer group. These changes included the removal of NetApp, Inc., Amdocs Limited, V2X, Inc., Tyler Technologies, Inc., and NetScout Systems, Inc., and the addition of NCR Voyix Corporation, Conduent International, Rackspace Technology, Inc., Pegasystems, Inc., and GitLab Inc. The peer group used for purposes of setting 2025 executive compensation is set forth below.

2025 Compensation Peer Group

Box Inc. CACI International Inc. Conduent International EPAM Systems, Inc. GitLab, Inc. ICF International Inc. KBR, Inc. Maximus, Inc.	NCR Voyix Corporation Pegasystems, Inc. Perficient, Inc. Rackspace Technology, Inc. Teradata Corporation Thoughtworks Holding, Inc. TTEC Holding, Inc. Verint Systems, Inc.

50	Advisory Vote to Approve Executive Compensation

2025 Executive Compensation Program
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. When reviewing base salary decisions for NEOs other than the CEO, the Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee also takes into account factors such as relevant market data, overall Company performance, individual performance and contributions, and internal equity within the Company. For 2025, Ms. McCann, Mr. Arrasmith, Ms. Prohl and Ms. Poggenpohl received base salary increases based on their performance and to remain competitive with market practice. In addition, Mr. Thomson received a base salary increase in connection with his appointment as CEO, to reflect his expanded responsibilities, the scope and complexity of the role, and market levels for similarly situated executives.

NEO	Base Salary 2024(1)	Increase in Base Salary	Base Salary 2025(1)
Michael M. Thomson	$670,000	19.4%	$800,000
Debra McCann	$535,000	1.9%	$545,000
Chris Arrasmith	$475,000	13.7%	$540,000
Kristen Prohl	$490,000	8.2%	$530,000
Teresa Poggenpohl	$490,000	4.1%	$510,000
Peter Altabef(2)	$991,000	—%	$991,000
(1)The dollar amounts shown in this table are on an annualized basis and do not correspond to the amount of base salary actually earned by a specific NEO during 2025. Please see the Summary Compensation Table below for additional details about the base salary actually earned by each NEO during 2025.
(2)Represents annualized salary, Mr. Altabef received $270,619 for the period of January 1, 2025 - March 31, 2025.

2026 Proxy Statement	51

Short-Term Incentive Compensation
The NEOs are eligible to receive an annual cash incentive payment through the EVC plan, which is designed to incentivize executives to attain short-term performance goals aligned with the Company’s annual operating plan as a part of our pay-for-performance philosophy. The Committee has the discretion to determine the criteria applicable to incentive payments at the beginning of the fiscal year and measures actual Company performance to determine the funding of such payouts at the end of the fiscal year. For 2025, the awards paid to NEOs under the EVC plan depended upon (a) the NEO’s target incentive opportunity (b) the degree to which the Company performance goals were met, and (c) the NEO’s individual performance.
In 2025, target award opportunities for NEOs were based on performance and market considerations and stated as a percentage of total earned base salary. Mr. Thomson and Mr. Arrasmith received increases to their target bonus opportunities in connection with their appointment as CEO and COO respectively. These reflect expanded responsibilities, the scope and complexity of the roles, and market levels for similarly situated executives. The following table summarizes the target award opportunities for NEOs in 2025:

NEO	2025 Target Award Opportunity (as % of total earned base salary)	2025 Target Award Opportunity ($)(1)
Michael M. Thomson(2)	120%	$930,000
Debra McCann	95%	$517,750
Chris Arrasmith(2)	100%	$523,750
Kristen Prohl	95%	$503,500
Teresa Poggenpohl	95%	$484,500
Peter Altabef(3)
(1)The dollar amounts shown in this table are on an annualized basis and do not correspond to the amount of bonus actually earned by a specific NEO during 2025. Please see the Summary Compensation Table below for additional details about 2025 bonus actually earned by each NEO.
(2)The 2025 target award opportunities for Mr. Thomson and Mr. Arrasmith reflect their mid‑year appointments as CEO and COO, respectively, effective April 1, 2025. The target award rate was applied consistently for the full year, with amounts reflecting prorated base salaries prior to appointment and increased base salaries following appointment.
(3)Mr. Altabef’s employment terminated on March 31, 2025. In connection with this termination other than for cause, Mr. Altabef entered into a Transition Agreement in December 2024, and did not receive a bonus opportunity for 2025.
The Committee reviews the performance measures under the EVC plan on an annual basis to ensure they support our operating plan and keep our NEOs focused on attaining rigorous short-term goals. For 2025, the Committee approved two equally weighted performance measures under the EVC for the NEOs: (i) revenue and (ii) non-GAAP operating profit. In addition, the Compensation and Human Resources Committee reviews each NEO’s individual performance and contributions toward EVC attainment and uses this assessment to determine differentiated payout levels.
Funding under the EVC plan requires achievement of at least 50% of target Non‑GAAP operating profit for the performance year. For 2025, we exceeded the minimum performance requirement.
Based on actual performance, each NEO may earn between 0% and 200% of their respective 2025 Target Award Opportunity. Actual payouts were determined based on the Company’s financial performance and each NEO’s individual performance. Below are the 2025 performance measures and their respective 2025 payout curves. We believe these measures are the most effective in assessing the success of our business strategy in 2025.

52	Advisory Vote to Approve Executive Compensation

Measure	Weighting	2025 Performance Scale (% of Target Performance Level)

Revenue		90%-110%

250%
200
150
100
50
0
FUNDING
Max
Mid-Max
Mid-Target
Threshold
80
90
100
110
120%
ATTAINMENT

Non-GAAP Operating Profit		65%-130%

250%
200
150
100
50
0
FUNDING
Max
Mid-Max
Mid-Target
Threshold
40
60
80
100
120
140%
ATTAINMENT

The Committee set threshold, mid-target, target, mid-maximum, and maximum payout opportunities in 2025 for each measure as shown below:

Performance Level	Non-GAAP Operating Profit (Attainment %)	Payout % for Non-GAAP Operating Profit Metric	Revenue (Attainment %)	Payout % for Revenue Metric
Below Threshold	<65%	0%	<90%	0%
Threshold	65%	50%	90%	50%
Mid-Target	90%	90%	97%	90%
Target	100%	100%	100%	100%
Mid-Maximum	110%	110%	103%	110%
Maximum	130%+	200%	110%+	200%

2026 Proxy Statement	53

The table below summarizes the threshold, target and maximum performance levels for determining EVC funding for each performance measure for 2025 and Adjusted Actual 2025 performance outcomes.
At the discretion of the Committee, Actual Revenue results were adjusted downward to account for fluctuations in foreign currency exchange rates to facilitate comparisons of the company’s revenue performance to target.

Measure (Unisys Corporate)	Metric(1)			Weight	Results
	Threshold	Target	Maximum		Performance (% of Target)	Funding by Metric	Weighted by Metric

Revenue ($M)					93.76%	71.49%	35.75%

Non-GAAP Operating Profit ($M)					103.45%	103.45%	51.73%

						Total:	87.47%

(1)Funding ratios for Revenue and Non-GAAP Operating Profit are based on non-linear performance curves providing for softening of the curve above or below target performance achievement and then interpolated as shown in the table on page 52. For a discussion and reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement and the earnings release attached as Exhibit 99.1 to our Current Report on Form 8-K furnished with the SEC on February 24, 2026 (but such report shall not be deemed to be incorporated by reference to this Proxy Statement).
The following table shows the 2025 EVC targets and the actual awards paid to the NEOs under the EVC plan.

NEO	2025 EVC Target	Total Amount Paid(1)	Total Amount Paid as % of 2025 EVC Target(1)
Michael M. Thomson	$930,000	$813,471	87.47%
Debra McCann	$517,750	$452,876	87.47%
Chris Arrasmith	$523,750	$572,655	109.34%
Kristen Prohl	$503,500	$550,514	109.34%
Teresa Poggenpohl	$484,500	$474,647	97.97%
Peter Altabef(2)	$—
(1)Actual payouts reflect the Compensation and Human Resources Committee’s review and determination of individual performance and contributions, and may be adjusted upward or downward from formula‑based amounts.
(2)Mr. Altabef’s employment ended on March 31, 2025. In connection with his termination other than for cause, Mr. Altabef entered into a Transition Agreement in December 2024, and did not receive a bonus opportunity for 2025.
Long-Term Incentive Compensation
The LTI plan is designed to provide participants with a continuing stake in our long-term success and to align their interests with those of our stockholders. The LTI plan provides equity and cash-based awards.
For 2025, the Committee used a combination of long-term incentive vehicles, including time-based RSUs, rTSR-based cash and Non-GAAP Operating Profit-based cash. These vehicles focus NEOs on driving long-term stockholder value creation and fostering leadership stability. We modified our performance-based LTI awards to more closely align to market practice and in response to investor feedback. 2025 performance-based LTI awards more strongly emphasize the long-term focus of the program through our modified performance-based award design, which now measures performance entirely based on the full three-year performance period (rather than a combination of one-, two- and three-year performance periods). In addition, we revised the mix of LTI awards for 2025 to be 50% time-based RSUs, 25% rTSR performance-based cash awards and 25% NGOP performance-based cash awards.

54	Advisory Vote to Approve Executive Compensation

Element of LTI	Overview of Design

Time-Based RSUs	Vest 1/3 per year on the anniversary of the grant

rTSR-Based Cash
•Grant outcomes are contingent upon achievement of rTSR as follows:
- 100% of target three-year performance (2025-2027)
•The awards measure our TSR relative to the TSR of other constituent companies of the Russell 2000 Index.

Relative TSR Positioning
		Below Threshold	Threshold	Target	Maximum
	Ranking	Below 25th Percentile	25th Percentile	55th Percentile	80th Percentile
	LTI Achievement	0% of target	50% of target	100% of target	200% of target

•Results are interpolated between Threshold and Target, and between Target and Maximum.
•If the Company’s absolute TSR is negative, then payout is capped at 100% of Target (regardless of rTSR)
•The rTSR calculation is based on the average price of the 30-day trading days preceding both the start and end dates of the respective performance periods.

Non-GAAP Operating Profit- Based Cash	•Grant outcomes are contingent upon achievement of Non‑GAAP Operating Profit, as follows: - 100% of target three-year performance (2025-2027) •Payouts of 0% to 200% of target based on performance
Non-GAAP Operating Profit-Based Cash
		Below Threshold	Threshold	Target	Maximum
	Achievement	0% of target	50% of target	100% of target	200% of target
•Results are interpolated between Threshold and Target, and between Target and Maximum.
Time-based RSU awards are settled in stock, while rTSR-based and Non-GAAP Operating Profit-based cash awards are paid in cash, in each case upon vesting and the certification of results by the Committee for the performance-based awards. The payout scale of the cash awards does not fluctuate based on changes in our stock price.
Performance Periods for all 2025 rTSR-Based and Non-GAAP Operating Profit-Based Awards:

Vesting	2025	2026	2027	2028

One Tranche vesting in 2028	2025 Target Awards Granted to NEOs	Awards vest in 2028 (for 2025-2027 performance)

2025 Target LTI Plan Award Grants
The table below shows the target value of the long-term incentive awards granted in 2025, which the CHRC established based on market considerations, performance history, and industry benchmarks as of the grant date for each of the NEOs.

NEO	Time-Based RSUs	Target rTSR- Based Cash	Target PB-Cash: Non-GAAP Operating Profit	Total Target Value
Michael M. Thomson	$1,940,625	$970,313	$970,313	$3,881,251
Debra McCann	$833,750	$416,875	$416,875	$1,667,500
Chris Arrasmith	$600,000	$300,000	$300,000	$1,200,000
Kristen Prohl	$475,000	$237,500	$237,500	$950,000
Teresa Poggenpohl	$350,000	$175,000	$175,000	$700,000
Peter Altabef(1)	$—	$—	$—	$—
(1)Mr. Altabef’s employment ended on March 31, 2025. In connection with his termination other than for cause, Mr. Altabef entered into a Transition Agreement in December 2024. Restricted Stock Units issued to Mr. Altabef in connection with his service as Chair of the Board, post employment as CEO are reported in the Compensation of Directors section of this Proxy Statement.

2026 Proxy Statement	55

The CHRC converted LTI values in the table above to RSUs by dividing the applicable dollar amount by the closing price of our common stock on the effective date of the grant and rounding up to the nearest whole share.
LTI Results
The vested amounts for each tranche of the rTSR-based RSUs, rTSR-based cash awards, and Non-GAAP Operating Profit-based cash awards, based on performance for the period ending in 2025, are shown in the tables below. Vesting for rTSR awards is based on comparing Unisys’ TSR during the relevant period to the TSR of the other members of the Russell 2000 Index, while vesting amounts for profit-based cash are determined based on actual Non-GAAP Operating Profit versus pre-established threshold, target and maximum goals.
2023 and 2024 Profit-Based Cash
Results are based on Non-GAAP Operating Profit.

Grant Year	Vesting Period	Performance Period	Threshold ($M)	Target ($M)	Maximum ($M)	Vesting (as a % of target)

2023	Tranche 3	1/1/2023-12/31/2025				140.27%

2024	Tranche 2	1/1/2024-12/31/2025				148.48%

2023 and 2024 relative Total Shareholder Return (“rTSR”)-Based RSUs and
rTSR-Based Cash
Results are based on Unisys’ TSR as compared to the TSR of the other members of the Russell 2000 Index, as shown below.

Grant Year	Vesting Period	Performance Period	Vesting (as a % of target)
2023(1)	Tranche 3	1/1/2023-12/31/2025	0.00%
2024(2)	Tranche 2	1/1/2024-12/31/2025	0.00%
(1)For the 2023 awards, we measured rTSR among the constituent companies of the Russell 2000 Index from January 1, 2023 through December 31, 2025. The results of the 2025 rTSR positioning of the peer companies in the index were Threshold -37.84%, Target 16.82%, and Maximum 86.97%. For this grant, three-year Unisys rTSR was -39.27% (below threshold). This results in a ranking of 1,188 out of 1,573, for a 24th percentile ranking and 0% vesting.
(2)For the 2024 awards, we measured rTSR among the constituent companies of the Russell 2000 Index from January 1, 2024 through December 31, 2025. The results of the 2025 rTSR positioning of the peer companies in the index were Threshold -28.22%, Target 18.66% and Maximum 68.98%. For this grant, two-year Unisys rTSR was -48.20% (below threshold). This results in a ranking of 1,452 out of 1,704, for a 15th percentile ranking and 0% vesting.
Long-Term Incentive Granting Practices
While the Company does not have a formal policy regarding the timing of equity awards, it follows the practices described below. Most awards are granted in the first quarter of the year, although awards may be granted at hire, promotion or significant change in responsibility. Annual grants are approved at a regular meeting of the Committee with a grant date that is approximately four trading days after the Company’s earnings release. The dates of regularly scheduled Committee meetings are generally determined many months in advance as part of annual Board scheduling.
LTI awards granted during the year outside of the annual award have a grant date no earlier than the date of approval. Grants that require the approval of the Committee are typically reviewed and approved at a regularly scheduled Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date.
It is not the Company’s practice to time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. Should an equity award be made at a time when material non-public information exists, the Committee (or the Committee delegate approving the award) would consider the anticipated effect of that material nonpublic information on the Company’s stock price when sizing the award.

56	Advisory Vote to Approve Executive Compensation

CEO and COO Transition
Mr. Thomson’s CEO Package
The Board promoted Mr. Thomson to CEO and President and elected Mr. Thomson as a director of the Company, effective April 1, 2025. Mr. Thomson had been President and Chief Operating Officer of the Company since May 2022. Prior to this role, Mr. Thomson served as the Company’s Executive Vice President and Chief Financial Officer since 2021; Senior Vice President and Chief Financial Officer since 2019; and Vice President and Corporate Controller since 2015.
In connection with the promotion to CEO and President, on December 5, 2024, the Company entered into a letter agreement (the “Offer Letter”) with Mr. Thomson. Pursuant to the Offer Letter, effective April 1, 2025, Mr. Thomson received an annual base salary of $800,000 and was assigned an annual target bonus of 120% of earned base salary under the Company’s Executive Variable Compensation Plan. In addition, Mr. Thomson received a 2025 equity award with a target grant date fair value of $3,881,250 under the same terms and conditions as all other grant recipients.
Mr. Thomson is eligible for severance benefits upon a termination without cause and is also eligible for change-in-control payments and benefits if, following a change of control, the Company terminates his employment without “cause” or Mr. Thomson terminates employment for “good reason”. Please see Potential Payments upon Termination or Change in Control below for further details concerning the severance agreement terms and change-in-control agreement terms.
Mr. Arrasmith’s COO Package
In connection with Mr. Thomson’s promotion to CEO and President, the Board appointed Mr. Arrasmith as the Company’s Executive Vice President and Chief Operating Officer, effective April 1, 2025. The Company did not enter into a separate employment agreement or offer letter with Mr. Arrasmith. Mr. Arrasmith’s compensation is described below. Mr. Arrasmith received a 13.7% base salary increase and a corresponding increase to his bonus target value and LTI awards as a part of his transition as shown below.
Other Executive Compensation Practices and Policies
Stock Ownership Guidelines
All executive officers, including NEOs, are expected to own Unisys stock or stock units (including unvested time-based RSUs and earned performance-based RSUs that have not yet vested) having a value equal to or greater than a multiple of their annual base salary, as shown in the table below. Outstanding RSUs that have not yet met the performance criteria do not count toward fulfillment of the ownership guidelines. Options and stock appreciation rights for all NEOs are subject to a one-year minimum holding period after exercise or until the NEO’s employment has ended, whichever occurs first. Executive officers are expected to meet the ownership guidelines within five years of appointment. The Compensation and Human Resources Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each NEO is set forth in the section entitled, “Security Ownership by Certain Beneficial Owners and Management.”

Role	Ownership Requirement
CEO	3.0x base salary
CFO & COO	1.5x base salary
SVP	1.0x base salary
All NEOs and executive officers have either achieved the ownership requirement or are on track to achieve it within the five-year requirement (in the case of more-recently appointed officers).

2026 Proxy Statement	57

Clawback Policy
We maintain a clawback policy, in compliance with SEC and NYSE mandates, regarding the recovery from executive officers of erroneously awarded incentive-based compensation (including cash and equity) if we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, including the corrections of errors. The policy covers both current and former executive officers, even if not directly involved in activity that caused or contributed to the misstatement, and includes a three-year lookback requirement.
Insider Trading, Anti-Hedging, and Anti-Pledging Policy
We maintain an insider trading policy, which applies to all employees, officers and directors of the Company and its subsidiaries. The policy prohibits trading in securities of the Company while aware of material non-public information. Individuals whose roles are likely to provide them with access to material non-public information, including the NEOs and members of the Board, are subject to further restrictions, which, among other things, limit them to trading during quarterly trading windows with pre-clearance and prohibit derivatives trading, short sales, margin transactions, pledges and hedging transactions relating to Unisys securities at any time.
Risk Assessment and Mitigation of Compensation Policies and Practices
The Committee has reviewed the Company’s compensation programs, discussed the concept of risk as it relates to the Company’s compensation programs, considered various mitigating factors and reviewed these items with Meridian. In addition, the Committee has asked Meridian to conduct an independent risk assessment of the Company’s compensation programs. Based on these reviews and discussions, the Committee does not believe the Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the Company’s business.
Other Benefits
Executive officers participate in the retirement programs discussed below under “Defined Contribution Plans” and “Non-Qualified Deferred Compensation.”
Perquisites available to executive officers are limited to financial counseling/tax preparation services, an annual physical examination and spousal travel with a bona fide business need. These benefits are designed to promote executive wellness and financial security. See the “Summary Compensation Table” for additional details.
To attract and retain key executives, the Company enters into severance and change-in-control agreements with its executive officers, including the NEOs. The severance agreements are intended to align with market practice. The change-in-control agreements are intended to provide retention and management continuity in the event of an actual or threatened change in control. More details are provided under “Executive Officer Severance Agreements.”

58	Advisory Vote to Approve Executive Compensation

Compensation and Human Resources Committee Report
Unisys’ Compensation and Human Resources Committee is responsible for the overall design and governance of the Company’s executive compensation program, senior executive succession leadership development process and succession planning, and human capital and people strategy. The Compensation and Human Resources Committee’s objective is to establish a competitive executive compensation program that links executive compensation to business performance and stockholder return. In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation and Human Resources Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Meridian.
Recommendation Regarding Compensation Discussion and Analysis
The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report is furnished by the members of the Compensation and Human Resources Committee.
Compensation and Human Resources Committee
Matthew J. Desch (Chair)
Paul E. Martin
Troy K. Richardson
Roxanne Taylor
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

2026 Proxy Statement	59

Executive Compensation Tables
Summary Compensation Table
The following table sets forth compensation of the NEOs for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Michael M. Thomson(4) CEO and President	2025	771,538	—	1,940,628	1,487,222	21,500	4,220,888
	2024	670,000	—	1,472,525	2,279,843	12,711	4,435,079
	2023	669,327	—	1,758,820	1,728,738	11,407	4,168,292
Debra McCann Executive Vice President and CFO	2025	544,615	—	833,750	886,914	14,000	2,279,279
	2024	535,000	—	1,016,739	1,489,927	18,816	3,060,482
	2023	534,327	—	1,100,483	1,112,785	9,900	2,757,495
Chris Arrasmith(5) Executive Vice President and COO	2025	522,250	—	600,002	701,218	14,000	1,837,470
Kristen Prohl SVP, General Counsel, Corporate Secretary and Chief Administration Officer	2025	528,462	—	475,001	786,539	22,050	1,812,052
	2024	489,615	100,000	771,325	951,041	9,977	2,321,958
Teresa Poggenpohl SVP and Chief Marketing Officer	2025	509,231	—	350,000	635,520	19,000	1,513,750
	2024	489,519	—	385,662	882,814	16,584	1,774,579
	2023	465,000	—	716,172	713,869	14,900	1,909,941
Peter Altabef(6) Chair, Former CEO	2025	375,619	—	200,001	1,001,514	4,415,636	5,992,770
	2024	991,000	—	2,188,870	3,684,261	17,631	6,881,762
	2023	991,000	—	2,249,583	2,869,362	23,463	6,133,408
(1)The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted to our NEOs.
(2)Amounts include short-term incentives earned under the 2025 EVC Plan and amounts earned during 2025 with respect to Long-Term Performance-Based Cash awards (tranche 2 of 2024 cash awards and tranche 3 of 2023 cash awards).
(3)The amounts in this column reflect all other compensation with the details for 2025 referenced in the table below.
(4)The Board promoted Mr. Thomson to Chief Executive Officer and elected Mr. Thomson as a director of the Company, both effective on April 1, 2025.
(5)The Board appointed Mr. Arrasmith to Executive Vice President and Chief Operating Officer, effective April 1, 2025. As such, his fiscal 2025 compensation reported in this table is prorated for part-year service.
(6)Mr. Altabef transitioned from his role as Chief Executive Officer on March 31, 2025. Consistent with the terms of his termination other than for cause and his Transition Agreement outlined below, Mr. Altabef received a severance payment including 2 times the sum of his base salary and target bonus, vesting of certain LTI awards, and a one-time payment to offset COBRA premiums. He received a $200,000 award for his service post employment, as a non-employee Director.

60	Advisory Vote to Approve Executive Compensation

All Other Compensation Table
The following table sets forth other compensation earned during 2025 by the NEOs. The value of these benefits was determined based on the actual cost of such benefits to the Company.

Name	401(k) Match ($)	Financial Counseling ($)	Executive Physicals ($)	Spousal Travel ($)	Technology Offering ($)	Severance Benefits ($)	Total Other Compensation($)
Michael M. Thomson	14,000	7,500	—	—	—	—	21,500
Debra McCann	14,000	—	—	—	—	—	14,000
Chris Arrasmith	14,000	—	—	—	—	—	14,000
Kristen Prohl	14,000	1,850	6,200	—	—	—	22,050
Teresa Poggenpohl	14,000	5,000	—	—	—	—	19,000
Peter Altabef(1)	13,187	7,500	7,000	—	883	4,387,066	4,415,636
(1)Mr. Altabef’s employment with Unisys terminated on March 31, 2025. This termination constituted a termination of his employment by the Company other than for cause and gave rise to pre-existing severance entitlements under his December 12, 2014 letter agreement. The payments consisted of $4,360,400 in cash severance (corresponding to two times base salary and two times target annual bonus); $26,666 for COBRA benefits. Amounts exclude previously accrued and earned benefits paid upon termination of the NEO’s employment.
Grants of Plan-Based Awards
The following table sets forth information on grants of plan-based awards during 2025 to the NEOs.

		Grant Date in 2025	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Award Type		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael M. Thomson	EVC Plan		465,000	930,000	1,860,000
	Time-Based RSU	2/24							433,176	1,940,628
	PB Cash Non-GAAP Profit	2/24	485,157	970,313	1,940,626
	rTSR-Based Cash	2/24	485,157	970,313	1,940,626
Debra McCann	EVC Plan		258,875	517,750	1,035,500
	Time-Based RSU	2/24							186,105	833,750
	PB Cash Non-GAAP Profit	2/24	208,438	416,875	833,750
	rTSR-Based Cash	2/24	208,438	416,875	833,750
Chris Arrasmith	EVC Plan		261,875	523,750	1,047,500
	Time-Based RSU	2/24							133,929	600,002
	PB Cash Non-GAAP Profit	2/24	150,000	300,000	600,000
	rTSR-Based Cash	2/24	150,000	300,000	600,000
Kristen Prohl	EVC Plan		251,750	503,500	1,007,000
	Time-Based RSU	2/24							106,027	475,001
	PB Cash NON GAAP Profit	2/24	118,750	237,500	475,000
	rTSR Based Cash	2/24	118,750	237,500	475,000
Teresa Poggenpohl	EVC Plan		242,250	484,500	969,000
	Time-Based RSU	2/24							78,125	350,000
	PB Cash Non-GAAP Profit	2/24	87,500	175,000	350,000
	rTSR Based Cash	2/24	87,500	175,000	350,000
Peter Altabef	Non-Employee Director Stock Award	4/1	—	—	—				44,248	200,001
(1)Target amounts represent annualized base salary (adjusted for mid-year pay raises) multiplied by target bonus percent.
(2)Time-based RSU value is determined using the Unisys closing price on grant date: $4.48 on February 24, 2025 and $4.52 on April 1, 2025.

2026 Proxy Statement	61

Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are annual bonuses in the form of cash incentive compensation through the EVC Plan and performance-based cash awards. As discussed more fully in “Compensation Discussion and Analysis” above, the amount of incentive compensation paid to the NEOs under the EVC Plan generally depends upon (a) the officer’s target annual bonus amount, (b) the degree to which the Company’s performance goals were met and (c) individual performance as determined by the Committee.
2025 rTSR-based cash and Performance-Based Cash Non-GAAP Operating Profit awards each have a single vesting tranche, based on performance over a three-year performance period. To the extent the performance goals are met, an award will generally vest upon the later of the anniversary of the grant date next following the end of the applicable performance period or the Committee’s certification of applicable performance results, provided the NEO is then employed by the Company.
Time-based RSUs generally vest in three equal annual installments on the first three anniversaries of the date of grant, provided the NEO is then employed by the Company.
Outstanding Equity Awards at Fiscal Year-End
The following table shows equity awards to the NEOs that were outstanding as of December 31, 2025.

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael M. Thomson	564,114	1,556,955	269,924	744,990
Debra McCann	272,053	750,866	180,446	498,031
Chris Arrasmith	159,314	439,707	143,810	396,916
Kristen Prohl	157,354	434,297	35,219	97,204
Teresa Poggenpohl	110,187	304,116	148,064	408,657
Peter Altabef	—	—	307,440	848,534
(1)The awards are scheduled to vest as described in the table below if the individual is then employed by the Company (subject to the achievement of the relevant performance goals, in the case of Equity Incentive Plan awards).
(2)Market value reflects $2.76 closing price of Unisys common stock on December 31, 2025.

62	Advisory Vote to Approve Executive Compensation

Name	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (Time-Based RSUs and earned Performance- Based RSUs Still Subject to Service Conditions)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (Performance-Based RSUs at Threshold)(1)
Michael M. Thomson	2026-02-24	144,392
	2026-02-26	42,042	15,766
	2026-02-28	46,854	7,029
	2026-05-08		48,201
	2027-02-24	144,392
	2027-02-26	42,042	15,766
	2028-02-24	144,392
Debra McCann	2026-02-24	62,035
	2026-02-26	29,029	10,886
	2026-02-28	27,890	4,184
	2026-05-08		32,134
	2027-02-24	62,035
	2027-02-26	29,029	10,886
	2028-02-24	62,035
Chris Arrasmith	2026-02-24	44,643
	2026-02-26	8,509	3,191
	2026-02-28	8,367	1,256
	2026-05-08		32,134
	2027-02-24	44,643
	2027-02-26	8,509	3,191
	2028-02-24	44,643
Kristen Prohl	2026-02-24	35,342
	2026-02-26	22,022	8,259
	2026-08-01	7,283	1,093
	2027-02-24	35,342
	2027-02-26	22,022	8,259
	2028-02-24	35,343
Teresa Poggenpohl	2026-02-24	26,041
	2026-02-26	11,011	4,129
	2026-02-28	10,040	1,506
	2026-05-08		32,134
	2027-02-24	26,042
	2027-02-26	11,011	4,130
	2028-02-24	26,042
Peter Altabef	2026-02-26		23,436
	2026-02-28		10,448
	2026-05-08		48,201
	2027-02-26		23,436
(1)Award performing below target are shown at threshold.

2026 Proxy Statement	63

Option Exercises and Stock Vested
The following table provides information on stock option exercises and the vesting of stock awards during 2025 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael M. Thomson	—	—	178,933	780,823
Debra McCann	—	—	141,709	631,714
Chris Arrasmith	—	—	39,180	183,564
Kristen Prohl	—	—	62,260	268,858
Teresa Poggenpohl	—	—	43,458	189,823
Peter Altabef	—	—	518,486	2,312,632
(1)Reflects the market value of the stock awards on the date of vesting, which for each of the awards equals the per share closing price of Unisys common stock as reported by NYSE on the vesting date (or the previous Friday if the vesting date falls on a weekend).
Defined Contribution Plans
U.S. NEOs are eligible to participate in the Unisys Savings Plan, which is a tax-qualified 401(k) defined contribution plan with a matching contribution feature. In 2025, the Company made matching contributions under the plan of 100% of the first 3% and 50% of the next 2% of eligible pay (subject to IRS limitations) contributed by a participant on a before-tax basis. These matching contributions are shown in the “All Other Compensation” table above.
Non-Qualified Deferred Compensation
The table below shows compensation of the U.S. NEOs that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plan, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Name	Executive Contributions in 2025 ($)	Company Contributions in 2025 ($)	Aggregate Earnings in 2025 ($)(1)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance at December 31, 2025 ($)(1)
Michael M. Thomson	—	—	$3,522	—	$29,503
(1)No amounts shown in this column are reported in the Summary Compensation Table.
Potential Payments Upon Termination or Change in Control
Under the agreements and plans discussed below, the NEOs would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company, assuming that each covered circumstance occurred on December 31, 2025. No disclosure is provided with respect to Mr. Altabef because his service as our CEO ended prior to December 31, 2025. Instead, the below describes his actual termination payments received.

64	Advisory Vote to Approve Executive Compensation

Non-Change-in-Control Severance Arrangements
Executive Officer Severance Agreements
The Company has entered into letter agreements with each of the current NEOs providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve-month period following the date of termination, except that Mr. Thomson will be entitled to receive an amount equal to two times the sum of his annual base salary plus his annual target bonus. Each executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees, except that Mr. Thomson will be entitled to continued medical, dental, and vision coverage for up to twenty-four (24) months at the same costs applicable to active employees. Receipt of benefits under these agreements requires the execution of a release of claims in favor of the Company.
Current NEOs would be entitled to the payments below if their employment had been terminated as described above on the last business day of 2025.

Name	Aggregate Termination Payments ($)	Aggregate Medical, Dental and Vision Payments ($)
Michael M. Thomson	3,520,000	51,500
Debra McCann	1,062,750	—
Chris Arrasmith	1,080,000	21,511
Kristen Prohl	1,033,500	24,280
Teresa Poggenpohl	994,500	—
The NEOs are also each party to a change-in-control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change-in-control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change-in-control agreement.
Change-in-Control Severance Agreements
Change-in-Control Employment Agreements
The Company has entered into change-in-control employment agreements with each of the current NEOs (other than Mr. Thomson). The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. The material terms of each of the change-in-control employment agreements with the NEOs are summarized below.
A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board unless approved by the incumbent directors (other than as a result of a contested election) and certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change-in-control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).
If following a change in control, the Company terminates the executive without Cause (as defined in the change-in-control employment agreements) or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), the terminated executive will be entitled to receive special termination benefits.

2026 Proxy Statement	65

These benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to two years of salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus) (3) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the two-year period, (4) for two years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (5) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payment or distribution will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to the executive. The executive is under no obligation to mitigate amounts payable under these agreements.
Mr. Thomson is also eligible for change in control payments and benefits pursuant to his Offer Letter such that if, following a change of control, the Company terminates his employment without “cause” or Mr. Thomson terminates employment for “good reason” (as defined in the Offer Letter), Mr. Thomson shall be entitled to receive termination benefits as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) Mr. Thomson’s target bonus prior to the change of control, (b) the highest annual bonus paid in the three years prior to the change of control or (c) the bonus paid after the change of control (the “applicable bonus”), (2) a lump sum payment equal to two and a half times the sum of (a) Mr. Thomson’s annual base salary plus (b) the applicable bonus, (3) continued health benefits for two years following the termination of employment and reimbursement therefore, (4) outplacement services, and (5) other benefits under the Company’s plans, including any rights in respect of equity awards.
Change-in-Control Termination Benefits
If the NEOs had become entitled to the special termination benefits described above on the last business day of 2025, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Value of Outplacement Services ($)(1)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Total ($)(2)
Michael M. Thomson	960,000	4,400,000	10,000	18,880	51,500	5,440,380
Debra McCann	517,750	2,125,500	10,000	11,332	—	2,664,582
Chris Arrasmith	540,000	2,160,000	10,000	15,120	45,620	2,770,740
Kristen Prohl	503,500	2,067,000	10,000	11,928	51,497	2,643,925
Teresa Poggenpohl	484,500	1,989,000	10,000	10,272	—	2,493,772
(1)The change-in-control agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.
(2)Amounts shown in this column do not include the value of the vested awards shown in the “Long-Term Incentive Plans” section.
Change-in-Control Terms of Incentive Plan Awards
Under the Company’s long-term incentive awards, if a Change-in-Control (as defined in the applicable equity plan) occurs and a participant’s employment terminates for Good Reason or other than for Cause (as those terms are defined in the applicable equity plan) within 24 months of the Change in Control, all Time-Based RSUs will become fully vested and the target amount of rTSR-based RSUs, rTSR-based cash, profit-based cash and Stock Price Performance RSUs will vest. If a Change-in-Control and a termination of employment had occurred for Good Reason or without Cause on the last business day of 2025, the NEOs would have become vested in the following number of RSUs, having the following values, and would have become entitled to receive the following amount of long-term Performance-Based Cash:

66	Advisory Vote to Approve Executive Compensation

Name	Vested Restricted Stock Units (#)	Value of Vested Restricted Stock Units ($)(1)	Value of Vested Long-Term Performance-Based Cash ($)
Michael M. Thomson	834,038	2,301,945	2,920,628
Debra McCann	452,499	1,248,897	1,472,640
Chris Arrasmith	303,124	836,622	788,891
Kristen Prohl	192,573	531,501	846,669
Teresa Poggenpohl	258,251	712,773	587,778
(1)Based on the $2.76 closing price of Unisys common stock on December 31, 2025.
Transition Agreement with Mr. Altabef
Mr. Altabef’s employment with the Company ceased on March 31, 2025. The cessation of Mr. Altabef’s employment constituted a termination other than for cause and he received the following severance benefits: (i) two times his annual base salary ($1,982,000) and two times his target annual bonus ($2,378,400), and (ii) lump sum payment equal to the difference between the monthly cost of COBRA continuation coverage for Mr. Altabef, his spouse and eligible dependents and the monthly amount paid by active employees for comparable coverage for a 24 month period. The Transition Agreement also included customary release and cooperation provisions and reaffirms his pre-existing restrictive covenant obligations to the Company.
Mr. Altabef continues to participate in the Executive Death Benefit Only Program, with a death benefit equal to two and one-half times his final salary, totaling $2,477,500.
Beginning in 2022, the LTI agreements governing grants of time-based RSUs, rTSR-based RSUs and performance-based cash awards stipulate that if, prior to a Change In Control (as defined in the applicable equity plan), Mr. Altabef’s employment by the Corporation is terminated after Mr. Altabef has reached age 65, and the termination is either by the Corporation other than for Cause or by Mr. Altabef with Good Reason (each as defined in the applicable equity plan) and at the time of termination the Corporation has reached a written agreement with a successor to Mr. Altabef to serve as CEO of the Company, then, subject to Mr. Altabef having executed and not revoked a general release of claims in favor of the Corporation, any time-based RSUs granted under such agreements that remain unvested as of the date of Mr. Altabef’s termination shall become vested on the date of his termination and any rTSR-based RSUs and performance-based cash awards granted under such agreements that remain outstanding and unvested as of the date of Mr. Altabef’s termination shall remain outstanding and continue to be eligible to vest as if Mr. Altabef remained employed through the applicable vesting date.
Based on the terms above, Mr. Altabef’s outstanding time-based RSUs, totaling 194,637 vested on March 31, 2025. As of December 31, 2025, he remained eligible to vest in 114,637 unearned rTSR-based RSUs (assuming target performance) and $1,456,747 in unearned performance-based cash awards (assuming target performance). His stock price performance RSUs also remained unvested.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, the Company is required to provide the following information with respect to the year ended December 31, 2025:
•The total annual compensation of the median compensated employee (other than Mr. Thomson, the Company’s CEO) was approximately $27,310.
•The annualized target compensation for Mr. Thomson, the Company’s CEO, was $5,641,250, inclusive of his annual salary on December 31, 2025, his target bonus and 2025 long-term incentive award.
•Based on this information, the ratio of the total annual compensation of the Company’s CEO to the total annual compensation of the median compensated employee is 206 to 1.

2026 Proxy Statement	67

As of December 31, 2025, our total employee population consisted of both full-time and part-time employees, aligned to offices in the United States and offices in non-U.S. jurisdictions. We compared the compensation of our total employee population, as reflected in our human resources system as of December 31, 2025. To identify the median compensated employee, we calculated total annual cash compensation for each of our worldwide employees as of December 31, 2025. For this purpose, total annual cash compensation was calculated as the sum of each employee’s salary or hourly wages in 2025 plus the employee’s variable cash compensation for 2025. For non-U.S. employees, we applied currency exchange rates as in effect on December 31, 2025. We then ranked the total annual compensation of all our employees (except for the CEO) from lowest to highest and identified the employee who was in the middle of the list. That employee was identified as the median compensated employee for purposes of determining the CEO pay ratio as of December 31, 2025. The total annual compensation for this employee for the year ended December 31, 2025, was then calculated in accordance with Item 402(c)(2)(x) and is shown above.
The pay ratio is an estimate calculated in accordance with Item 402(u). SEC rules for identifying the “median employee” and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the annual total compensation of our median employee and the pay ratio reported by us may not be comparable to the median employee compensation and pay ratios reported by other companies.

68	Advisory Vote to Approve Executive Compensation

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding the relationship between executive compensation actually paid for our principal executive officer (“PEO”) and average Non-PEO NEOs and certain Company financial performance for the fiscal years listed below.

Year	Summary Compensation Table Total for Peter Altabef(1) ($)	Summary Compensation Table Total for Michael M. Thomson(1) ($)	Compensation Actually Paid to Peter Altabef(1)(2)(3) ($)	Compensation Actually Paid to Michael M. Thomson(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment |based on:(4)		Net Loss ($ Millions)	Non-GAAP Operating Profit ($ Millions)(1)
							TSR ($)	Peer Group TSR ($)
2025	5,992,770	4,220,888	3,463,615	1,359,871	1,860,638	751,523	14.02	130.34	(340.0)	176.9
2024	6,881,762	—	7,368,657	—	2,898,025	3,072,849	32.16	129.34	(193.2)	176.4
2023	6,133,408	—	6,129,859	—	2,333,051	1,774,167	28.56	114.58	(427.1)	140.8
2022	7,092,737	—	(28,601)	—	1,772,221	524,628	25.97	85.44	(104.9)	159.0
2021	8,059,535	—	8,248,348	—	2,877,154	2,618,113	104.52	104.88	(449.8)	192.8
(1)Peter Altabef was our PEO from 2020 to March 2025. Michael M. Thomson was our PEO beginning in April 2025. The individuals comprising the Non-PEO named executive officers for each year presented are listed below.

2021	2022	2023	2024	2025
Michael M. Thomson	Debra McCann	Debra McCann	Debra McCann	Debra McCann
Gerald P. Kenney	Michael M. Thomson	Michael M. Thomson	Michael M. Thomson	Christopher Arrasmith
Katherine Ebrahimi	Claudius Sokenu	Claudius Sokenu	Teresa Poggenpohl	Teresa Poggenpohl
Shalabh Gupta	Katherine Ebrahimi	Katherine Ebrahimi	Kristen Prohl	Kristen Prohl
Eric Hutto	Teresa Poggenpohl	Teresa Poggenpohl
Gerald P. Kenney
(2)The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the amount shown in the “Total” column set forth in the Summary Compensation Table with certain adjustments as described in footnote 3 below.
(3)“Compensation Actually Paid” reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards” column are the totals from the “Stock Awards” columns set forth in the Summary Compensation Table and amounts in the “Inclusion of Equity Values” column are the aggregate adjustments required for this purpose by SEC rules.

Year	Summary Compensation Table Total for Peter Altabef ($)	Exclusion of Stock Awards for Peter Altabef ($)	Inclusion of Equity Values for Peter Altabef ($)	Compensation Actually Paid to Peter Altabef ($)
2025	5,992,770	(200,001)	(2,329,154)	3,463,615

Year	Summary Compensation Table Total for Michael M. Thomson ($)	Exclusion of Stock Awards for Michael M. Thomson ($)	Inclusion of Equity Values for Michael M. Thomson ($)	Compensation Actually Paid to Michael M. Thomson ($)
2025	4,220,888	(1,940,628)	(920,389)	1,359,871

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,860,638	(564,688)	(544,427)	751,523

2026 Proxy Statement	69

The amounts in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Peter Altabef ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Peter Altabef ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Peter Altabef ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Peter Altabef ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Peter Altabef ($)	Total-Inclusion of Equity Values for Peter Altabef ($)
2025	—	(1,639,858)	200,001	(889,297)	—	(2,329,154)

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Michael M. Thomson ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Michael M. Thomson ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Michael M. Thomson ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Michael M. Thomson ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Michael M. Thomson ($)	Total-Inclusion of Equity Values for Michael M. Thomson ($)
2025	1,195,566	(1,764,131)	—	(351,824)	—	(920,389)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total-Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	347,889	(746,612)	—	(145,704)	—	(544,427)
(4)The Peer Group TSR set forth in this table utilizes the Standard & Poor’s 500 Information Technology Services Index (“S&P 500 IT Services Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the S&P 500 IT Services Index, respectively, assuming dividend reinvestment.
(5)We determined non-GAAP operating profit to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. Non-GAAP Operating Profit is defined as GAAP Operating Income excluding pretax post-retirement expense, pretax charges in connection with cost-reduction activities, non-operational legal reserves, loss on debt exchange transactions and other non-operational income/expense. Non-GAAP Operating Profit is subject to adjustment by the CHRC of the Board for special items related to discontinued operations, reorganizations, restructurings or significant non-operational items. For a discussion and reconciliation of our GAAP measures to non-GAAP measures, please see Appendix A to this Proxy Statement.

70	Advisory Vote to Approve Executive Compensation

Description of Relationship Between PEO and Other NEO Average Compensation Actually Paid and Company Total Stockholder Return (“TSR”) and Description of Relationship Between Company TSR and Peer Group TSR
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEO, the average of “Compensation Actually Paid” to our Non-PEO NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years, and the Peer Group TSR over the same period.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Unisys Corporation TSR and
Unisys Corporation TSR Versus Peer Group TSR

2026 Proxy Statement	71

Description of Relationship Between PEO and Other NEO Average Compensation Actually Paid and Net Income (Loss)
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEO, the average of “Compensation Actually Paid” to our Non-PEO NEOs, and our net income (loss) during the five most recently completed fiscal years.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Loss

72	Advisory Vote to Approve Executive Compensation

Description of Relationship Between PEO and Other NEO Average Compensation Actually Paid and Non-GAAP Operating Profit
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEO, the average of “Compensation Actually Paid” to our Non-PEO NEOs, and our non-GAAP operating profit during the five most recently completed fiscal years. Non-GAAP operating profit is defined in footnote 5 to the Pay Versus Performance table above.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Non-GAAP Operating Profit
Most Important Financial Performance Measures
The following list presents the three most important performance measures, as determined by the Company, that link compensation actually paid to our NEOs to the Company’s performance for the most recently completed year. Non-GAAP Operating Profit is the most important financial measure used to link compensation actually paid to Company performance. Except for non-GAAP operating profit, the other performance measures set forth below are not ranked by relative importance. Pursuant to SEC rules, the information in this “Pay Versus Performance Disclosure” section shall not be deemed to be incorporated by reference into any Company filing under the Securities Act or Exchange Act, unless expressly incorporated by specific reference in such filing.
•Non-GAAP operating profit
•Relative total stockholder return
•Revenue

2026 Proxy Statement	73

Proposal 3 Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee has selected, and the Board has ratified the selection of, Grant Thornton to serve as our independent registered public accounting firm for 2026. Grant Thornton is a registered public accounting firm regulated by the Public Company Accounting Oversight Board (the “PCAOB”). Grant Thornton has served as the Company’s independent registered public accounting firm since March 2023.
The Audit and Finance Committee and full Board believe the continued retention of Grant Thornton as the Company’s independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm for 2026. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. The Board has not determined what action it would take if the stockholders do not approve the selection of Grant Thornton. If, however, our stockholders fail to ratify our selection of Grant Thornton, it will be considered a recommendation to the Board and the Audit and Finance Committee to consider the selection of a different firm to serve as the Company’s independent registered public accounting firm. In addition, even if stockholders ratify the selection of Grant Thornton, the Audit and Finance Committee may at its discretion select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interest of the Company and our stockholders.
The Company expects that representatives of Grant Thornton will be present at the Annual Meeting to have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board considers Grant Thornton to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.
Independent Registered Public Accounting Firm Fees & Services
The following table sets forth the aggregate fees for professional services rendered by Grant Thornton in connection with the audits of our annual financial statements for the fiscal years ended December 31, 2025 and 2024 and for other services rendered by Grant Thornton during those periods. All fees described below were approved by the Audit and Finance Committee.

(in millions)	2025 ($)	2024 ($)
Audit Fees	4.7	5.2
Audit-Related Fees	1.3	1.4
Tax Fees	0.0	0.1
Total Fees	6.0	6.7
Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, comfort letters, consents, accounting consultations in connection with transactions and various attestation engagements. Tax fees principally represent fees for tax compliance and advisory services.
Pre-Approval Policies and Procedures
The Audit and Finance Committee quarterly and annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

74	Ratification of the Appointment of Independent Registered Public Accounting Firm

Audit and Finance Committee Report
The Audit and Finance Committee of the Board provides oversight on matters related to the Company’s financial reporting and ensures the Company develops and maintains adequate financial controls and procedures, as well as monitors compliance with those controls and procedures. In addition, the Audit and Finance Committee has oversight responsibility for the Company’s internal auditor. The Audit and Finance Committee discussed with the Company’s internal auditors and Grant Thornton, the independent registered public accounting firm that audited the Company’s 2025 financial statements, the plans for their respective audits. The Audit and Finance Committee met with the internal auditors and Grant Thornton, with and without management present, and discussed the results of their examinations, their evaluation of the Company’s internal controls and the Company’s financial reporting.
The Company’s management has primary responsibility for preparing the Company’s financial statements and implementing internal controls over financial reporting, and Grant Thornton, as the independent registered public accounting firm, is responsible for auditing those financial statements and the effectiveness of the internal controls over financial reporting. The Audit and Finance Committee may investigate any matter brought to its attention and, in such regard, has full access to the Company’s books, records, facilities and employees and may also retain outside legal, accounting or other advisors. Any individual may also bring matters to the attention of the Audit and Finance Committee by following the procedures set forth in this Proxy Statement under the heading “Communications with Our Directors.”
Audit and Finance Committee Charter
The Board has adopted a written charter for the Audit and Finance Committee, which the Audit and Finance Committee reviews at least annually. The charter sets out the purpose, membership and responsibilities of the Audit and Finance Committee, among other information related to the committee.
Regular Review of Financial Statements
The Audit and Finance Committee reviewed and discussed the Company’s unaudited financial statements with management and Grant Thornton before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the earnings release discussing full-year results and filing of the Company’s Annual Report.
Communications with Grant Thornton
In performing its oversight responsibilities, as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2025, including internal controls over financial reporting, with management and with Grant Thornton. The Audit and Finance Committee has also discussed with Grant Thornton the matters required to be discussed by the PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit and Finance Committee met privately with Grant Thornton four times during 2025.
Independence of Grant Thornton
Grant Thornton is directly accountable to the Audit and Finance Committee and the Board. The Audit and Finance Committee has received from Grant Thornton the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit and Finance Committee concerning independence and has discussed with Grant Thornton its independence from management and the Company, and disclosed relationships and the impact of those relationships on Grant Thornton’s independence. The Audit and Finance Committee has also considered the compatibility of audit-related services, tax services and other non-audit services with Grant Thornton’s independence.
Recommendation Regarding Annual Report
In performing its oversight function with regard to the 2025 financial statements, the Audit and Finance Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Grant Thornton. The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2025. Based on these discussions and the information received and reviewed, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report for filing with the SEC.
This report is furnished by the members of the Audit and Finance Committee.
Audit and Finance Committee
Regina M. Paolillo (Chair)
Philippe Germond
Deborah Lee James
John A. Kritzmacher

2026 Proxy Statement	75

Proposal 4 Approve the Amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan

General
The Board has unanimously adopted, subject to stockholders’ approval at the Annual Meeting, an amendment (the “Amendment”) to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as amended (the “2024 Equity Plan”). The Amendment to the 2024 Equity Plan will become effective on the date it is approved by stockholders.
The 2024 Equity Plan was originally approved by our stockholders at the 2024 Annual Meeting and subsequently amended at the 2025 Annual Meeting. At the 2025 Annual Meeting our stockholders approved an amendment (the “2025 Amendment”) to the 2024 Equity Plan to, among other things, add 3,100,000 shares of common stock to the 2024 Equity Plan and increase the Overall Plan Limit by an equal amount. The 2024 Equity Plan currently authorizes the issuance, pursuant to awards under the plan, of up to 9,440,000 shares of our common stock, plus the shares that were available for issuance under a predecessor plan at the time the 2024 Equity Plan was approved by stockholders, plus any shares subject to an award granted under any predecessor plan that terminates, expires, or is canceled, forfeited, exchanged, or surrendered without having been exercised, vested or paid, up to a maximum of 13,100,000 shares (the “Overall Plan Limit”).
As of the record date, 72,326,365 shares of our common stock were outstanding. Similarly, as of the record date, the shares remaining available for issuance under the 2024 Equity Plan that are not subject to currently outstanding awards and the shares subject to currently outstanding awards (including shares reserved for above target performance) were as follows:

Shares Available for New Awards Under 2024 Plan(1)	2,693,000
Shares Subject to Outstanding Awards Under 2024 Plan and predecessor plans(2)	9,413,000
Total	12,106,000
(1)All amounts shown assuming maximum share issuance for outstanding performance-based awards
(2)The Company did not have any stock options nor stock appreciation rights outstanding as of the record date
In view of the limited number of shares remaining available under the 2024 Equity Plan, our Board adopted the Amendment to the 2024 Equity Plan, which (subject to stockholder approval) adds 3,900,000 shares of common stock to the 2024 Equity Plan and increases the Overall Plan Limit by an equal amount. If our stockholders do not approve the Amendment, the 2024 Equity Plan will continue in full force and effect in its current form.
The number of shares added by the Amendment was determined based on an analysis of various factors, including historical burn rate, potential dilution, industry plan cost standards, and anticipated equity compensation needs. In 2025, our burn rate was 5.37%. The burn rate over the last three years was as follows:

Year Ending	Full-Value Shares Granted(1)	Weighted Average Shares	Burn Rate(2)
December 31, 2025	3,810,000	70,994,000	5.37%
December 31, 2024	2,794,000	69,199,000	4.04%
December 31, 2023	3,881,000	68,254,000	5.69%
3-Year Average			5.03%
(1)No stock options or stock appreciation rights were granted in fiscal years 2023, 2024 or 2025
(2)The burn rate was calculated using Institutional Shareholder Services’ Value-Adjusted Burn Rate

76	Amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan

We have estimated that the potential dilution to current stockholders that could result from the future issuance of shares under the 2024 Equity Plan (as amended), in addition to shares subject to awards outstanding under the 2024 Equity Plan and predecessor plans, would be approximately 18.1% calculated as follows:
New Shares Requested + Shares Available + Shares Subject to Outstanding Awards

Requested + Shares Available + Shares Subject to Outstanding Awards
+ Total Common Stock Outstanding
Based on these factors and our current grant practices, the increased share reserve under the 2024 Equity Plan, as amended, is expected to meet our annual equity grant needs through 2027. The shares reserved may, however, last for a greater or fewer number of years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and our stock price.
The Amendment makes no other changes to the 2024 Equity Plan.
Why Stockholders Should Approve the Amendment to the 2024 Equity Plan
Additional shares are needed. If stockholders do not approve the Amendment to the 2024 Equity Plan, the Company expects that the current equity program will have an insufficient number of shares to grant prior to the 2027 Annual Meeting. If we cannot grant equity awards, the Company will be placed at a competitive disadvantage, making it difficult to attract, retain, and develop the talent of our employees, officers and non-employee directors.
Equity awards are an important component of the Company’s compensation program. Equity-based compensation enables us to attract, retain and develop the talent of employees, officers, and non-employee directors.
Equity incentives align the interests of our executives with those of our stockholders. Our philosophy is to provide a significant portion of executive compensation in the form of equity awards that are at-risk and performance-based. Equity awards are designed to provide key leaders with a stake in the long-term success of the Company as well as align executive and stockholder interests.
Key Plan Features
The 2024 Equity Plan is intended to reinforce the alignment between employees’ and non-employee directors’ interests and stockholders’ interests, and purposefully excludes features that could misalign those interests. Accordingly, the 2024 Equity Plan:
•Includes a default double trigger change-in-control provision and does not provide for automatic vesting upon a change in control
•Prohibits the payment of dividends or dividend equivalent rights on unvested equity awards
•Limits non-employee directors’ aggregate cash and equity compensation in a calendar year
•Prohibits repricing of stock options and stock appreciation rights without stockholder approval, other than in connection with a capitalization event adjustment or change in control
•Does not have evergreen share pool provisions
•Does not have an option or stock appreciation right reload feature
•Does not provide tax gross-ups
•Authorizes the recoupment of awards under our recoupment policies and/or any recoupment requirements imposed under applicable laws

2026 Proxy Statement	77

Plan Summary
This summary of the 2024 Equity Plan’s principal features, as amended by the Amendment, is qualified in its entirety by reference to the text of the 2024 Equity Plan, a marked copy of which is attached to this Proxy Statement as Appendix B to show changes proposed by the Amendment. To the extent the description below differs from the text of Appendix B, the text of Appendix B will control.
Purpose
The purpose of the 2024 Equity Plan is to provide designated employees and non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, other equity-based awards and incentive awards (collectively as used in this proposal, the “awards”). We believe that the 2024 Equity Plan will support our ongoing efforts to attract, retain and develop exceptional talent and enable us to provide incentives directly linked to our short and long-term objectives and increases in stockholder value.
Shares Reserved
The maximum number of shares available to be granted under the 2024 Equity Plan is the sum of the following: (i) 13,340,000 shares, plus (ii) shares that were available for issuance under a predecessor plan as of the original effective date of the 2024 Equity Plan, plus (iii) shares subject to outstanding awards under any predecessor plan, to the extent that after the original effective date of the 2024 Equity Plan such awards terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, vested or paid. In no event will the aggregate number of shares of common stock issuable under the 2024 Equity Plan exceed 17,000,000 shares. The aggregate number of shares that may be issued under the 2024 Equity Plan as incentive stock options is 2,500,000 shares. The number of shares available under the 2024 Equity Plan (including for incentive stock options) is subject to adjustment in the event of certain capitalization events. The issuance of any shares under the 2024 Equity Plan will result in a reduction of the number of shares available for awards under the 2024 Equity Plan on a one-for-one basis.
Shares subject to awards granted under the 2024 Equity Plan will go back into the share pool and be available for future grants if the awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or are otherwise forfeited or not paid in full in shares of common stock. Awards that are designated at grant as cash-settled awards will not be counted against the limit on the shares available under the 2024 Equity Plan.
Shares surrendered to pay the exercise price of an option or withheld to pay the taxes on any award and shares repurchased by the Company with the proceeds of an option exercise are not added to the share pool and will not be available for future grants. Additionally, the full number of shares subject to stock appreciation rights exercised and settled in shares will be counted against the limit on the shares available under the 2024 Equity Plan.
The common stock covered by the 2024 Equity Plan may be either authorized but unissued shares or reacquired shares, including shares of common stock purchased by us on the open market. On March 2, 2026, the closing price of a share of our common stock on the NYSE was $2.35.
Non-Employee Director Limits
Notwithstanding any provision to the contrary in the 2024 Equity Plan or in any policy of the Company regarding compensation payable to a non-employee director, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards payable in shares and the maximum amount that may become payable pursuant to all cash-settled awards that may be granted under the 2024 Equity Plan as compensation for services as a non-employee director, together with cash compensation paid to the non-employee director in the form of a Board and committee retainer, meeting or similar fees, during any calendar year may not exceed $600,000.
Administration
The 2024 Equity Plan is administered by a committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the 2024 Equity Plan. To the extent deemed necessary by the Board, each committee member will satisfy the requirements for (i) an “independent director” under rules adopted by the NYSE or other stock exchange on which the shares are at the time primarily traded and (ii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act of 1934, as amended. The Board has delegated authority to the CHRC to administer the 2024 Equity Plan. Subject to requirements of the NYSE and applicable law, the CHRC may delegate certain of its authority under the 2024 Equity Plan to a subcommittee or to officers of the Company.

78	Amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan

The CHRC’s authority includes but is not limited to the power to: (i) construe and interpret the 2024 Equity Plan, and any agreement executed pursuant to the 2024 Equity Plan, (ii) determine who will be granted awards from the eligible population, (iii) determine the type, size and terms and conditions of the awards, (iv) determine the time when the awards will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting, and the restriction period and the acceleration of exercisability, vesting, and the lapse of a restriction period, (v) determine whether the grant, vesting, exercise, issuance, retention and/or payment of an award will be subject to the attainment of one or more performance goals, (vi) amend the terms and conditions of any previously issued award, (vii) determine any restrictions on resale applicable to the shares to be issued or transferred pursuant to the award, (viii) determine whether, and to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price may be paid in, cash, shares, or other awards or property, or an award may be cancelled, forfeited or surrendered, (ix) determine the number of shares or other consideration subject to awards, (x) determine whether awards will be granted singly, in combination with, in tandem with, in replacement of or as alternatives to, other awards under the 2024 Equity Plan or any other incentive or compensation plan, (xi) establish, adopt or revise any rules and regulations, including adopting sub-plans to facilitate compliance with applicable laws, ease administration and/or take advantage of tax-favorable treatment for awards, (xii) determine whether any award will be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants, (xiii) determine whether an incentive award has been earned, and (xiv) make all other determinations necessary or advisable for the administration of the 2024 Equity Plan. The CHRC may accelerate the vesting of any awards at any time for any reason and may provide for complete or partial exceptions to any service or performance requirement as it deems appropriate.
Adjustments
The 2024 Equity Plan provides for equitable adjustment by the CHRC to the number and kind of shares reserved under the 2024 Equity Plan, the number and kind of shares covered by, or issuable pursuant to, each outstanding award, the exercise or base price relating to an award and any other terms of affected awards in the event of certain capitalization events. Such events include a change in the number or kind of shares of common stock outstanding due to an event such as a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, merger, reorganization, consolidation, reclassification or change in par value, or similar extraordinary or unusual event affecting the shares without the Company’s receipt of consideration, or if the value of the shares is substantially reduced due to a spinoff or the Company’s payment of an extraordinary dividend.
Eligibility
The recipients of awards under the 2024 Equity Plan are selected by the CHRC in its discretion. Incentive stock options may be granted only to employees of the Company and its subsidiary corporations. All other awards may be granted to employees and non-employee directors of the Company and its subsidiaries. As of December 31, 2025, the Company and its subsidiaries have ten non-employee directors and approximately 15,000 employees, each of whom is eligible to receive awards under the 2024 Equity Plan.
Duration
The 2024 Equity Plan was adopted by the Board on February 16, 2024 and became effective on May 1, 2024, the date of its approval by the Company’s stockholders. The 2024 Equity Plan will continue in effect until the tenth anniversary of its adoption by the Board, unless terminated earlier by the Board.
No Repricing
Without prior approval of stockholders, the Committee may not lower the exercise price of an outstanding stock option or stock appreciation right, nor provide cash or any other award or security in replacement of a canceled underwater stock option or stock appreciation right other than upon a change in control or an adjustment related to a capitalization event.
Options
Options granted under the 2024 Equity Plan may be either incentive stock options or nonqualified stock options. The term of options is determined by the CHRC but, in no event, may options be exercisable more than ten years from the date they are granted, or five years for incentive stock options granted to employees who own stock possessing more than 10% of the voting power of all classes of stock of the Company or any subsidiary (“10% stockholders”). The exercise price for each option must be no less than 100% of the fair market value of a share at the time the option is granted, or 110% for incentive stock options granted to 10% stockholders. The CHRC will determine when options will become exercisable and the effect of termination of service. The exercise price must be paid in full by the participant upon exercise of the option, by certified or bank check or other instrument permitted by the CHRC, by delivering shares having a fair market value equal to the exercise price, through a broker-assisted sale or by a combination of the foregoing or such other consideration permitted by the CHRC. Since its original effective date, no stock options or stock appreciation rights have been granted under the 2024 Equity Plan.

2026 Proxy Statement	79

Stock Appreciation Rights
The CHRC may determine the terms and conditions of a stock appreciation right. However, no stock appreciation right will be exercisable after the expiration of ten years from the date of grant and the base price for a stock appreciation right must be no less than 100% of the fair market value of a share at the time the stock appreciation right is granted. Upon exercise of a stock appreciation right, the participant receives shares and/or cash equal to the value of the stock appreciation since the grant date for the number of rights exercised.
Restricted Stock Awards
The CHRC may grant shares of common stock under a restricted stock award for consideration or for no consideration and subject to such restrictions as determined by the CHRC. The CHRC will determine to what extent and under what conditions, the participant will have the right to any dividends or other distributions paid on such shares during any restriction period; provided, however, that no dividends will be distributed until the underlying restricted stock award vests.
Restricted Stock Units
Restricted stock units are unfunded, unsecured rights to receive shares of common stock, cash based on the value of shares of common stock, or a combination of cash and shares upon the satisfaction of certain time-based or performance-based vesting criteria. Each restricted stock unit represents one share of common stock. Participants have no rights to the shares underlying the restricted stock units unless and until the vesting criteria for the restricted stock units have been met and the award has been settled. The CHRC may grant dividend equivalent rights in connection with restricted stock units, under such terms and conditions as the CHRC deems appropriate, provided that no dividend equivalent rights will be payable until the underlying restricted stock units vest.
Incentive Awards
The CHRC may grant incentive awards, which are performance-based awards that are expressed in U.S. currency and may be settled in cash, shares or a combination of both in accordance with the terms set by the CHRC.
Other Equity Awards
The CHRC may grant other share-based awards subject to such terms and conditions as the CHRC determines are appropriate.
Dividends and Dividend Equivalents
In no event may any award under the 2024 Equity Plan provide for the participant’s receipt of dividends or dividend equivalents in any form prior to the vesting of such award or an applicable portion of such award.
Deferrals
Subject to applicable laws, the CHRC may permit or require a participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the participant in connection with any award.
Foreign Awards and Rights
The Company may grant awards to such employees of the Company and its subsidiaries who reside in foreign jurisdictions, subject to such terms and conditions as the CHRC determines are appropriate. The CHRC may generally amend or vary the terms of the 2024 Equity Plan in order to conform such terms with the requirements of each jurisdiction where a subsidiary is located as it considers necessary or desirable to take into account or to mitigate the burden of taxation and social security contributions for participants and/or establish one or more sub-plans for these purposes.
Change in Control
Upon a change in control (as defined in the 2024 Equity Plan) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) unless the CHRC determines otherwise, any outstanding options and stock appreciation rights that are not exercised or paid at the time of the change in control will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding awards will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such change in control, any outstanding options and stock appreciation rights are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding awards are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such change in control the CHRC may provide that: (i) all such outstanding options and stock appreciation rights that are not assumed or replaced shall accelerate and become fully exercisable, (ii) the restrictions and conditions on all such outstanding restricted stock awards that are not converted to similar grants shall fully lapse, (iii) all such outstanding restricted stock units, dividend equivalents, other equity awards and incentive awards that are not converted to similar grants shall be fully vested (with performance criteria deemed satisfied at the target level), (iv) the CHRC may require that the participant surrender their

80	Amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan

outstanding options and stock appreciation rights in exchange for a payment by the Company, in cash or common stock as determined by the CHRC, in an amount equal to the amount, if any, by which the then fair market value of the shares of common stock subject to the participant’s unexercised options and stock appreciation rights exceeds the exercise price of the options or the base amount of the stock appreciation rights, as applicable; (v) after giving participants an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights at such time as the CHRC deems appropriate; and/or (vi) determine that participants shall receive a payment in settlement of outstanding restricted stock awards, restricted stock units, dividend equivalents, incentive Awards or other equity awards, if permitted under section 409A of the Code.
Further, unless the award agreement provides otherwise, if a participant’s employment is terminated for good reason or without cause within 24 months following a change in control and the participant signs a release of claims (if required by the CHRC), all outstanding awards will vest and become exercisable and all restrictions and conditions on any awards will lapse, and if such award is a performance-based award, the award will become vested at the target level of performance.
Tax Withholding
The CHRC may permit or require a participant to remit to the Company or any subsidiary an amount sufficient to satisfy any U.S. federal, state, and or local taxes and any taxes imposed by a jurisdiction outside the U.S. by (i) withholding from wages or other cash compensation; (ii) withholding from the sale of shares of underlying an award either through a voluntary or mandatory sale arranged by the Company on the participant’s behalf; or (iii) if the CHRC so permits, by withholding in shares otherwise deliverable under an award.
Company Policies
Awards will be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board or the CHRC, as well as any clawback or recoupment requirements required under applicable laws, rules, regulations or stock exchange listing standards.
Nontransferability
Generally, only the participant may exercise rights under an award during the participant’s lifetime. A participant may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the CHRC, a participant may transfer an award other than an incentive stock option pursuant to a domestic relations order or as otherwise permitted by the CHRC.
Amendment and Termination
The 2024 Equity Plan may be amended or terminated by the Board; provided, however, the 2024 Equity Plan may not be amended in the absence of stockholder approval if such approval is required under applicable laws or stock exchange requirements. In addition, without the written consent of the participant, no amendment or termination of the 2024 Equity Plan may materially and adversely modify the participant’s rights under the terms and conditions of an outstanding award, except as reserved under the 2024 Equity Plan.
New Plan Benefits
The recipients, amounts, and timing of awards under the 2024 Equity Plan are determined in the sole discretion of the CHRC, as administrator, or the Board, and cannot be determined in advance. Future awards under the 2024 Equity Plan are discretionary and, therefore, are not determinable at this time.

2026 Proxy Statement	81

U.S. Federal Income Tax Consequences
The following discussion is a brief summary of the principal United States federal income tax consequences of participation in the 2024 Equity Plan for a participant who is a U.S. tax resident under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as currently in effect. The Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon that participant’s individual circumstances.
Options and Stock Appreciation Rights
Under existing law and regulations, the grant of nonqualified stock options and stock appreciation rights will not result in income taxable to the employee or non-employee director. However, the exercise of a nonqualified stock option or stock appreciation right results in taxable income to the holder. At the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the option’s exercise price. At the time of the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise.
The grant of an incentive stock option will not result in income taxable to the employee. The holder will not recognize income when the incentive stock option is exercised, but the holder must treat the excess of the fair market value of the underlying shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the holder disposes of the underlying shares after he or she has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the holder receives upon the disposition over the exercise price is treated as long-term capital gain for the holder. If the holder makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the holder will recognize compensation income equal to the excess of (i) the fair market value of the underlying shares on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (ii) the exercise price.
Restricted Stock Awards
A participant in the 2024 Equity Plan who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Code Section 83. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any such awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be a long-term or short-term capital gain or loss, depending upon the length of time the shares are held. A recipient of a restricted stock award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If this election is made, the basis of the shares acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.
Restricted Stock Units
A participant who is granted a restricted stock unit will not be taxed upon the grant of the award. Upon receipt of payment of cash or common stock pursuant to a restricted stock unit, the participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares received.
Other Equity Awards and Incentive Awards
A recipient of another equity award or an incentive award will generally realize ordinary income at the time shares are transferred or cash is paid to the participant with respect to such award.
Dividend Equivalents
A recipient of dividend equivalents generally will realize ordinary income at the time the dividend equivalent is paid.
Deductibility
The Company is generally entitled to a deduction equal to the compensation realized by the holders of the nonqualified stock options, incentive stock options with a disqualifying disposition, stock appreciation rights, restricted stock, restricted stock units, performance awards/incentive awards, other equity awards and dividend equivalents. However, the Company’s deduction will be limited by Section 162(m) of the Code for certain employees to the extent that the total compensation for any of them in any one year exceeds $1 million.

82	Amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan

Section 409A
Section 409A of the Code imposes certain requirements on nonqualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (such as the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are key employees, Section 409A requires that any distribution payable on account of the individual’s separation from service commence no earlier than six months after such separation. Certain awards under the 2024 Equity Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the 2024 Equity Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Registration of Shares
If this proposal is approved by our stockholders, the Board intends to cause the additional shares of common stock that will become available for issuance under the 2024 Equity Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.

The Board of Directors recommends a vote “FOR” the approval of the Amendment to the 2024 Equity Plan.

2026 Proxy Statement	83

Proposal 5 Approve the Amendment to the Company’s Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions

The Board has unanimously approved, and recommends that stockholders approve, an amendment to the Amended and Restated Certificate of Incorporation that would eliminate the requirements to obtain supermajority stockholder approval from the Amended and Restated Certificate of Incorporation.
Under the Company’s Amended and Restated Certificate of Incorporation, certain matters must be approved by the affirmative vote of the holders of 80% of the outstanding voting stock, irrespective of whether such matters require stockholder approval under Delaware law, or if required, the percentage necessary to obtain such approval. Those actions include:
•Approving amendments to certain provisions of the Company’s Amended and Restated Certificate of Incorporation and approving or adopting amendments to certain provisions of the Bylaws that relate to:
•Fixing the size of the Board,
•Directors’ terms of office,
•Providing advance notice of and making stockholder nominations of director candidates,
•Filling newly created directorships and vacancies,
•Removing directors,
•Calling special meetings of stockholders, and
•Taking stockholder action by written consent.
•Entering into certain business combinations involving a greater than 20% stockholder, unless “fair price” provisions have been satisfied or a majority of the unaffiliated directors have approved the transaction;
•Taking certain actions with respect to the Board, including to remove directors prior to the end of their elected term; and
•Modifying or eliminating any of the above supermajority voting requirements.
The affirmative vote of the holders of at least 80% of the voting power of the shares of outstanding voting stock is needed to approve this proposal.
If approved by the Company’s stockholders, an Amended and Restated Certificate of Incorporation reflecting the elimination of the requirements to obtain supermajority stockholder approval would become effective upon its filing with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting.

84	Approve the Amendment to the Company’s Amended and Restated Certificate of Incorporation

Background of the Proposal
The amendment to the Amended and Restated Certificate of Incorporation that would eliminate the requirements to obtain supermajority stockholder approval from the Amended and Restated Certificate of Incorporation was originally proposed to the stockholders for approval at the 2025 Annual Meeting, but the proposal was not approved by the requisite vote. As part of its ongoing review of corporate governance matters and the results of the 2025 Annual Meeting, the Board, taking into account the input of the Nominating and Corporate Governance Committee, considered the advantages and disadvantages of maintaining the supermajority voting requirements. The Board believes it is important to maintain stockholder confidence by demonstrating that the Board is responsive and accountable to stockholders and committed to strong corporate governance. This requires the Board to carefully balance sometimes competing interests. Many stockholders believe that supermajority voting requirements impede accountability to stockholders and contribute to Board and management entrenchment. The Board considered that under certain circumstances, supermajority voting requirements can provide benefits to the Company and all its stockholders by making it more difficult for one or a few large stockholders to facilitate a takeover of the Company or implement certain significant changes to the Company without more widespread stockholder support. However, the Board also considered that, even without the supermajority vote requirement, the Company has appropriate safeguards to protect the interests of all stockholders and to discourage a would-be acquirer from proceeding with a proposal that undervalues the Company or is opportunistic and to assist the Board in responding to such proposals. These include other provisions of the Company’s Amended and Restated Certificate of Incorporation and Bylaws as well as certain provisions of the DGCL.
After balancing these interests, the Board has decided once again to submit this proposal to eliminate the supermajority voting requirements. If the necessary vote of holders of 80% of the outstanding voting stock is not received, the supermajority voting requirements will remain in effect.
Text of Amendment
Articles V, VI, VIII and IX of the Company’s Amended and Restated Certificate of Incorporation contain the provisions that will be modified (or, in the case of Article V, repealed) if this proposal is approved and adopted. The Amended and Restated Certificate of Incorporation, as set forth in Appendix C to this Proxy Statement, shows the proposed changes with deletions indicated by strikeouts and additions indicated by underlining. The above description of the amendment to eliminate the requirements to obtain supermajority stockholder approval is qualified in its entirety by reference to the text of the proposed changes set forth in such Amended and Restated Certificate of Incorporation. The Board has also adopted conforming amendments to the Bylaws, to be effective immediately upon, and subject to, the effectiveness of this amendment to the Amended and Restated Certificate of Incorporation.

The Board of Directors recommends a vote “FOR” the approval of the amendments to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions.

2026 Proxy Statement	85

Security Ownership of Certain Beneficial Owners and Management
Shown below is information with respect to persons or groups whom the Company knows to beneficially own more than 5% of the outstanding shares of Unisys common stock as of March 2, 2026, based on the information filed by such persons or groups with the SEC on Schedules 13G. As of the record date, 72,326,365 shares of our common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
BlackRock, lnc. 55 East 52nd Street New York, NY 10055	5,245,723(1)	7.25
Needham Investment Management L.L.C. 250 Park Avenue, 10th Floor New York, New York 10117-1099 United States of America	4,812,200(2)	6.65
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	5,263,503(3)	7.28
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,935,545(4)	9.59
(1)Ownership information is based solely on a Schedule 13G-A filed by the stockholder with the SEC on April 24, 2025. Sole dispositive power has been reported for all shares, and shared dispositive power has been reported for no shares. Shared voting power has been reported for no shares.
(2)Ownership information is based solely on a Schedule 13G filed by the stockholder with the SEC on February 13,2026. Shared dispositive power has been reported for all shares. Shared voting power has been reported for all shares.
(3)Ownership information is based solely on a Schedule 13G filed by the stockholder with the SEC on February 12, 2024. Shared dispositive power has been reported for all shares. Shared voting power has been reported for 4,287,551 shares.
(4)Ownership information is based solely on a Schedule 13G-A filed by the stockholder with the SEC on October 2, 2024. Sole dispositive power has been reported for 6,788,930 shares, and shared dispositive power has been reported for 149,615 shares. Shared voting power has been reported for 123,746 shares.
Shown below are the number of shares of Unisys common stock (or time-based restricted stock units) beneficially owned as of March 2, 2026, by all directors, each of the executive officers named on page 59, and all directors and current executive officers of Unisys as a group.

86	Security Ownership of Certain Beneficial Owners and Management

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class
Peter Altabef	1,454,013	2.01%
Chris Arrasmith	514,919	*
Nathaniel A. Davis	266,645	*
Matthew J. Desch	288,623	*
Philippe Germond	272,533	*
Deborah Lee James	260,779	*
John A. Kritzmacher	209,839	*
Paul E. Martin	264,852	*
Debra McCann	693,661	*
Regina M. Paolillo	250,940	*
Teresa Poggenpohl	332,569	*
Kristen Prohl	444,950	*
Troy K. Richardson	216,451	*
Roxanne Taylor	134,957	*
Michael M. Thomson	1,971,060	2.73%
All directors and current officers as a group (19 persons)	8,362,870	11.56%
*    Less than 1%
(1)    Includes shares reported by directors and executive officers as held directly or indirectly in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.
(2)    Includes:
(a)    Time based restricted stock units issued to directors and officers, a portion of which remains unvested, as reported on Form 4 for each director and officer.
(b)    Stock units deferred under the 2005 Deferred Compensation Plan for directors that have elected to defer distribution. Deferred stock units are distributed in shares of common stock upon a change in control of the Company; or upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.
Section 16(a) Beneficial Ownership Reporting Compliance
The Company’s directors and executive officers, as well as any persons who hold more than 10% of our outstanding common stock, are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC concerning their ownership of Unisys equity securities. Based on our records and other information, we believe that all filing requirements for the year ended December 31, 2025, were satisfied in a timely manner.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2025, with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding option, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	6,469,623	—(1)	8,101,151
Equity compensation plans not approved by security holders	—	—	—
Total	6,469,623		8,101,151
(1)Does not reflect restricted stock units included in the first column because restricted stock units do not have an exercise price.

2026 Proxy Statement	87

Annual Meeting Information
The Board solicits your proxy for use at the Annual Meeting to be held on April 30, 2026, and at any adjournments or postponements thereof. At the Annual Meeting, stockholders will be asked to (1) elect directors, (2) approve a non-binding advisory resolution approving the compensation of the Company’s named executive officers, (3) ratify the selection of the Company’s independent registered public accounting firm, (4) approve the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, (5) approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions, and (6) transact any other business properly brought before the meeting.
The record date for the Annual Meeting is March 2, 2026. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 72,326,365 shares of common stock were outstanding. The presence, in person via webcast or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.
This Proxy Statement, the proxy/voting instruction card and the Annual Report, including the financial statements for 2025, are being made available to stockholders on or about March 16, 2026.
Information About the Meeting and Voting
How Can I Participate in the Annual Meeting?
You can access the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/UIS2026. In order to allow all of our stockholders, regardless of their physical location, to participate more easily in the Annual Meeting, the Annual Meeting will once again be held entirely online. The virtual Annual Meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.
If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. (Eastern Time). Online check-in will begin at 7:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures.
What Am I Voting On?
Our Board is soliciting your vote for:
•The election of 10 persons to the Board identified in this Proxy Statement, each to serve for a term expiring at the 2027 annual meeting and until his or her successor is duly elected and qualified. Each of the 10 individuals nominated for election is currently serving on the Board.
•The approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers.
•The ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2026.
•The approval of the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.
•The approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions.
What Are the Board’s Recommendations?
The Board recommends that you vote “FOR” the election of the 10 nominees identified in this Proxy Statement, with each to serve as a director for a term expiring at the 2027 annual meeting and until his or her successor is duly elected and qualified.
The Board recommends that you vote “FOR” the non-binding advisory resolution approving the compensation of the Company’s named executive officers.

88	Annual Meeting Information

The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2026.
The Board recommends that you vote “FOR” the approval of the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.
The Board recommends that you vote “FOR” the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions.
Who Is Entitled to Vote?
Only holders of record of outstanding shares of the Company’s common stock as of the close of business on March 2, 2026, which we refer to as the record date, are entitled to notice of, and to vote at, the Annual Meeting. Shares of common stock may be voted only if the stockholder is present in person or is represented by proxy at the Annual Meeting. As of the record date, there were 72,326,365 shares of common stock outstanding. Each share of common stock is entitled to one vote for each director nominee and one vote with respect to each other matter to be voted on at the Annual Meeting. Stockholders do not have cumulative voting rights.
What Constitutes a Quorum?
Holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting as of the record date must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof to a later time. Abstentions, withheld votes and shares of record held by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the existence of a quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present. All valid proxies returned will be included in the determination of whether a quorum is present at the Annual Meeting. The shares of common stock of a stockholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. “Broker non-votes,” as discussed below, will also be treated as present for quorum purposes.
What Is a Broker Non-Vote?
A “broker non-vote” occurs when a broker or other nominee holding shares of common stock for a beneficial owner returns a properly executed proxy but does not cast a vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers that are member firms of the NYSE and who hold common shares in street name for customers generally may vote their customers’ shares on proposals considered to be “routine” matters under the NYSE rules and may not vote their customers’ shares on proposals that are not considered to be “routine” matters under the NYSE rules if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Proposal One, the election of directors, is not considered a “routine” matter under the NYSE rules. Proposal Two, approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers, is not considered a “routine” matter under the NYSE rules. Proposal Three, ratification of the appointment of our independent registered public accounting firm, is considered a “routine” matter under the NYSE rules. Proposal Four, approval of the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, is not considered to be a “routine” matter under the NYSE rules. Proposal Five, approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions, is not considered a “routine” matter under the NYSE rules.
What Vote Is Required to Approve Each Proposal?
Election of Directors. Directors will be elected by the vote of a majority of the votes cast at the Annual Meeting. This means that a nominee will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Abstentions and broker non-votes will not be included in the vote totals and therefore will have no effect on the vote for the proposal to elect directors. There is no cumulative voting.

2026 Proxy Statement	89

Advisory Vote to Approve Executive Compensation. Approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the vote to approve the non-binding advisory resolution approving the compensation of the Company’s named executive officers. The advisory vote to approve executive compensation is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm since brokers will be entitled to vote on this “routine” proposal.
Approval of the Amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan. Approval of the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan requires the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the vote for the proposal to approve the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.
Approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions. Approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions requires the affirmative vote of the holders of at least 80% of the voting power of the shares of the outstanding voting stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.
How Do I Vote?
If you are a stockholder of record, there are several ways for you to vote your shares of common stock at the Annual Meeting:
•Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to authorize a proxy to vote your shares of common stock and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.
•Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of the directors identified in this Proxy Statement, (2) FOR the approval of the non-binding advisory resolution approving the compensation of the Company’s named executive officers, (3) FOR the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2026, (4) FOR the approval of the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, (5) FOR the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions and (6) in their discretion on any other matters that properly come before the Annual Meeting.
•Beneficial Owners. If you are a stockholder whose shares of common stock are held in “street name” (i.e., in the name of a bank, broker or other holder of record), you may vote the shares of common stock in person at the Annual Meeting only if you obtain a valid proxy from the bank, broker or other holder of record giving you the right to vote the shares of common stock. Alternatively, you may have your shares of common stock voted at the Annual Meeting by following the voting instructions provided to you by your bank, broker or other holder of record. If you do not provide voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the NYSE from voting your shares of common stock on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The ratification of the selection of the Company’s independent registered public accounting firm is considered “routine” and therefore may be voted on by your broker or custodian.

90	Annual Meeting Information

How Can I Access the Proxy Materials Electronically?
This Proxy Statement and the Annual Report are     available at the following website: www.proxyvote.com.
Voting Procedures and Revocability of Proxies
Your vote is important. Shares may be voted at the Annual Meeting only if you are present in person via webcast or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.
You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person via webcast at the Annual Meeting.
The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person via webcast. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Annual Meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder.
If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of the directors identified in this Proxy Statement, (2) FOR the approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers, (3) FOR the ratification of the appointment of independent registered public accounting firm, (4) FOR the approval of an amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, (5) FOR the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions and (6) in their discretion on any other matters that properly come before the Annual Meeting.
If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the NYSE from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote.” The election of directors, the approval of the non-binding advisory resolution regarding the compensation of the Company’s named executive officers, the approval of the amendment to the 2024 Equity Plan and the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the appointment of the independent registered public accounting firm is considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.
If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 2, 2026. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 27, 2026. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.
Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials
Pursuant to the “notice and access” rules adopted by the SEC, the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

2026 Proxy Statement	91

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.
Virtual Meeting Webcast
In order to allow all of our stockholders, regardless of their physical location, to participate more easily in the Annual Meeting, the Annual Meeting once again will be held entirely online. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UIS2026, where you will be able to listen to the Annual Meeting live, submit questions, and vote. Only record holders of Unisys common stock at the close of business on March 2, 2026, will be entitled to vote or submit questions at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 8:00 a.m. (Eastern Time). Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the Annual Meeting prior to the start time.
Log in instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/UIS2026. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to submit a question or vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Annual Meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above.
Submitting Questions prior to or at the Virtual Annual Meeting. If you would like to submit a question to be addressed during the question and answer portion of the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/UIS2026, or you may type it into the dialog box provided at any point during the virtual Annual Meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the Annual Meeting that are pertinent to the Company and the meeting matters, as time permits.
Technical Assistance. Beginning thirty minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual Annual Meeting.
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
Availability of live webcast to associates and other constituents. The live audio webcast will be available to not only our stockholders, but also to our employees and other constituents. An audio replay of the Annual Meeting, including the questions answered during the meeting, will be available at www.unisys.com/investor-relations until the 2027 annual meeting.

92	General Matters

General Matters
Cautionary Statement Regarding Forward-Looking Information
These proxy materials contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Unisys cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Unisys’ ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should,” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect upon Unisys. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions and beliefs or that the effect of future developments on Unisys will be those anticipated by management. Forward-looking statements in these proxy materials include, but are not limited to, any projections or expectations of revenue growth, profit, cash flow, margin expansion, future growth of our solutions, TCV signings and statements regarding future economic conditions or performance.
Additional information and factors that could cause actual results to differ materially from Unisys’ expectations are contained in Unisys’ filings with the SEC, including Unisys’ Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s website, http://www.sec.gov. Information included in these proxy materials are representative as of the date of these proxy materials only, and while Unisys periodically reassesses material trends and uncertainties affecting Unisys’ results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, Unisys does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
Policy on Confidential Voting
It is our policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. We may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to us.
Stockholder Proposals and Nominations
2027 Annual Meeting of Stockholders
The Board of Directors of the Company currently estimates holding the Company’s 2027 annual meeting of stockholders on April 30, 2027, at a time and location to be set forth in the Company’s notice of 2027 annual meeting and proxy statement.
Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2027 annual meeting must be received by the Company by November 16, 2026.
Any stockholder who intends to present a proposal at the 2027 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 30, 2027.

2026 Proxy Statement	93

Any stockholder who intends to make a nomination for the Board at the 2027 annual meeting must deliver to the Company no later than January 30, 2027, (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated, and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Bylaws.
In addition to satisfying the requirements under the Bylaws, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at the address stated above for recommendations on director candidates no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2027 annual meeting, no later than March 1, 2027). If the date of the 2027 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2027 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2027 annual meeting is first made by the Company.
Householding of Proxy Materials
A number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this Proxy Statement and the Annual Report may have been sent to you and any other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.
If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-4011 or write us at Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.
Annual Report
Unisys filed its Annual Report with the SEC on February 25, 2026. The Annual Report includes our audited financial statements, along with other financial information about us. Our Annual Report is not part of the proxy solicitation materials. Nonetheless, we have furnished the Annual Report with this Proxy Statement and you may read, print or download our Annual Report, including the financial statements for 2025, at www.proxyvote.com. You may obtain, free of charge, a copy of our Annual Report by (1) accessing our Internet site at www.unisys.com/investor-relations; (2) writing to us at Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422; or (3) calling us at 215-986-4011. You may also obtain a copy of our Annual Report and other periodic and current reports that we file with or furnish to the SEC from the SEC’s EDGAR database at www.sec.gov.
Other Matters
At the date of this Proxy Statement, the Board knows of no matter that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If any other matter properly arises before the Annual Meeting, the persons appointed as proxies will vote thereon in their discretion.
The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $21,000 plus reasonable out-of-pocket expenses.
By Order of the Board of Directors,
Kristen Prohl
Senior Vice President, General Counsel,
Corporate Secretary and Chief Administration Officer
Dated: March 16, 2026

94	Appendix A

Appendix A
Non-GAAP Information
This Proxy Statement includes certain non-GAAP financial measures that exclude certain items such as pension and postretirement expense; goodwill impairment charge, foreign exchange (gains) losses, debt extinguishment, certain legal and other matters related to professional services and legal fees, including legal defense costs, associated with certain legal proceedings; environmental matters related to previously disposed businesses; and cost-reduction activities and other expenses that the company believes are not indicative of its ongoing operations, as they may be unusual or non-recurring. The inclusion of such items in financial measures can make the company’s profitability and liquidity results difficult to compare to prior periods or anticipated future periods and can distort the visibility of trends associated with the Company’s ongoing performance. Management also believes that non-GAAP measures are useful to investors because they provide supplemental information about the company’s financial performance and liquidity, as well as greater transparency into management’s view and assessment of the company’s ongoing operating performance.
Non-GAAP financial measures are often provided and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the applicable period. These measures should not be relied upon as substitutes for, or considered in isolation from, measures calculated in accordance with U.S. GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found below except for financial guidance and other forward-looking information since such a reconciliation is not practicable without unreasonable efforts as the company is unable to reasonably forecast certain amounts that are necessary for such reconciliation. This information has been provided pursuant to the requirements of SEC Regulation G.
Reconciliations of GAAP to Non-GAAP

	Year Ended December 31,
	2025	2024
Operating profit	$78.5	$97.4
Goodwill impairment	55.0	39.1
Certain legal matters(1)	1.6	9.0
Cost reduction and other expenses(2)	40.2	29.5
Pension and postretirement expense(1)	1.6	1.4
Non-GAAP operating profit	$176.9	$176.4
Revenue	$1,950.1	$2,008.4
Operating profit percent	4.0%	4.8%
Non-GAAP operating profit percent	9.1%	8.8%
(1)Included in selling, general and administrative expenses within the consolidated statements of income (loss).
(2)Included in cost of revenue, selling, general and administrative and research and development on the consolidated statements of income (loss).

2026 Proxy Statement	95

	Year Ended December 31,
	2025	2024
Net loss attributable to Unisys Corporation	$(339.8)	$(193.4)
Net income (loss) attributable to noncontrolling interests	(0.2)	0.2
Interest expense, net of interest income of $20.7 and $23.2 respectively(1)	32.7	8.7
Provision for income taxes	67.8	117.9
Depreciation	40.6	46.9
Amortization	54.6	59.5
EBITDA	$(144.3)	$39.8
Pension and postretirement expense	309.0	182.2
Goodwill impairment	55.0	39.1
Foreign exchange losses, net(1)(2)	8.5	11.9
Loss on debt extinguishment(1)	7.0	—
Certain legal matters, net(3)	(1.8)	(40.1)
Environmental matters(1)	3.1	8.8
Cost reduction and other expenses, net(4)	23.6	22.1
Non-cash share based expense	15.1	20.9
Other expense, net adjustment(5)	3.6	7.4
Adjusted EBITDA	$278.8	$292.1
(1)Included in other (expense), net on the consolidated statements of income (loss).
(2)Foreign exchange losses, net include (gains) losses from remeasuring cash, receivables, payables and intercompany balances denominated in foreign currencies, (gains) losses on foreign exchange forward contracts and (gains) losses related to the substantial completion of liquidation of certain foreign subsidiaries. In the third quarter of 2025, the company ceased its use of foreign currency forward contracts.
(3)Included in selling, general and administrative expenses and other (expense), net within the consolidated statements of income (loss). For the year ended December 31, 2024, certain legal matters, net included a gain of $40.0 million related to a favorable settlement of a litigation matter and a net gain of $14.9 million related to a favorable judgment received in a Brazilian services tax matter.
(4)Reduced for depreciation and amortization included above.
(5)Other expense, net as reported on the consolidated statements of income (loss) less pension and postretirement expense, foreign exchange (gains) losses, net, loss on debt extinguishment, interest income and items included in certain legal and environmental matters and cost reduction and other expenses.

	Year Ended December 31,
	2025	2024
Revenue	$1,950.1	$2,008.4
Net (loss) attributable to Unisys Corporation as a percentage of revenue	(17.4)%	(9.6)%
Adjusted EBITDA as a percentage of revenue	14.3%	14.5%

	Year Ended December 31,
	2025	2024
Cash (used for) provided by operations	$(140.0)	$135.1
Additions to marketable software	(47.6)	(47.5)
Additions to properties and other assets	(30.0)	(32.3)
Free cash flow	(217.6)	55.3
Pension and postretirement funding	345.3	27.1
Pre-pension and postretirement free cash flow	127.7	82.4
Debt extinguishment payments	4.2	—
Certain legal (receipts) payments	(26.3)	(4.8)
Environmental matters payments	7.4	17.2
Cost reduction and other payments, net	12.1	9.8
Adjusted free cash flow	$125.1	$104.6

96	Appendix B

Appendix B
2024 Long-Term Incentive and Equity Compensation Plan
(marked to show changes proposed by the Amendment)
The purpose of the Plan is to provide (i) designated employees of the Company and its subsidiaries and (ii) non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, other equity-based awards and incentive awards. The Company believes that the Plan will support the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable the Company to provide incentives directly linked to the Company’s short and long-term objectives and linked to increases in stockholder value.
The Plan is a successor to the 2023 Long-Term Incentive and Equity Compensation Plan (the “2023 Equity Plan”) and the 2019 Long-Term Incentive and Equity Compensation Plan (collectively, the “Prior Plans”). To the extent the Prior Plans were otherwise still available to make additional grants, no additional grants will be made under the Prior Plans after the Effective Date. Outstanding grants under the Prior Plans shall continue in effect according to their terms, consistent with the Prior Plans.
Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 27 below.
Section 1. Administration
(a) Committee. The Plan shall be administered by a committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan (the “Committee”). To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the New York Stock Exchange or other stock exchange on which the Common Stock is at the time primarily traded and (ii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder. The Board shall have the authority to execute the powers of the Committee under the Plan and the Board shall approve and administer all grants made to Non-Employee Directors. The Committee may delegate authority to one or more subcommittees or one or more officers, as it deems appropriate; provided, however, that any delegation to one or more officers of the Company shall be subject to such guidelines as prescribed by the Committee and shall apply only to Grantees who are not subject to section 16 of the Exchange Act. To the extent the Board, a subcommittee or one or more officers administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board, subcommittee or officer.
(b) Committee Authority. The Committee shall have the sole authority to (i) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan, (ii) determine who from among the Eligible Participants will receive Awards under the Plan, (iii) determine the type, size and terms and conditions of the Awards to be made under the Plan, (iv) determine the time when the Awards will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and the restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (v) determine whether the grant, vesting, exercise, issuance, retention and/or payment of an Award shall be subject to the attainment of one or more performance conditions, (vi) amend the terms and conditions of any previously issued Award, subject to Section 18 below, (vii) determine any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Award, (viii) determine whether, and to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price may be paid in, cash, Common Stock, or Other Awards or property, or an Award may be cancelled, forfeited or surrendered; (ix) determine the number of shares of Common Stock or other consideration subject to Awards; (x) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any subsidiary, (xi) establish, adopt or revise any rules and regulations, including adopting sub-plans to this Plan, for the purposes of facilitating compliance with applicable laws, easing administration of this Plan and/or taking advantage of tax-favorable treatment for Awards, in each case as it may deem necessary or advisable, (xii) determine whether any Award

2026 Proxy Statement	97

shall be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants, (xiii) determine whether an Incentive Award has been earned, and (xiv) make all other determinations necessary or advisable for the administration of the Plan. The Committee may accelerate the vesting of any Awards at any time for any reason and may provide for complete or partial exceptions to any service or performance requirement as it deems appropriate.
(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, procedures, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Grantees. No person acting under this Section 1 shall be held liable for any action or determination made with respect to the Plan or any Award under the Plan, except for the willful misconduct or gross negligence of such person.
(d) Delegation of Administration. The Committee may delegate certain administrative matters under the Plan to such officer or officers of the Company as determined in the Committee’s discretion, and such administrator(s) may have the authority to execute and distribute Award Agreements in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares or cash upon the exercise, vesting and/or settlement of an Award, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this subsection shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.
Section 2. Awards
(a) Awards under the Plan may consist of grants of Incentive Stock Options as described in Section 5, Nonqualified Stock Options as described in Section 5 (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), SARs as described in Section 6, Restricted Stock Awards as described in Section 7, Restricted Stock Units (including Dividend Equivalents) as described in Section 8, Other Equity Awards as described in Section 9 and Incentive Awards as described in Section 10 (hereinafter collectively referred to as “Awards”).
(b) All Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Grantee in the Award Agreement, including the treatment of the Awards upon a termination of employment or service; provided, however, that in no event shall any Award provide for the Grantee’s receipt of Dividends or Dividend Equivalents in any form prior to the vesting of such Award or applicable portion thereof.
(c) All Awards shall be made conditional upon the Grantee’s acknowledgment, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Grantees.
Section 3. Shares Subject to the Plan
(a) Shares Authorized. Subject to adjustment as described in subsection (d), the total aggregate number of shares of Common Stock that may be issued or transferred under the Plan is the sum of the following: (i) ~~9,440,000~~13,340,000 shares, plus (ii) shares of Common Stock subject to outstanding awards under the Prior Plans immediately prior to the Effective Date, to the extent that such awards terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid under the applicable Prior Plans on or after the Effective Date, plus (iii) the aggregate number of shares of Common Stock remaining available for issuance under the 2023 Equity Plan immediately prior to the Effective Date that are not subject to outstanding awards under the 2023 Equity Plan immediately prior to the Effective Date (collectively, the “Plan Limit”); provided that in no event shall the Plan Limit exceed ~~13,100,000~~17,000,000 shares of Common Stock, and provided further that, for purposes of clauses (ii) and (iii), (x) the Plan Limit shall not include shares of Common Stock surrendered or withheld in payment of the exercise price of outstanding options under any Prior Plans, shares withheld or surrendered for payment of taxes withholding obligations with respect to outstanding awards of any type under any Prior Plans, and shares repurchased by the Company on the open market with the proceeds of the exercise price of outstanding options under any Prior Plans, and (y) if stock appreciation rights outstanding under any Prior Plans are exercised and settled in Common Stock, the full number of shares subject to such stock appreciation rights shall not be again available for issuance under the Plan, without regard to the number of shares issued upon settlement of the stock appreciation rights.

98	Appendix B

(b) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. The issuance of any shares of Common Stock shall result in a reduction of the number of shares of Common Stock available for Awards on a one-for-one basis. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Restricted Stock Awards, Restricted Stock Units, Other Equity Awards or Incentive Awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan. To the extent that any Awards are designated in an Award Agreement to be paid in cash, and not in shares of Common Stock, such Awards shall not count against the Plan Limit. Shares of Common Stock surrendered or withheld in payment of the exercise price of an Option, shares withheld or surrendered for payment of tax withholding obligations with respect to Awards of any type, and shares repurchased by the Company on the open market with the proceeds of the exercise price of Options, shall not be available for re-issuance under the Plan. If SARs are exercised and settled in Common Stock, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs.
(c) Individual Limits.
(i) Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in shares of Common Stock and the maximum amount that may become payable pursuant to all cash-settled Awards that may be granted under the Plan to an individual as compensation for services as a Non-Employee Director, together with cash compensation paid to the Non-Employee Director in the form of Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed $600,000. For avoidance of doubt, compensation shall count towards this limit for the calendar year in which it was granted or earned, and not later when distributed, in the event it is deferred.
(ii) The foregoing individual limits shall apply without regard to whether such Awards are to be paid in shares of Common Stock or cash.
(d) Adjustments. If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution: (A) the maximum number of shares of Common Stock available for issuance under the Plan, (B) the kind and number of shares covered by outstanding Awards, (C) the kind and number of shares issued or transferred and to be issued or transferred under the Plan, (D) the price per share or the applicable market value of such Awards, and (E) any other terms of outstanding Awards that are affected by the event, shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards, provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change in Control of the Company, the provisions of Section 14 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.
Section 4. Eligibility for Participation
(a) Eligible Participants. Unless otherwise set forth in Section 5(b)(i), all Employees and Non-Employee Directors shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”).
(b) Selection of Grantees. The Committee shall select the Eligible Participants to receive Awards, type of Award and the number of shares of Common Stock subject to each Award in such manner as the Committee determines. Eligible Participants who receive Awards under this Plan shall hereinafter be referred to as “Grantees.”
(c) Continued Service. For purposes of this Plan, unless provided otherwise by the Committee in the Award Agreement, a Grantee’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Employer as an employee or non-employee member of the Board or a change in the Employer entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s continuous employment or service to the Employer, as determined by the Committee.

2026 Proxy Statement	99

Section 5. Options
(a) General Requirements. The Committee may grant Options to an Eligible Participant upon such terms as the Committee deems appropriate under this Section 5.
(b) Type of Option, Price and Term.
(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended to so qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to any Eligible Participant.
(ii) The purchase price (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.
(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.
(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, as may be determined by the Committee and specified in the Award Agreement. The Committee may grant Options that are subject to achievement of performance or other conditions.
(e) Effect of Termination of Service. Except as provided in the Award Agreement, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer.
(f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) by certified or bank check or such other instrument as the Committee may permit, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker-assisted sale in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Common Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, (v) by such other method as the Committee may approve, to the extent permitted by applicable law, or (vi) by any combination of the foregoing. Shares of Common Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any Tax-Related Items (pursuant to Section 12) at such time as may be specified by the Committee. No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by an Option unless and until such person shall have become the holder of record of such share, and, except as otherwise provided in Section 3(d) hereof, no adjustment shall be made for dividends or distributions in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.
(g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. The aggregate number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options is 2,500,000 shares, subject to adjustment as described in Section 3(d), and all shares issued under the Plan through Incentive Stock Options shall count against the Plan Limit.

100	Appendix B

(h) Notice of Disposition. A Grantee shall give the Company prompt notice of any disposition of Common Stock acquired by exercise of an Incentive Stock Option within two years of the date of grant of such Incentive Stock Option or one year after the issuance of shares of Common Stock to the Grantee pursuant to the exercise of the Incentive Stock Option.
Section 6. Stock Appreciation Rights
(a) General Requirements. The Committee may grant SARs to an Eligible Participant pursuant to the terms of this Section 6.
(b) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to, or greater than, the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.
(c) Exercisability; Term.
(i) A SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement, consistent with the Plan. The Committee may grant SARs that are subject to achievement of performance or other conditions. No SAR shall be exercisable later than ten years after the date of grant.
(ii) SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as set forth in the Award Agreement.
(d) Exercise of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Award Agreement.
(e) Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Common Stock or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Common Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.
Section 7. Restricted Stock Awards
(a) General Requirements. The Committee may issue or transfer shares of Common Stock to an Eligible Participant under a Restricted Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 7. Shares of Common Stock issued or transferred pursuant to Restricted Stock Awards may be issued or transferred for cash consideration or for no cash consideration and be subject to restrictions or to no restrictions, as determined by the Committee. Each Restricted Stock Award shall be subject to such terms and conditions as shall be determined by the Committee and as set forth in the Award Agreement, including, without limitation, restrictions based upon the sale or other disposition of such shares, vesting conditions that lapse based on the passage of time, achievement of certain performance conditions or as otherwise determined by the Committee and the right of the Company to reacquire such shares for no consideration upon termination of the Grantee’s employment or service within specified periods. The period of time during which the Restricted Stock Awards will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”
(b) Requirement of Employment or Service. Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Award shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(c) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Restricted Stock Award except to a successor under Section 14. To the extent that the Company determines to issue certificates, each certificate for a share of a Restricted Stock Award shall contain a legend giving appropriate notice of the restrictions in the Award. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Restricted Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of any certificates for Restricted Stock Awards until all restrictions on such shares have lapsed.

2026 Proxy Statement	101

(d) Right to Receive Dividends. All Dividends on Restricted Stock Awards shall be withheld while the Restricted Stock Awards are subject to restrictions and shall be payable only upon the lapse of the restrictions on the Restricted Stock Awards, or on such other terms as the Committee determines. Dividends shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Common Stock or in such other form as dividends are paid on Common Stock, as determined by the Committee.
(e) Lapse of Restrictions. All restrictions imposed on Restricted Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee.
Section 8. Restricted Stock Units
(a) General Requirements. The Committee may grant Restricted Stock Units representing one or more shares of Common Stock to Eligible Participants, upon such terms and conditions as the Committee deems appropriate under this Section 8, consistent with the Plan.
(b) Crediting of Units. Each Restricted Stock Unit shall represent an unsecured right of the Grantee to receive a share of Common Stock or an amount based on the value of a share of Common Stock, if specified conditions established by the Committee are met. All Restricted Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.
(c) Terms of Restricted Stock Units. The Committee may grant Restricted Stock Units that are payable if specified performance or other conditions are met or under other circumstances. Restricted Stock Units may be paid at the end of a specified vesting or performance period or other period, or payment may be deferred to a date authorized by the Committee. A Restricted Stock Unit granted by the Committee shall provide for payment in shares of Common Stock, cash or a combination thereof and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. The Committee shall specify in writing the maximum number of shares that can be issued under the Restricted Stock Units.
(d) Requirement of Employment or Service. Unless provided otherwise in the Award Agreement, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Restricted Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(e) Payment With Respect to Restricted Stock Units. Payments with respect to Restricted Stock Units shall be made in cash, in Common Stock or in a combination of the two, as determined by the Committee.
(f) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Restricted Stock Units, under such terms and conditions as the Committee deems appropriate. If Dividend Equivalents are granted, they will be subject to the same vesting restrictions, performance conditions, if any, and risk of forfeiture as the underlying Restricted Stock Units. Dividend Equivalents shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation or may be converted to additional Restricted Stock Units for the Grantee, and may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance conditions. Dividend Equivalents may be payable in cash or shares of Common Stock or in a combination of the two, as determined by the Committee.
(g) No Rights as Stockholder. The Grantee shall not have any rights as a stockholder with respect to the shares of Common Stock subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Grantee pursuant to the terms of the Award Agreement.
Section 9. Other Equity Awards
The Committee may grant Other Equity Awards, which are awards (other than those described in Section 5, Section 6, Section 7, Section 8 or Section 10 of the Plan) that are based on, measured by or payable in Common Stock to any Eligible Participant, on such terms and conditions as the Committee shall determine. Other Equity Awards may be granted subject to the achievement of performance or other conditions.
Other Equity Awards may be denominated in cash, shares of Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in cash, Common Stock or other securities, or in a combination of cash, Common Stock and other securities, all as determined by the Committee in the Award Agreement.

102	Appendix B

Section 10. Incentive Awards
The Committee may grant Incentive Awards to Eligible Participants. Incentive Awards are performance-based Awards that are expressed in U.S. currency, but may be payable in the form of cash, Common Stock, or a combination of both. The Committee shall determine the terms and conditions applicable to Incentive Awards, including the criteria for the vesting and payment of Incentive Awards. Incentive Awards shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Common Stock. The target amount of the Incentive Award, the performance goals, the applicable performance cycle, the form of payment, and other terms and conditions applicable to an Incentive Award will be determined in the sole discretion of the Committee and will be set forth in an Award Agreement.
Payment with respect to an Incentive Award will be at the time or times set forth in the Award Agreement.
Section 11. Deferrals
Subject to applicable laws, the Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Award or may permit a Grantee to defer compensation payable to the Grantee in the form of an Award under the Plan. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals, subject in all respects to the applicable provisions of section 409A of the Code.
Section 12. Withholding of Taxes
(a) Required Withholding. All Awards under the Plan shall be subject to applicable withholding requirements for all Tax-Related Items. The Company and its subsidiaries each shall have the authority and the right to deduct or withhold or require the Grantee to remit to the Company or any subsidiary, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event occurring as a result of the Grantee’s participation in the Plan or any other action as may be necessary in the opinion of the Company or any subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Grantee’s wages or other cash compensation; (ii) withholding from the sale of shares of Common Stock underlying the Award either through a voluntary or mandatory sale arranged by the Company on the Grantee’s behalf; or (iii) if the Committee so permits, by withholding in shares of Common Stock otherwise deliverable under the Award. The Company may require the payment of any Tax- Related Items before issuing any shares of Common Stock pursuant to an Award.
Section 13. Transferability of Awards
(a) Nontransferability of Awards. Except as provided in subsection (b) below, only the Grantee may exercise rights under an Award during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Grantee’s will or under the applicable laws of descent and distribution.
(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities and intestacy laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Nonqualified Option and the transferred Nonqualified Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Option immediately before the transfer.
Section 14. Consequences of a Change in Control
(a) Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding

2026 Proxy Statement	103

Awards shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such Change in Control, any outstanding Options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding Awards are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such Change in Control the Committee shall provide that (i) all such outstanding Options and SARs that are not assumed or replaced shall accelerate and become fully exercisable, (ii) the restrictions and conditions on all such outstanding Restricted Stock Awards that are not converted to similar grants shall fully lapse, (iii) all such outstanding Restricted Stock Units, Dividend Equivalents, Other Equity Awards and Incentive Awards that are not converted to similar grants shall be fully vested; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award shall become vested at the target level of performance, (iv) the Committee may require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; (v) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; and/or (vi) determine that Grantees shall receive a payment in settlement of outstanding Restricted Stock Awards, Restricted Stock Units, Dividend Equivalents, Incentive Awards or Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock equals or is less than the per share Exercise Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR. After a Change in Control, references to the “Employer” as they relate to employment matters shall include the successor employer.
(b) Vesting upon Certain Terminations of Employment or Service. Unless the Award Agreement provides otherwise, if a Grantee’s Award is assumed as provided in Section 14(a) and if, within the two year period following the occurrence of such Change in Control, the Grantee’s employment is terminated by the Company without Cause, or the Grantee resigns for Good Reason, then as of the date of such Grantee’s termination of employment or service all of such Grantee’s then outstanding (i) Options and SARs shall automatically accelerate and become fully exercisable, (ii) Restricted Stock Awards shall have all restrictions and conditions immediately lapse and (iii) Restricted Stock Units, Dividend Equivalents, Other Equity Awards and Incentive Awards shall be fully vested; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award shall become vested at the target level of performance; provided further that such accelerated exercisability, vesting or lapse of restrictions may be conditioned on the Grantee’s execution of a release of claims in a form reasonably prescribed by the Company.
Section 15. Agreement with Grantees
Each Award made under the Plan shall be evidenced by an Award Agreement containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Award Agreement, the provisions of the Plan shall control.
Section 16. Foreign Awards and Rights
Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in countries and other jurisdictions in which the Company and its subsidiaries have Eligible Participants, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Participants to comply with applicable laws of jurisdictions where Eligible Participants reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or Grantees residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limits contained in Section 3 or otherwise require stockholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under this Plan or on termination of employment or service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to a Participant, the withholding procedures and handling of any share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to this Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may restrict the sale of shares and/or modify the Change in

104	Appendix B

Control and adjustments provisions of this Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, or any applicable law.
Section 17. Requirements for Issuance of Shares
No shares of Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such shares of Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable, and if the Company determines to issue certificates representing such shares, such certificates may be legended to reflect any such restrictions. Any certificates representing shares of Common Stock issued or transferred under the Plan will be subject to such stop- transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. Notwithstanding any other provision of this Plan, unless otherwise determined by the Committee or required by applicable laws, rules or regulations, the Company shall not deliver to a Grantee certificates evidencing shares of Common Stock and instead such shares of Common Stock shall be recorded in the books of the Company (or as applicable, its transfer agent or stock plan administrator).
No Grantee shall have any right as a stockholder with respect to Common Stock covered by an Award until shares have been issued to the Grantee. After shares of Common Stock are issued to the Grantee, the Grantee will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and (subject to Section 7(d)) receive any Dividends or other distributions made or paid with respect to such shares; provided, that if such shares of Common Stock are Restricted Stock Awards, then any new, additional or different securities the Grantee may become entitled to receive with respect to such shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock Award.
Section 18. Amendment and Termination of the Plan
(a) Amendment. The Board may amend or terminate the Plan at any time, provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable laws or to comply with applicable stock exchange requirements.
(b) No Repricing Without Stockholder Approval. Except as provided in Section 3(d), the Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash, equity securities of the Company or in the form of any other award under the Plan, except in connection with a Change in Control transaction or (iii) otherwise directly reduce the exercise price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining stockholder approval.
(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its adoption by the Board, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair Awards outstanding or the power and authority of the Committee with respect to an outstanding Award.
(d) Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under a right that has been reserved in the Plan or the Award Agreement, including under Section 14 and Section 26(a). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 14 and Section 26(a) or may be amended by agreement of the Company and the Grantee consistent with the Plan. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.
(e) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

2026 Proxy Statement	105

Section 19. Funding of the Plan
This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. Except as otherwise provided in Section 7(d) or 8(f), in no event shall interest be paid or accrued on any Award, including unpaid installments of Awards. No Grantee or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
Section 20. Rights of Grantees
Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.
Section 21. No Fractional Shares
No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
Section 22. Severability
In case any provision of this Plan or of any Award Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 23. Headings
Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.
Section 24. Effective Date of the Plan
The Plan, as amended and restated herein, shall be effective as of May 1, 2024 (the “Effective Date”), subject to approval of the Company’s stockholders.
Section 25. Notices
All notices under the Plan shall be in writing, and shall be addressed to the General Counsel and shall be delivered to the Company at:
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422
Attention: General Counsel
Any notices to the Grantee, shall be delivered to the Grantee personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company.

106	Appendix B

Section 26. Miscellaneous
(a) Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option, stock award or other grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants. Shares of Common Stock issued or granted in connection with such substitute grants shall not reduce the number of shares available for issuance under Section 3(a) of the Plan.
(b) Company Policies. All Awards under the Plan (including Awards that have vested in accordance with the Award Agreement) shall be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board or the Committee, as in effect from time to time, as well as to any clawback or recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, requirements imposed pursuant to section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or recoupment requirements under the laws of any other jurisdiction.
(c) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may also adopt rules regarding the withholding of Tax-Related Items on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(d) The obligation of the Company to make payment of Awards in shares of Common Stock or otherwise shall be subject to all applicable laws, and to such approvals by government agencies, including government agencies in jurisdictions outside of the U.S., in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for shares of Common Stock subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the shares of Common Stock under any applicable laws in the U.S. or in a jurisdiction outside of the U.S. or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such shares of Common Stock, with or without consideration to the affected Grantee. The Company shall be under no obligation to register, pursuant to the Securities Act or otherwise, any offering of shares of Common Stock issuable under this Plan. If, in certain circumstances, the shares of Common Stock paid pursuant to this Plan may be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares of Common Stock in such manner as it deems advisable to ensure the availability of any such exemption. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Awards comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422 or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422 or 409A of the Code, that Plan provision shall cease to apply.
(e) Paperless Administration. In the event the Company established, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an Internet website, intranet or interactive voice response, then the paperless administration, granting or exercise of Awards by the Grantee may be permitted through the use of such automated system.

2026 Proxy Statement	107

(f) Section 409A. The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If an Award is subject to section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (B) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (C) payments to be made upon a Change in Control shall only be made upon a “change of control event” under section 409A of the Code, (D) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code and all installment payments shall be treated as a separate payment, and (E) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Award granted under the Plan (or applicable portion thereof) that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award (or applicable portion thereof) shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 60 days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. To the extent that an Award is intended to qualify as “performance-based compensation” under section 409A of the Code, the applicable performance cycle will be at least 12 consecutive months. Notwithstanding anything in this Plan or any Award Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Awards under this Plan, and in no event shall the Company have any responsibility or liability if any Award does not meet the applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, foreign, state, local or other tax law.
(g) No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, its subsidiaries or affiliates, or their directors or officers or the Committee, on the one hand, and the Grantee, the Company, its subsidiaries or affiliates or any other person or entity, on the other.
(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.
Section 27. Definitions
When used in this Plan, the following terms will have the respective meanings set forth below.
(a) “Award” shall have the meaning set forth in Section 2(a).
(b) “Award Agreement” means the written instrument that sets forth the terms and conditions of an Award, including all amendments thereto.
(c) “Board” means the Board of Directors of the Company.
(d) “Cause” with respect to any Grantee, unless otherwise specified in the Award Agreement, means the Grantee (i) is intentionally dishonest in any aspect of his or her employment; (ii) is convicted (including pursuant to a plea of guilty or nolo contendere) of any felony, or a misdemeanor that impairs his or her ability to substantially perform his or her job or is otherwise injurious to the Company; (iii) engages in conduct which is against the best interest of the Company, including conduct that violates the Unisys Code of Ethical Conduct or Unisys’ policies and practices, including without limitation, sexual misconduct, harassment or discrimination; (iv) violates any law or administrative regulation related to the Company’s business; (v) willfully fails to perform his or her duties to a substantial degree; (vi) breaches any restrictive covenant agreement that the Grantee has entered into with the Company, including, non-competition, non-solicitation and/or confidentiality; (vii) breaches any material agreement that Grantee has entered into with the Company or (viii) uses the Company’s confidential or proprietary information improperly. The termination of employment or service of the Grantee shall not be deemed to be for Cause unless and until there shall have been delivered to the Grantee a written notice from the finding that, in the good faith opinion of the Committee, the Grantee is guilty of the conduct alleged, and specifying the particulars thereof in detail.

108	Appendix B

(e) “Change in Control” shall be deemed to have occurred if:
(i) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Stock (the “Outstanding Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided, however, that the following acquisitions will not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below; or
(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual’s becoming a director after the effective date of the Plan whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii) Consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately before the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of the corporation except to the extent that the Person owned 20% or more of the Outstanding Stock or Outstanding Voting Securities before the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination.
Notwithstanding the foregoing, the Committee may modify the definition of Change in Control for a particular Award as set forth in the Award Agreement, as the Committee deems appropriate, to comply with section 409A of the Code.
(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and successor provisions and rules and regulations thereto.
(g) “Committee” shall have the meaning set forth in Section 1(a).
(h) “Common Stock” means the common stock of the Company.
(i) “Company” means Unisys Corporation, and any successor corporation, as determined by the Committee.
(j) “Dividend” means a dividend paid on shares of Common Stock, either in cash or additional shares of Common Stock.
(k) “Dividend Equivalent” means a right to receive, in such form and such terms as the Committee may determine, an amount calculated with respect to a Restricted Stock Unit, which is determined by multiplying the number of shares of Common Stock subject to the Restricted Stock Unit by the per-share cash Dividend, or the per-share fair market value (as determined by the Committee) of any Dividend in consideration other than cash, paid by the Company on its Common Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.
(l) “Effective Date” shall have the meaning set forth in Section 24.
(m) “Eligible Participant” shall have the meaning set forth in Section 4(a).
(n) “Employed by, or provide service to, the Employer” means, unless otherwise specified in the Award Agreement, employment or service as an Employee or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock Awards, Restricted Stock Units, Incentive Awards, Dividend Equivalents and Other Equity Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee and member of the Board).

2026 Proxy Statement	109

The Committee shall determine if a leave of absence constitutes employment or service and when employment or service terminates for all purposes under this Plan. Notwithstanding the foregoing, with respect to any Award subject to section 409A of the Code, “employed by, or provide service to, the Employer” shall be interpreted within the meaning of section 409A of the Code and the related Treasury Regulations.
(o) “Employee” means an employee of the Employer (including an officer or director who is also an employee) but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
(p) “Employer” means the Company or its applicable subsidiary which employs a Grantee, as determined by the Committee.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r) “Exercise Price” shall have the meaning set forth in Section 5(b).
(s) “Fair Market Value” per share of Common Stock means, unless the Committee determines otherwise with respect to a particular Award, the closing price of a share of Common Stock (i) on the New York Stock Exchange as of the official close of the New York Stock Exchange at 4 p.m. U.S. Eastern Standard Time or Eastern Daylight Time, as the case may be, on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported) or (ii) on such other stock exchange, designated by the Committee in its sole discretion, as the official close of such exchange on such date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). Notwithstanding the foregoing, for income tax reporting purposes and for such other purposes as the Committee deems appropriate including, but not limited to, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and non-discriminatory standards adopted by the Company from time to time.
(t) “Disability” means unless otherwise provided in an Award Agreement, that the Grantee would qualify to receive benefit payments under the Employer’s long-term disability plan or policy, as may be amended from time to time. If the Employer does not have a long-term disability policy, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determined physical or mental impairment for a period of not less than 90 consecutive days. A Grantee shall not be considered to have incurred a Disability unless the Grantee furnishes proof of such impairment sufficient to satisfy the Company, in its discretion. Notwithstanding the foregoing, (i) for purposes of Incentive Stock Options. “Disability” means that the Grantee is disabled within the meaning of section 22(e)(3) of the Code, and (ii) with respect to an Award subject to section 409A of the Code where payment or settlement of the Award will be made as a result of the Grantee’s Disability, no event will constitute a Disability for purposes of this Plan or any Award Agreement unless such event also constitutes a Disability as defined under section 409A of the Code.
(u) “Good Reason” with respect to any Grantee, unless otherwise specified in the Award Agreement, means (i) a material diminution in the Grantee’s authority, duties or responsibilities; (ii) any material breach by the Company of the terms of the Plan or an Award Agreement issued under the Plan; (iii) a material change in the Grantee’s work location, at a minimum of 50 miles radius from the Grantee’s then primary work location; or (iv) a material diminution in the Grantee’s compensation, including, but not limited to, base salary or annual target bonus, in each case, without the Grantee’s consent. Notwithstanding the foregoing, a Grantee shall not have Good Reason unless the Grantee provides written notice to the Company in accordance with Section 25 of the condition the Grantee claims gives rise to Good Reason within 90 days of the initial occurrence of such condition, the Company fails to remedy the condition within 30 days after receiving notice from the Grantee, and the Grantee’s termination of employment or service occurs within 30 days after the lapse of the Company’s cure period; provided, however, that in the event that a Grantee provides written notice to the Company of a condition that the Grantee claims gives rise to Good Reason, the Committee shall make a determination in good faith as to whether the condition constitutes Good Reason, and the determination by the Committee shall be binding upon all parties. This definition of “Good Reason” shall be interpreted and applied in a manner that is consistent with the terms of Treasury Regulation Section 1.409A-1(n)(2) and guidance thereunder.
(v) “Grantee” shall have the meaning set forth in Section 4(b).
(w) “Incentive Award” shall mean an incentive award granted under the Plan as described under Section 10.
(x) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code, as described in Section 5.
(y) “Non-Employee Director” means a member of the Board, or a member of the Board of Directors of a subsidiary of the Company, who is not an Employee.
(z) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code, as described in Section 5.

110	Appendix B

(aa) “Option” means an Incentive Stock Option or Nonqualified Stock Option, as described in Section 5.
(bb) “Other Equity Award” means any Award based on, measured by or payable in Common Stock (other than an Option, Restricted Stock Unit, Restricted Stock Award, SAR or Incentive Award), as described in Section 9.
(cc) “Plan” means this Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as may be amended from time to time.
(dd) “Prior Plans” means the Company’s 2023 Long-Term Incentive and Equity Compensation Plan and 2019 Long-Term Incentive and Equity Compensation Plan, each as may be amended and/or restated from time to time.
(ee) “Restriction Period” shall have the meaning set forth in Section 7(a).
(ff) “SAR” means a stock appreciation right, as described in Section 6.
(gg) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(hh) “Restricted Stock Award” means an award of Common Stock, as described in Section 7.
(ii) “Restricted Stock Unit” means an award of the right to receive, in cash or shares of Common Stock, the value of a shares of Common Stock, as described in Section 8.
(jj) “Tax-Related Items” means any U.S. federal, state, and or local taxes and any taxes imposed by a jurisdiction outside the U.S., including but not limited to income tax, social insurance and other similar contributions, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax, any other taxes related to the participation in the Plan and legally applicable to a Grantee, including any employer liability for which a Grantee is liable for pursuant to applicable tax or social security laws or the applicable Award Agreement.

2026 Proxy Statement	111

Appendix C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNISYS CORPORATION
ARTICLE I
The name of the corporation (hereinafter called the “Corporation”) is Unisys Corporation.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose or purposes for which the Corporation is organized are:
To engage in the business of designing, manufacturing and marketing of components, products, systems and forms and supplies for the recording, storing, handling, computing, processing and communicating of information and data, and of providing related services; and
To engage in any other lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
ARTICLE IV
Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 190,000,000 shares, divided into two classes consisting of 150,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and 40,000,000 shares of Preferred Stock, par value $1 per share (“Preferred Stock”). The Board of Directors of the Corporation (the “Board of Directors”) shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:
A. the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;
B. the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;
C. the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;
D. whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
E. whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
F. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets, of the Corporation;

112	Appendix C

G. whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the shares of such series in any respect;
H. whether such series shall have the voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and
I. any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.
The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
Section 2. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.
Section 3. Junior Preferred Stock:
A. Designation and Amount. The shares of such series shall be designated as “Junior Participating Preferred Stock” (the “Junior Preferred Stock”) and the number of shares constituting such series shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.
B. Dividends and Distributions.
(i) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $15 or (b) subject to the provision for adjustment hereinafter set forth, 300 times the aggregate per share amount of all cash dividends, and 300 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2026 Proxy Statement	113

(ii) The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in Paragraph (i) of this Subsection immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $15 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
C. Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:
(i) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 300 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(ii) Except as otherwise provided herein or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(iii) The Amended and Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single series.
(iv) Except as set forth herein, holders of Junior Preferred Stock shall have no voting rights.
D. Certain Restrictions.
(i) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Subsection B are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;
(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

114	Appendix C

(c) purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (i) of this Subsection (D) purchase or otherwise acquire such shares at such time and in such manner.
E. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.
F. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 300 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
G. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 300 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
H. No Redemption. The shares of Junior Preferred Stock shall not be redeemable.
I. Rank. Nothing herein shall preclude the Board of Directors from creating or authorizing any class or series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.
ARTICLE V
~~BUSINESS COMBINATIONS~~
~~Section 1. Vote Required for Certain Business Combinations.~~
~~A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:~~

2026 Proxy Statement	115

~~(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or~~
~~(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $50,000,000 or more; or~~
~~(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $50,000,000 or more; or~~
~~(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or~~
~~(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;~~
~~shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article V, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Amended and Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~
~~B. Definition of “Business Combination”. The term “Business Combination” as used in this Article V shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Paragraph A of this Section 1.~~
~~Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this Amended and Restated Certificate of Incorporation, if all of the conditions specified in either the following Paragraphs A and B are met:~~
~~A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).~~
~~B. Price and Procedure Requirements. All of the following conditions shall have been met:~~
~~(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:~~
~~(a) (if applicable) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock (or for any shares of common stock of Burroughs Corporation, a Michigan corporation, the predecessor to the Corporation) acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and~~
~~(b) the Fair Market Value per share of Common Stock (or for any shares of common stock of Burroughs Corporation, a Michigan corporation, the predecessor of the Corporation) on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article V as the “Determination Date”), whichever is higher.~~

116	Appendix C

~~(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):~~
~~(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;~~
~~(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and~~
~~(c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.~~
~~(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.~~
~~(iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been(1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.~~
~~(v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.~~
~~(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).~~
~~Section 3. Certain Definitions. For the purpose of this Article V:~~
~~A. A “person” shall mean any individual or firm, corporation, partnership, limited partnership, joint venture, trust, unincorporated association or other entity.~~
~~B. “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:~~
~~(i) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or~~
~~(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of then outstanding Voting Stock; or~~

2026 Proxy Statement	117

~~(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.~~
~~C. A person shall be a “beneficial owner” of any Voting Stock:~~
~~(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or~~
~~(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or~~
~~(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~
~~D. For the purpose of determining whether a person is an Interested Stockholder pursuant to Paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph C of this Section 3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~
~~E. “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 24, 1984.~~
~~F. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph B of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.~~
~~G. “Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an affiliate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.~~
~~H. “Fair Market Value” means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange – Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on the Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.~~
~~I. In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in Paragraphs B(i) and (ii) of Section 2 of this Article V shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.~~
~~Section 4. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any persons, (C) whether a person is an Affiliate or Associate of another and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50,000,000 or more.~~
~~Section 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article V shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~

118	Appendix C

~~ARTICLE VI~~
BOARD OF DIRECTORS
Section 1. Number. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors ~~which, subject~~. Subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional ~~directors~~Directors under specified circumstances, ~~shall consist of not less than 7 nor more than 15 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time~~the number of Directors shall be determined solely by the Board of Directors from time to time pursuant to a resolution adopted by a majority of the entire Board of Directors.
Section 2. Terms. ~~The directors~~Each Director, other than those who may be elected by the holders of any series of Preferred Stock, shall~~, commencing with the Annual Meeting of Stockholders scheduled to be held in calendar year 2011 (the “2011 Annual Meeting”), be~~ be elected at each Annual Meeting of Stockholders for a term expiring at the next Annual Meeting of Stockholders following ~~their~~such Director’s election and shall remain in office until ~~their successors~~such Director’s successor shall have been elected and qualified or until ~~their~~such Director’s earlier death, resignation, retirement, disqualification or removal. ~~The term of office of each director serving on the Board of Directors immediately prior to the election of directors at the 2011 Annual Meeting (other than any directors elected by holders of Preferred Stock) shall expire at the 2011 Annual Meeting, notwithstanding that any such director may have been elected for a term that extended beyond the date of the 2011 Annual Meeting, but such director may remain in office beyond the expiration of such term expiring at the 2011 Annual Meeting until a successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.~~
Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of ~~directors~~Directors shall be given in the manner provided in the Bylaws of the Corporation (the “Bylaws”).
Section 4. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of ~~directors~~Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the ~~directors~~Directors then in office, even if less than a quorum. Any ~~director~~Director so chosen (other than a ~~director~~Director elected by holders of Preferred Stock) shall hold office for a term expiring at the next Annual Meeting of Stockholders following his or her election and shall remain in office until such ~~director’s~~Director’s successor shall have been elected and qualified or until such ~~director’s~~Director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of ~~directors~~Directors constituting the Board of Directors shall shorten the term of any incumbent ~~director~~Director.
Section 5. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any ~~director~~Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least ~~80%~~a majority of the voting power of all of the shares of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE VI~~ARTICLE VII~~
STOCKHOLDER ACTION
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.
ARTICLE VII~~ARTICLE VIII~~
BYLAW AMENDMENTS
The Board of Directors shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the ~~directors~~Directors under the powers conferred hereby may be altered, amended or repealed by the ~~directors~~Directors or by the stockholders~~. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation or the Bylaws to the contrary, Sections 2 and 3 of Article I and Sections 1 through 5 of Article II of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the~~ in accordance with the terms hereof. The affirmative vote of the holders of at least ~~80%~~a majority of the voting power of all the shares of the Corporation entitled to vote generally in

2026 Proxy Statement	119

the election of ~~directors~~Directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws, or to adopt any provision inconsistent therewith.
ARTICLE VIII~~ARTICLE IX~~
AMENDMENTS TO
CERTIFICATE OF INCORPORATION
~~Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles V, VI, VII, VIII or this Article IX of this Amended and Restated Certificate of Incorporation.~~
The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the Delaware General Corporation Law and all rights conferred upon stockholders are granted subject to this reservation.
ARTICLE IX~~ARTICLE X~~
Section1. Elimination of Certain Liability of Directors and Officers. To the fullest extent permitted by the Delaware General Corporation Law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer under the Delaware General Corporation Law.
Section 2. Indemnification and Insurance.
(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a member of the Board of Directors (each, a “Director” and collectively, the “Directors”) or an officer of the Corporation within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (or its successor rule) (for the purposes of this Section, “Officer”) shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) hereof, the Corporation shall indemnify any such Director or Officer seeking indemnification in connection with a proceeding (or part thereof) initiated by such Director of Officer only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses reasonably incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a Director or Officer in his or her capacity as a Director or Officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or Officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation and such other persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, with the same or lesser scope and effect as the foregoing indemnification of, and advancement of expenses to, Directors and Officers in his or her capacity as a Director or Officer. The Board of Directors shall have the power to delegate to such Officers or other employees of the Corporation as the Board of Directors shall specify the determination of whether indemnification or advancement of expenses shall be given to any person pursuant to the foregoing sentence.
(b) Right of Claimant to Bring Suit. If a claim under Paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to

120	Appendix C

enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.
(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
[Signature Page Follows]

2026 Proxy Statement	121

IN WITNESS WHEREOF, Unisys Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Kristen Prohl, a duly authorized officer of the Corporation, on [__], 2026.

UNISYS CORPORATION

By:

Name:	Kristen Prohl
Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Administration Officer

2025 Awards and Recognition

Select Industry Analyst Leader Ratings

AVASANT

RadarView

Digital Workplace Services

End User Computing Services

Everest Group

PEAK Matrix

Cloud Services for Mid-Market Enterprises

Digital Workplace Services – Mid-Market Enterprises

Gartner

Gartner® Magic Quadrant™

Outsourced Digital Workplace Services

IDC

MarketScape

European Human-First Digital Workspace Services

ISG

Provider Lens

Advanced Analytics & AI Services

Cybersecurity Services

Future of Work

Generative AI

Microsoft Cloud Ecosystem

Multi-Public Cloud Services

Private Hybrid Cloud and Data Center

Public Sector Services and Solutions

NelsonHall

NEAT Assessment

Advanced Digital Workplace Services

Cognitive and Self-Healing IT Infrastructure

Solutions & Services Awards

European Contact Centre & Customer Service Awards 2025

Best Pan European Customer Contact Operation

Best Outsourced Contact Center of the Year

PLUG AND PLAY

Enterprise & AI Innovation Award

Partner Awards

DELL Technologies

2025 Global Alliances Growth Partner of the Year

2025 Global Alliances Americas Expansion Partner of the Year

2025 Global Alliances APJ Acquisition Partner of the Year

Employer of Choice

Newsweek

Global Top 100 Most Loved Workplaces®

FT FINANCIAL TIMES

Best Employers in Asia-Pacific

TIME WORLD'S BEST COMPANIES 2025 statista

World's Best Companies 2025

Please visit unisys.com/awards to learn more.

© 2026 Unisys Corporation. All rights reserved.

unisys.com

unisys

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UIS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL
Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84255-P45578

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNISYS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, 4 AND 5.

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Nathaniel A. Davis	☐	☐	☐
1b.	Matthew J. Desch	☐	☐	☐
1c.	Philippe Germond	☐	☐	☐
1d.	Deborah Lee James	☐	☐	☐
1e.	John A. Kritzmacher	☐	☐	☐
1f.	Paul E. Martin	☐	☐	☐
1g.	Regina M. Paolillo	☐	☐	☐
1h.	Troy K. Richardson	☐	☐	☐
1i.	Roxanne Taylor	☐	☐	☐
1j.	Michael M. Thomson	☐	☐	☐
2.	Non-binding advisory vote to approve executive compensation.	☐	☐	☐
3.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2026.	☐	☐	☐
4.	Approve the amendment to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan.	☐	☐	☐
5.	Approve the amendment to the Company's Restated Certificate of Incorporation to eliminate the supermajority voting provisions.	☐	☐	☐

NOTE: This ballot may be used and signed by you only if you are the stockholder of record in your own name of Unisys common stock or if you have been given a proxy by a stockholder of record. If your stock is not held in your name but is in the name of a broker, the Unisys Savings Plan, or someone other than yourself, only the broker or other person may give a proxy or sign a ballot.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described on page 90 of the proxy statement.

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

April 30, 2026

Virtual Meeting Online Access:

www.virtualshareholdermeeting.com/UIS2026

YOUR VOTE IS IMPORTANT

THANK YOU FOR VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice of 2026 Annual Meeting and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V84256-P45578

UNISYS CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 30, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael M. Thomson and Kristen Prohl, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2026 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the "Savings Plan") as more fully described on page 90 of the proxy statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)